                                                  Registration No. 333-18211
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                        JEFFERSON SAVINGS BANCORP, INC.
            (Exact name of registrant as specified in its charter)


    DELAWARE                         6712                       43-1625841
(State or other          (Primary Standard Industrial         (IRS Employer
jurisdiction of          Classification Code Number)      Identification Number)
incorporation or
 organization)

                             14915 Manchester Road
                           Ballwin, Missouri  63011
                                (314) 227-3000
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                         _____________________________

                                 DAVID V. MCCAY
                     President and Chief Executive Officer
                        Jefferson Savings Bancorp, Inc.
                             14915 Manchester Road
                            Ballwin, Missouri 63011
                                 (314) 227-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________________

                                   Copies to:
         JOHN K. PRUELLAGE, ESQ.        SAM ROSEN, ESQ.
         Lewis, Rice & Fingersh, L.C.   Shannon Gracey, Ratliff & Miller, L.L.P.
         500 N. Broadway, Suite 2000    1600 Bank One Tower
         St. Louis, Missouri 63102      500 Throckmorton
         (314) 444-7600                 Fort Worth, Texas 76102-3899
                                        (817) 336-9333

================================================================================

                              L&B FINANCIAL, INC.

                                PROXY STATEMENT

                                _______________

                        JEFFERSON SAVINGS BANCORP, INC.
                                  PROSPECTUS

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of L&B Financial, Inc., a Texas corporation ("L&B"), in connection with the solicitation of proxies by the Board of Directors of L&B for use at the special meeting of shareholders of L&B (the "Special Meeting") to be held at 11:00 a.m., local time, on Tuesday, February 25, 1997, at the Hopkins County Civic Center, 1200 Houston Street, Sulphur Springs, Texas, and any adjournments or postponements thereof.

     At the Special Meeting, shareholders of L&B will consider and vote upon the Agreement and Plan of Merger, dated September 25, 1996, (the "Merger Agreement"), by and among L&B, Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and Jefferson Savings AcquisitionCo, Inc., a
Missouri corporation and wholly owned subsidiary of Jefferson ("AcquisitionCo"), which provides for, among other matters, the merger of L&B with and into AcquisitionCo (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of common stock of L&B, par value $0.01 per share ("L&B Common"), (other than shares held by any shareholder properly exercising dissenters' rights) will be converted into the right to receive a combination of cash and shares of common stock of Jefferson, par value $0.01 per share, and any attached rights ("Jefferson Common") calculated in accordance with the formula set forth in the Merger Agreement and described in this Proxy Statement/ Prospectus.

     This Proxy Statement/Prospectus also constitutes a prospectus of Jefferson with respect to up to 760,000 shares of Jefferson Common issuable in the Merger to holders of L&B Common and to certain other individuals entitled to receive the combination of cash and shares of Jefferson Common pursuant to the terms of the Merger Agreement and described in this Proxy Statement/Prospectus. The outstanding shares of Jefferson Common are, and the shares of Jefferson Common to be issued in the Merger will be, included for quotation on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq"). The last reported sale price of Jefferson Common on Nasdaq on January 23, 1997, was $25.50.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of L&B on or about January 28, 1997 (the "Mailing Date").

     Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof at the Special Meeting. Holders of L&B Common will be entitled to appraisal rights in connection with the Merger as described herein.

     This Proxy Statement/Prospectus does not cover any resales of the Jefferson Common offered hereby to be received by the stockholders deemed to be "affiliates" of Jefferson or L&B upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales.

             THE SHARES OF JEFFERSON COMMON ISSUABLE IN THE MERGER
                 HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      __________________________________

             THE SHARES OF JEFFERSON COMMON OFFERED HEREBY ARE NOT
            SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
            BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
           FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                     _____________________________________

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 28, 1997

                               TABLE OF CONTENTS
                               -----------------

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
AVAILABLE INFORMATION.......................................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................    1

SUMMARY INFORMATION.........................................................................    3
   Introduction.............................................................................    3
   The Parties..............................................................................    3
        Jefferson...........................................................................    3
        AcquisitionCo.......................................................................    4
        L&B.................................................................................    4
   Recent Developments......................................................................    4
   The Special Meeting......................................................................    4
        Date, Time and Place of the Special Meeting.........................................    4
        Matters to be Considered at the Special Meeting.....................................    5
        Record Date for the Special Meeting.................................................    5
        Vote Required to Approve Merger Agreement...........................................    5
        Certain Holders of L&B Common.......................................................    5
        Revocation of Proxies...............................................................    5
   The Merger...............................................................................    5
        Basic Merger Consideration..........................................................    5
        Reasons for the Merger and Recommendation of the Boards of Directors................    7
        Opinion of Financial Advisor........................................................    7
        Conduct of Business Pending the Merger; Dividends...................................    7
        Conditions to the Merger; Regulatory Approvals......................................    7
        Effective Time of the Merger........................................................    8
        Federal Income Tax Consequences.....................................................    8
        Accounting Treatment................................................................    9
        Conversion of Awards and Options....................................................    9
        Interests of Certain Persons in the Merger and Subsidiary Merger....................    9
        Termination of the Merger Agreement.................................................    9
        Payment Upon Occurrence of Certain Triggering Events................................   10
        Dissenters' Rights..................................................................   10
   Management and Operations After the Merger...............................................   10
   Comparison of Shareholder Rights.........................................................   11

COMPARATIVE STOCK PRICES....................................................................   12

SELECTED COMPARATIVE PER SHARE DATA.........................................................   13

SELECTED FINANCIAL DATA.....................................................................   14

THE SPECIAL MEETING.........................................................................   17
   Date, Time and Place of the Special Meeting..............................................   17
   Matters to be Considered at the Special Meeting..........................................   17
   Record Date for the Special Meeting......................................................   17
   Vote Required to Approve the Merger Agreement............................................   17
   Voting and Revocation of Proxies for the Special Meeting.................................   18


                                       i
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
   Solicitation of Proxies for the Special Meeting............................   18
   Expenses for Preparation of Proxy Statement/Prospectus.....................   18
   Mailing Date of Proxy Statement/Prospectus.................................   19

THE PARTIES...................................................................   19
   Jefferson..................................................................   19
        General...............................................................   19
        Texas Heritage Acquisition............................................   19
   AcquisitionCo..............................................................   20
   L&B........................................................................   20

THE MERGER....................................................................   20
   General....................................................................   20
   Background of the Merger...................................................   21
   Reasons for the Merger.....................................................   21
   Opinion of Financial Advisor...............................................   21
   Recommendation of the Board of Directors...................................   24
   Basic Merger Consideration.................................................   24
   Conversion of Options and Awards...........................................   26
        Awards................................................................   26
        Options...............................................................   26
   Fractional Shares..........................................................   27
   Share Adjustments..........................................................   27
   Form of the Merger.........................................................   27
   Closing Date; Effective Time...............................................   27
   Conduct of Business Pending the Merger; Dividends..........................   27
   Regulatory Approvals.......................................................   28
   Conditions to Consummation of the Merger...................................   29
   Termination or Abandonment.................................................   30
   Payment Upon Occurrence of Certain Triggering Events.......................   30
   Dissenters' Rights.........................................................   31
   Exchange of L&B Stock Certificates; Fractional Shares......................   32
   Representations and Warranties of L&B, Jefferson and AcquisitionCo.........   33
   Certain Other Agreements...................................................   34
        Business of L&B in Ordinary Course....................................   34
        Additional L&B Reserves, Accruals, Charges and Expenses...............   35
        Environmental Inspections.............................................   35
        Other L&B Agreements..................................................   36
        Jefferson's Agreements................................................   36
   No Solicitation............................................................   37
   Waiver and Amendment.......................................................   37
   Expenses and Fees..........................................................   37
   Federal Income Tax Consequences............................................   37
   Resale of Jefferson Common.................................................   38
   Interests of Certain Persons in the Merger.................................   39
        Insurance; Indemnification............................................   39
        Employee Benefits.....................................................   39
        Employment Agreement..................................................   39
   Accounting Treatment.......................................................   39
   Management and Operations After the Merger.................................   40
   Effect on Employee Benefit Plans...........................................   40


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
        Jefferson's Dividend Reinvestment and Stock Purchase Plan..................   40

PRO FORMA FINANCIAL DATA...........................................................   41

DESCRIPTION OF JEFFERSON CAPITAL STOCK.............................................   46
        Jefferson Common...........................................................   46
        Serial Preferred Stock.....................................................   47

COMPARISON OF SHAREHOLDER RIGHTS...................................................   47
        Shareholder Vote Required for Certain Transactions.........................   47
             Business Combinations.................................................   47
             Removal of Directors..................................................   49
             Amendments to Certificate of Incorporation............................   49
             Amendments to Bylaws..................................................   50
        Voting Rights..............................................................   50
        Special Meetings of Shareholders; Shareholder Action by Written Consent....   51
        Notice of Shareholder Nominations of Directors and Proposals...............   52
        Shareholder Rights Plan....................................................   52
        Dissenters' Rights.........................................................   55
        Takeover Statutes..........................................................   56
        Indemnification............................................................   56
        Limitation on Directors' Liability.........................................   58
        Consideration of Non-Shareholder Interests.................................   58

INFORMATION ABOUT L&B..............................................................   59
        Business of L&B............................................................   59
        Security Ownership of Certain Beneficial Owners............................   60
        Security Ownership of Management...........................................   61
        Family Relationships.......................................................   62

LEGAL OPINION......................................................................   63

EXPERTS............................................................................   63
        Independent Auditors for Jefferson.........................................   63
        Independent Auditors for L&B...............................................   63
        Presence at Special Meeting................................................   63

SHAREHOLDER PROPOSALS..............................................................   63

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................   65

    APPENDICES

        Merger Agreement...........................................................  A-1
        Fairness Opinion...........................................................  B-1
        Excerpts of The Texas Business Corporation Act (Dissenters' Rights)........  C-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JEFFERSON OR L&B. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

   Jefferson and L&B are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the New York Regional Office of the S.E.C. located at Suite 1300, 7 World Trade Center, New York, New York 10048, and at the Chicago Regional Office of the S.E.C., Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the S.E.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The S.E.C. maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the S.E.C. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Jefferson and L&B may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   Jefferson has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Jefferson Common to be issued pursuant to the Merger described herein. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the S.E.C. by Jefferson (File No. 0-21466) and L&B (File No. 0-27142) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

   1.   Jefferson's Annual Report on Form 10-K for the year ended December 31,
        1995;

   2. Jefferson's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

   3. The description of the common stock of Jefferson contained in Jefferson's Registration Statement on Form 8-A under the Exchange Act, filed March 30, 1993, and the description of the preferred share purchase rights contained in Jefferson's Registration Statement on Form 8-A under the Exchange Act, filed August 19, 1994;

   4.    Jefferson's Current Report on Form 8-K, dated October 25, 1996;

   5.    L&B's Annual Report on Form 10-K for the year ended June 30, 1996; and

   6. L&B's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

   All documents and reports filed by Jefferson and L&B pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO JEFFERSON AND L&B WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.
THESE DOCUMENTS (EXCLUDING EXHIBITS THAT ARE NOT INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MR. GARY G. HONERKAMP, SENIOR VICE PRESIDENT AND SECRETARY, JEFFERSON SAVINGS BANCORP, INC., 14915 MANCHESTER ROAD, BALLWIN, MISSOURI 63011 (TELEPHONE NUMBER
(314) 227-3000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 15, 1997.

                              SUMMARY INFORMATION

   The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Although the following summary addresses material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to Jefferson and its subsidiaries has been supplied by Jefferson and all information relating to L&B and its subsidiary has been supplied by L&B. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.


                                 INTRODUCTION

   This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger dated September 25, 1996 (the "Merger Agreement"), by and among L&B Financial, Inc., a Texas corporation ("L&B"), Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and Jefferson Savings AcquisitionCo, Inc., a Missouri corporation and wholly owned subsidiary of Jefferson ("AcquisitionCo"), which provides for, among other matters, the merger of L&B with and into AcquisitionCo (the "Merger"). As a result of the Merger, Jefferson will retain beneficial ownership of all of the issued and outstanding stock of AcquisitionCo, and the separate corporate existence of L&B will cease.

   In connection with the Merger, Jefferson has caused First Federal Savings Bank of North Texas, a federal savings bank and wholly owned subsidiary of Jefferson ("First Federal"), and L&B has caused Loan and Building State Savings Bank, a Texas state savings bank and wholly owned subsidiary of L&B ("Savings Bank"), to enter into an Agreement to Merge, dated January 7, 1997 (the "Subsidiary Merger Agreement"), which provides for, among other matters, the merger of Savings Bank with and into First Federal (the "Subsidiary Merger"). As a result of the Subsidiary Merger, Jefferson will retain beneficial ownership of all of the issued and outstanding capital stock of First Federal, and the separate existence of Savings Bank would cease. A description of the Subsidiary Merger is set forth herein. See "SUMMARY INFORMATION -- Subsidiary Merger." Completion of the Subsidiary Merger is conditioned upon consummation of the Merger, and it is anticipated that the Subsidiary Merger would be consummated contemporaneously with, or shortly after, consummation of the Merger.

   The summary set forth in this Proxy Statement/Prospectus of certain provisions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/Prospectus.


                                  THE PARTIES

JEFFERSON

   Jefferson is a savings and loan holding company headquartered in Ballwin, Missouri, a suburb of St. Louis, Missouri. Jefferson owns all of the capital stock of each of Jefferson Savings and Loan Association, F.A., a federal savings and loan association ("Jefferson Savings and Loan"), and First Federal. At September 30, 1996, Jefferson had consolidated assets of approximately $1.1 billion and stockholders' equity of approximately $81.7 million.

   Jefferson's thrift subsidiaries operate from 10 locations in Missouri and 12 locations in Texas. Through these subsidiaries, Jefferson is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by first mortgages on one- to four-family residential properties located in its market areas. It also maintains a substantial investment portfolio and, to a lesser extent, originates consumer and other loans secured by various types of collateral in its market areas. The deposits of Jefferson Savings and Loan and First Federal are insured by the Savings Association Insurance Fund (the "S.A.I.F.") of the Federal Deposit Insurance Corporation (the "F.D.I.C."). The principal executive offices of Jefferson are at 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number (314) 227-3000).

ACQUISITIONCO

     AcquisitionCo, a Missouri corporation, was organized as a wholly owned subsidiary of Jefferson solely to effectuate the Merger and has not engaged in any significant business activity.

L&B

     L&B, a Texas corporation headquartered in Sulphur Springs, Texas, was organized in 1995 as a savings and loan holding company for Savings Bank. The business of L&B consists primarily of the ownership, supervision and control of Savings Bank. L&B is regulated and examined by the Office of Thrift Supervision ("O.T.S.") and the Texas Savings and Loan Department (the "Texas S&L Department"), and Savings Bank is regulated by the Texas S&L Department. The deposits of Savings Bank are insured by the S.A.I.F. At September 30, 1996, L&B had consolidated assets of approximately $144.6 million and stockholders' equity of approximately $24.6 million. The principal executive offices of L&B are at 306 North Davis, Sulphur Springs, Texas (telephone number (903) 885-2121).

                              RECENT DEVELOPMENTS

     Effective September 30, 1996, legislation was signed by President Clinton that, among other things, recapitalizes the S.A.I.F. by instituting a one-time assessment on all deposits insured by the S.A.I.F. The special assessment was computed at 0.657% of all such deposits held by affected institutions as of March 31, 1995, including deposits held by Jefferson's thrift subsidiaries and L&B's thrift subsidiary, and was required to have been paid by November 29, 1996. Following the special assessment, the assessment rate for deposits insured by the S.A.I.F. will be reduced from 0.23% to 0.0648% of such deposits for institutions in the lowest risk category under the F.D.I.C.'s risk-based assessment system, effective January 1, 1997.

     The one-time S.A.I.F. assessment on the deposits held by Jefferson's thrift subsidiaries, which was recognized as of September 30, 1996, was approximately $5.6 million pre-tax. The one-time S.A.I.F. assessment on the deposits held by L&B's thrift subsidiary, which was recognized as of September 30, 1996, was approximately 640,000 pre-tax. The financial impact of the special assessment is expected to be offset over the next few years as a result of the reduction of F.D.I.C. deposit premiums beginning January 1, 1997. Additional information regarding the financial impact of the one-time S.A.I.F. assessment on the third quarter results is set forth herein. See "SELECTED FINANCIAL DATA."

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of shareholders of L&B (the "Special Meeting") will be held at the Hopkins County Civic Center, 1200 Houston Street, Sulphur Springs, Texas, on February 25, 1997 at 11:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of common stock, par value $0.01 per share, of L&B ("L&B Common") will consider and vote upon the approval of the Merger Agreement providing for, among other matters, the Merger of L&B with and into AcquisitionCo. In addition, the holders of L&B Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

RECORD DATE FOR THE SPECIAL MEETING

     The record date for the Special Meeting is January 22, 1997.

VOTE REQUIRED TO APPROVE MERGER AGREEMENT

     The presence, in person or by proxy, of a majority of the outstanding shares of L&B Common entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Approval of the Merger Agreement will require the affirmative vote of two-thirds (2/3) of the outstanding shares of L&B Common entitled to vote thereon. Holders of L&B Common will be entitled to one vote per share. The failure to submit a proxy card (or to vote in person) at the Special Meeting, the abstention from voting at the Special Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (broker non-votes) will have the same effect as a vote against approval of the Merger Agreement.

CERTAIN HOLDERS OF L&B COMMON

     As of the record date, the executive officers and directors of L&B and their affiliates beneficially owned with power to vote, 106,248 shares (approximately 6.7% of L&B Common, all of which are expected by management of L&B to be voted in favor of the Merger Agreement. See "INFORMATION ABOUT L&B -- Security Ownership of Certain Beneficial Owners and Security Ownership of Management."

REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Proxy Statement/ Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of L&B a written revocation or a duly executed proxy bearing a later date. A holder of L&B Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


                                   THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference.

BASIC MERGER CONSIDERATION

     At the time the Merger is consummated (the "Effective Time"), L&B will merge into AcquisitionCo and, as a result thereof, each share of L&B Common issued and outstanding as of the Effective Time, other than shares of L&B Common held for the Sulphur Springs Loan and Building Association Recognition and

Retention Plan and Trust Agreement and any shares the holders of which have duly exercised and perfected their dissenters' rights under the Texas Business Corporation Act (the "Texas Act"), will be converted into the right to receive a combination of cash and shares of common stock of Jefferson, par value $0.01 per share ("Jefferson Common"), (together with any rights attached thereto under or by virtue of the Rights Agreement dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent) having an aggregate value equal to the sum of $18.50 plus an amount, on a per share basis, equal to (i) L&B's earnings for the period commencing on April 1, 1996 and ending on the last day of the calendar month next preceding the calendar month in which the Effective Time occurs (such period is referred to herein as the "Earnings Period"), less (ii) the aggregate amount of any cash dividends paid and/or declared on the L&B Common during the Earnings Period. (The aggregate amount of cash and shares of Jefferson Common, as described herein, is referred to herein as the "Basic Merger Consideration"). For a description of the Rights Agreement, see "COMPARISON OF SHAREHOLDER RIGHTS-- Shareholder Rights Plan."

     One half of the value of the Basic Merger Consideration shall be payable in cash (the "Cash Component"), and one half of the aggregate value of the Basic Merger Consideration shall be payable in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common constituting the Stock Component will be calculated by dividing one-half of the aggregate value of the Basic Merger Consideration by the average per share closing price of Jefferson Common, as reported on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq"), for the twenty (20) business days immediately preceding the 5th calendar day prior to the Effective Time, but which such average shall not be more than $33.60 per share and not less than $20.00 per share (the "Jefferson Average Price").

     No fractional shares of Jefferson Common will be issued in connection with the Merger and, in lieu thereof, holders of shares of L&B Common who would otherwise be entitled to a fractional share interest in Jefferson Common (after taking into account all shares of L&B Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. The number of whole shares of Jefferson Common issued pursuant to the Merger Agreement will be increased, as necessary, and the amount of cash payable to such persons will be decreased, as necessary, such that the aggregate value of such shares of Jefferson Common determined as of the date on which the Merger is consummated (the "Closing Date"), will be not less than fifty percent (50%) of the aggregate consideration paid pursuant to the Merger Agreement.

     Based on the earnings (less dividends) of L&B from April 1 through September 30, 1996, calculated in accordance with the terms of the Merger Agreement as described above, the Basic Merger Consideration had an approximate per share value of $18.45 and an approximate total value of $29.1 million to holders of L&B Common at September 30, 1996. The value of the Merger Consideration estimated above may increase or decrease depending on L&B's earnings and the amount of dividends paid during the Earnings Period.

     The actual value of the Basic Merger Consideration to be received by shareholders of L&B, including the number of shares of Jefferson Common constituting the Stock Component and the value of the Cash Component, cannot be calculated as of the date of this Proxy Statement/Prospectus and will not be known until five calendar days prior to the Effective Time.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

     L&B

     The Board of Directors of L&B has determined that the Merger and the Merger Agreement, including the Basic Merger Consideration, are fair to, and in the best interests of, L&B and its shareholders. The Board believes that a business combination with a larger and more geographically diversified savings and loan holding company would, in addition to providing significant value to all shareholders, enable L&B to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger will make possible. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS OF L&B VOTE FOR THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Certain members of the management and Board of Directors of L&B have interests in the Merger that are in addition to the interests of shareholders of L&B generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Jefferson

     The Board of Directors of Jefferson believes the acquisition of L&B and its subsidiary, Savings Bank, would be a natural and desirable addition to Jefferson's franchise in East and North Central Texas. It is also expected to create operating synergies that will permit financial services to be delivered more efficiently in the markets served by Jefferson.

OPINION OF FINANCIAL ADVISOR

     L&B's advisor with respect to the financial aspects of the Merger, The Bank Advisory Group, Inc., has rendered its opinion to the Board of Directors of L&B that the terms of the Merger are fair and equitable, from a financial perspective, to L&B and its shareholders. The opinion of The Bank Advisory Group, Inc., attached as Appendix B to this Proxy Statement/Prospectus, sets forth the matters considered in rendering such opinion and should be read by the L&B shareholders in its entirety.

CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

     Pursuant to the Merger Agreement, L&B has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that, after the date of the Merger Agreement and prior to the Effective Time or the earlier termination of the Merger Agreement, L&B may not declare and/or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except that L&B may, upon notifying Jefferson in writing, declare and/or pay regular quarterly cash dividends in such amounts and at such times as are consistent with L&B's historical practices.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

     The Merger is subject to various conditions including, among other things:
(i) approval of the Merger Agreement by the requisite two-thirds vote of the shareholders of L&B; (ii) receipt of regulatory approval from the O.T.S. and the Texas S&L Department with respect to the Merger; (iii) receipt of an opinion of counsel to Jefferson on certain tax aspects of the Merger; and (iv) the occurrence of no material adverse changes in the businesses of Jefferson or L&B. The conditions described in items (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by any party. Although the remaining conditions to effect the Merger may be waived by any party entitled to the benefit thereof, neither

Jefferson nor L&B intend to waive any such conditions except in those circumstances where the Board of Directors of either Jefferson or L&B, as the case may be, deems such waiver to be in the best interests of Jefferson or L&B, as the case may be, and its respective shareholders. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

     The Merger may not be consummated until the 30th day after the date of O.T.S. approval; provided, however, that the Merger may be consummated after the 15th day following the date of O.T.S. approval if the O.T.S. has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction, and the Department of Justice has consented to such shorter waiting period. Applications for the required regulatory approval of the Merger from the O.T.S. and the Texas S&L Department have been filed and are pending. It is anticipated that O.T.S. approval will be received on or about February 13, 1997, and that approval of Texas S&L Department will be received on or about February 17, 1997, but no assurance can be given that this timetable will be met.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Missouri and the Secretary of State of the State of Texas. It is presently anticipated that the Merger will be consummated during the first quarter of 1997, but no assurance can be given that such timetable will be met.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured to qualify as a tax-free reorganization so that no gain would be recognized by Jefferson or L&B, and no gain or dividend income would be recognized by L&B shareholders, except in respect of cash received in connection with the Cash Component of the Merger Consideration and except for any cash payments which might be received by such shareholders properly exercising their dissenters' rights. Consummation of the Merger is conditioned upon receipt by Jefferson and L&B of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly, for federal income tax purposes (i) gain will be realized by each holder of shares of L&B Common who receives both Jefferson Common and cash in exchange for his or her shares of L&B Common and will be recognized, but not in excess of the amount of cash received, (ii) the aggregate tax basis of Jefferson Common received by a shareholder of L&B will be the same as the aggregate basis of the shares of L&B Common surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount, if any, of gain recognized by the shareholder in the exchange, and (iii) the holding period of Jefferson Common to be received by each L&B shareholder will include, in each instance, the period in which the shareholder held the L&B Common surrendered in exchange therefor provided that the L&B Common is held as a capital asset on the date of exchange.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO L&B SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH L&B SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Jefferson under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include results of operations of L&B prior to the Effective Time.

CONVERSION OF AWARDS AND OPTIONS

     The Merger Agreement provides that the options for shares of L&B Common outstanding at the Effective Time under the Sulphur Springs Loan and Building Association 1995 Stock Option Plan and all awards of shares of L&B Common outstanding at the Effective Time under the Sulphur Springs Loan and Building Association Recognition and Retention Plan and Trust Agreement be converted into cash and shares of Jefferson Common, on a per share basis equal to the Per Share Basic Merger Consideration; PROVIDED, HOWEVER, that the maximum amount payable for all options is $1,270,000 and the maximum amount payable for all awards is $667,400.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND SUBSIDIARY MERGER

     Certain members of L&B's management and Board of Directors have interests in the Merger that are in addition to, and separate from, the interests of shareholders of L&B generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification and employee benefits after the Merger. In addition, as described herein, C. Glynn Lowe, President and Chief Executive Officer of L&B, will continue as an executive officer of First Federal following the Subsidiary Merger.

     For information about the percentage of L&B Common owned by the directors and executive officers of L&B, see "INFORMATION ABOUT L&B -- Security Ownership of Certain Beneficial Owners and Security Ownership of Management." None of the directors or executive officers of L&B would own, on a pro forma basis giving effect to the Merger, more than 0.5 % of the issued and outstanding shares of Jefferson Common.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by any party if the Merger is not consummated prior to July 25, 1997 (such date being 30 days after the expiration of 9 months from the date of the Merger Agreement); (ii) by mutual written agreement of the parties; (iii) by any party in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice of such breach is given by the non-breaching party; (iv) by any party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Jefferson or AcquisitionCo in the event that L&B or Savings Bank become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies after the date of the Merger Agreement; (vi) if any regulatory application filed in connection with the Merger should be finally denied or disapproved by the respective regulatory authority or, or if any regulatory application should not be finally approved by June 25, 1997 (such date being 9 months from the date of the Merger Agreement); (vii) by any party if the Merger Agreement and the Merger are not approved by the requisite vote of the shareholders of L&B; and (viii) by any party if the Jefferson Average Price is greater than $33.60 per share or less than $20.00 per share.

     The Merger Agreement may also be terminated by Jefferson if certain reports of environmental inspection on the real properties of L&B to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the remediation cost of which exceeds $100,000.

PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

     The Merger Agreement provides that L&B shall pay to Jefferson the sum of $250,000 upon termination of the Merger Agreement (i) by Jefferson or AcquisitionCo upon a material breach thereof by L&B not cured within 30 days after written notice of such breach is given by Jefferson or AcquisitionCo to L&B, or (ii) as a result of the failure of L&B's shareholders to approve the Merger Agreement and the Merger at the Special Meeting (other than as a result of a material breach of the Merger Agreement by Jefferson or AcquisitionCo), provided that, in either case, one or more Triggering Events (as defined below) shall have occurred within 24 months of the occurrence of either of the foregoing events. As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (a) any person or group of persons (other than Jefferson and/or its affiliates) acquires, or has the right to acquire, more than 50% of the outstanding shares of L&B Common; (b) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of L&B or a subsidiary of L&B if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire more than 50% of the outstanding shares of L&B Common or other capital stock of L&B or any subsidiary thereof; or (c) the entry by L&B or a subsidiary of L&B into a definitive agreement or other understanding with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with L&B or a subsidiary of L&B or to acquire all or substantially all of the assets of L&B or a subsidiary of L&B or more than 50% of the outstanding shares of L&B Common or other capital stock of L&B or any subsidiary thereof.

     In addition, the Merger Agreement provides that Jefferson shall pay to L&B the sum of $250,000 should the Merger Agreement be terminated by L&B on account of a material breach of the Merger Agreement by Jefferson and/or AcquisitionCo that is not cured by Jefferson and/or AcquisitionCo within 30 days after notice of such breach is given to Jefferson by L&B.

DISSENTERS' RIGHTS

     The rights of dissenting shareholders of L&B are governed by the Texas Act, which provides, in certain situations, that a shareholder will be entitled to receive the fair value of his or her shares of L&B Common held immediately before the Merger is consummated if such shareholder: (i) files a written objection to the proposed Merger prior to the Special Meeting; (ii) does not vote his or her shares in favor of approving the Merger Agreement; (iii) makes written demand on L&B for payment of the fair value of his or her shares within 10 days after Jefferson mails or delivers notice of the consummation of the Merger; (iv) submits his or her certificates to Jefferson within 20 days of demanding payment for his or her shares for notation thereon that such demand has been made; and (v) either gives notice within 60 days of Jefferson's offer to accept that offer or, within 120 days from the date of the Merger, files a petition with the appropriate court for an appraisal. See "THE MERGER -- Dissenters' Rights" and Appendix C hereto.


        MANAGEMENT AND OPERATIONS AFTER THE MERGER AND SUBSIDIARY MERGER

     First Federal will be the surviving bank in the Subsidiary Merger. Following consummation of the Subsidiary Merger, the present offices of Savings Bank will operate as branch offices of First Federal. It is not anticipated that the Board of Directors of Jefferson will be affected as a result of the Merger.

     It is presently anticipated that C. Glynn Lowe, President and Chief Executive Officer of L&B, will continue as an executive officer of First Federal and will serve on a legal board following the Subsidiary Merger. On the date upon which the Merger becomes effective (the "Effective Date"), Mr. Lowe will enter into an Employment Agreement with Jefferson and First Federal, the form of which is attached as an exhibit to the Merger Agreement attached hereto as Appendix A.

     The Employment Agreement provides that First Federal will employ Mr. Lowe as President and Chief Operating Officer of the Sulphur Springs, Texas region of First Federal for an initial period of two years, subject to renewals for additional one year periods thereafter. Pursuant to the terms of the Employment Agreement, Mr. Lowe will receive an initial annual salary of $110,000 and will be eligible to participate in Jefferson's executive bonus plan. The annual salary may be increased from time to time as established by the Board of Directors of First Federal. In addition, Mr. Lowe will be entitled to participate in all employee welfare, benefit, retirement and medical plans of First Federal, will receive at least four weeks of paid vacation, and will be provided an automobile allowance.


     The Employment Agreement provides that, in the event that his employment with First Federal is lawfully terminated for cause or resignation, Mr. Lowe will not compete, for a period of two years following such termination, with First Federal in First Federal's Community Reinvestment Act service area, which includes the following counties in Texas: Hopkins County, Franklin County, Titus County, Morris County, Camp County, Delta County, and Bowie County.


                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the shareholders of L&B Common and Jefferson Common differ in certain respects. The rights of the shareholders of L&B who receive shares of Jefferson Common in the Merger will be governed by the corporate law of Delaware, the state in which Jefferson is incorporated, and by Jefferson's Certificate of Incorporation, Bylaws and other corporate documents. The governing law and documents of Jefferson differ from those which apply to L&B, which is a Texas corporation, in several respects. The material differences between L&B Common and Jefferson Common from the perspective of shareholders, as described in more detail under "COMPARISON OF SHAREHOLDER RIGHTS," are the shareholder votes required for certain business combinations; the procedures for shareholders to make proposals for consideration at meetings of shareholders; the ability of shareholders to nominate and remove directors and to amend the Articles or Certificate of Incorporation; certain rights pursuant to Jefferson's shareholder rights plan; and rights of Jefferson and its shareholders pursuant to certain corporate takeover statutes. See "COMPARISON OF SHAREHOLDER RIGHTS."

                            COMPARATIVE STOCK PRICES

     Shares of Jefferson Common are traded on Nasdaq under the symbol JSBA. Shares of L&B Common are traded on Nasdaq's Small Cap Market System under the symbol LBFI. The following table sets forth the high and low last sale prices of Jefferson Common and L&B Common for the periods indicated, as reported on Nasdaq.

                                  Jefferson               L&B
                                Common Stock          Common Stock
                             -------------------  -------------------
      Calendar Year
      -------------            High        Low      High        Low
                             --------   --------  --------   --------
1994  First Quarter.........  $16.87     $16.00       N/A        N/A
      Second Quarter........   18.12      16.62       N/A        N/A
      Third Quarter.........   19.00      16.25       N/A        N/A
      Fourth Quarter........   16.75      15.00    $ 9.87     $ 9.25

1995  First Quarter.........   16.75      16.00     11.00       9.25
      Second Quarter........   18.87      16.25     12.25      10.06
      Third Quarter.........   24.25      18.00     14.75      11.50
      Fourth Quarter........   28.50      23.00     14.75      13.75

1996  First Quarter.........   31.00      24.12     14.75      14.00
      Second Quarter........   31.75      25.25     17.00      14.38
      Third Quarter.........   26.25      22.25     17.62      16.00
      Fourth Quarter........   27.00      22.25     17.75      17.00
                              ------     ------    ------     ------
-----------------------

     On September 25, 1996, the last trading day before the announcement of the proposed Merger, the closing sale price of Jefferson Common, as reported on Nasdaq, was $22.50 per share, and the closing sale price of L&B Common, as reported on Nasdaq, was $17.28. The per share price for L&B
Common, calculated on the basis of the Per Share Basic Merger Consideration as if the Merger had occurred on September 30, 1996, would have been approximately $18.45.

     On January 23, 1997, the closing sale price of Jefferson Common as reported on Nasdaq was $25.50 per share and the closing sale price of L&B Common as reported on Nasdaq was $16.75. The Per Share Merger Consideration as of January 23, 1997 cannot be accurately estimated at this time as it is to be calculated in part, based on L&B's pre-Closing earnings for the period April 1, 1996, through the last calendar day of the month prior to Closing. On January 23, 1997, there were approximately 1325 and 283 holders of record of Jefferson Common and L&B Common, respectively.

                      SELECTED COMPARATIVE PER SHARE DATA


     The following summary presents comparative historical, pro forma and pro forma equivalent per share data for Jefferson and L&B. The pro forma amounts assume the Merger had been effective during the period presented and has been accounted for under the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger, see "THE MERGER-- Accounting Treatment."

     The amounts designated "Pro Forma Combined Per Jefferson Share" represent the pro forma results of the Merger, the amounts designated "Equivalent Pro Forma Per L&B Share" are computed by multiplying the Pro Forma Combined Per Jefferson Share amounts by a factor of .8202 to reflect the Merger Consideration (which is assumed to equal $9.23 in cash plus 0.4101 shares of Jefferson Common for each share of L&B Common). See "THE MERGER -- Merger Consideration."

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF L&B."

                                                    Nine Months Ended            Year Ended
                                                    September 30, 1996        December 31, 1995
                                                   --------------------      --------------------
     NET INCOME PER COMMON SHARE:
     Historical:
         Jefferson................................        $  .19                   $ 1.60
         L&B......................................           .23                      .93
     Pro forma combined per Jefferson share.......           .13                     1.49
     Equivalent pro forma per L&B share...........           .11                     1.22

     DIVIDENDS PER COMMON SHARE:
     Historical
         Jefferson................................        $  .24                   $  .00
         L&B......................................           .30                      .65
     Pro forma combined per Jefferson share/(1)/..           .24                      .00
     Equivalent pro forma per L&B share/(2)/......           .20                      .00

     BOOK VALUE PER COMMON SHARE (PERIOD END):
     Historical
         Jefferson................................        $21.59                   $21.49
         L&B......................................         15.51                    15.43
     Pro forma combined per Jefferson share.......         21.78                    21.49
     Equivalent pro forma per L&B share...........         17.86                    17.63


____________________________________

/(1)/ Jefferson's pro forma dividends per share represent historical dividends per share paid by Jefferson.
/(2)/ Represents historical dividends per share paid by Jefferson calculated on the basis of the Merger Consideration.

                            SELECTED FINANCIAL DATA

     The following tables present selected consolidated historical financial data for Jefferson, selected historical financial data for L&B and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Jefferson and the consolidated financial statements of L&B and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL DATA."

                        JEFFERSON SAVINGS BANCORP, INC.
                            SELECTED FINANCIAL DATA

                                                  Nine Months Ended
                                                    September 30,                           Year Ended December 31,
                                              -------------------------  -----------------------------------------------------------
                                                  1996         1995         1995           1994       1993       1992       1991
                                              ------------  -----------  -----------    ----------  ---------  ---------  ----------
                                                                      (in thousands, except per share data)
Summarized Income Statement:
---------------------------
 Net Interest Income.........................  $   21,796   $   15,889   $   22,746      $ 17,521   $ 14,016   $ 13,693   $ 12,406
 Provision for Loan Losses...................         495          267          367           300        240        785        966
 Noninterest Income..........................         837        1,677        2,482         1,425      1,887      1,486      1,278
 Noninterest Expense.........................      20,419(3)    10,114       14,955        10,012      8,264      7,028      7,847
 Income Tax Expense..........................         949        2,643        3,536         3,272      2,639      2,961      1,628
 Net Income..................................         770        4,542        6,370         5,362      4,760      4,405      3,243
Per Common Share Data:
---------------------
 Net Income..................................  $      .19(3)$     1.14   $     1.60      $   1.32   $   0.77        n/a        n/a
 Cash Dividends Paid.........................         .24         0.00         0.00          0.00       0.00        n/a        n/a
 Stockholders' Equity (period end)...........       21.59        21.05        21.49         18.70      18.17        n/a        n/a
Financial Position at Period End:
--------------------------------
 Total Assets................................  $1,128,339   $1,176,629   $1,142,929      $860,581   $566,685   $418,217   $454,643
 Loans, Net..................................     820,130      799,492      788,085       584,990    313,518    285,104    346,418
 Deposits....................................     876,636      870,601      870,179       511,936    341,386    379,190    418,486
 Borrowed Money..............................     143,901      207,388      174,962       261,960    145,694          0          0
 Stockholders' Equity........................      81,681       78,389       80,251        72,739     71,708     32,648     28,243
Selected Financial Ratios:
-------------------------
 Return on Average Assets....................         .09%(3)      .60%        0.61%         0.73%      1.02%      1.01%      0.72%
 Return on Average Total Equity..............        1.26 (3)     7.95         8.28          7.41       7.92      14.37      12.15
 Nonperforming Assets as % of Net Loans and
  Foreclosed Property/(1)/...................        1.02          .56         0.85          0.50       2.46       3.95       3.28
 Nonperforming Loans as % of Net Loans/(1)/..         .39          .19         0.38          0.05       0.09       1.34       3.04
 Loan Reserve as % of Net Loans..............         .68          .64         0.65          0.59       1.02       1.04       0.64
 Net Charge-Offs as % of Average Loans.......         .00          .01         0.02          0.01       0.01       0.01       0.41
 Total Equity to Assets......................        7.24         6.66         7.02          8.45      12.65       7.81       6.21
 Tangible Equity to Assets/(2)(4)/...........        5.82         5.32         5.83          8.45      12.65       7.81       6.21
 Tier 1 Risk-Based Capital/(4)/..............       10.05        10.22        10.50         14.41      20.60      13.50      11.05
 Total Risk-Based Capital/(4)/...............       10.91        11.03        11.33         15.25      21.80      14.58      11.33
---------------------------

/(1)/ For periods prior to 1993, nonperforming assets consisted of restructured and nonaccruing loans and foreclosed assets. During 1993, management determined that a $3.1 million loan which was restructured during 1991 was not considered a nonperforming loan or a nonperforming asset because the borrower has been current in meeting restructured terms since the date of restructuring, the restructured loan provides for principal amortization, and the loan has an interest rate and other features that are at least equivalent to market terms.
/(2)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
/(3)/ Includes the effect of one-time SAIF special assessment of $5.6 million. /(4)/ Calculated on basis of Thrift subsidiary financial statements only.

                              L&B FINANCIAL, INC.
                            SELECTED FINANCIAL DATA

                                         Three Months Ended
                                            September 30,                              Year Ended June 30,
                                       ------------------------   ------------------------------------------------------------------

                                           1996         1995         1996         1995          1994         1993          1992
                                       ------------ -----------   ------------ ------------  ------------  ------------  -----------

                                                                          (in thousands, except per share data)
Summarized Income Statement:
---------------------------
   Net Interest Income.................  $  1,179     $  1,362      $  4,888     $  4,918     $  4,419      $ 4,384      $  3,525
  Provision for Loan Losses............         0            0          (100)           5          204          346            78
  Noninterest Income...................        76           40           329          146          133          854           395
  Noninterest Expense..................     1,495 (3)      875         3,353        3,128        2,768        2,629         2,206
  Income Tax Expense...................       (86)         160           514          549          552          879           407
  Net Incomes (loss)...................      (154)         367         1,450        1,382        1,028        1,384         1,229
Per Common Share Data:
---------------------
  Net Income (loss)....................    ($0.10)(3) $   0.23      $   0.93     $   0.63          n/a          n/a           n/a
  Cash Dividends Paid..................      0.10     $   0.10      $   0.40     $   0.55          n/a          n/a           n/a
  Stockholders' Equity.................     15.51     $  15.51      $  15.64     $  16.38          n/a          n/a           n/a
Financial Position at Period End:
--------------------------------
  Total Assets.........................   144,604      140,646       144,130      133,783      117,263      115,999       117,874
  Loans, Net...........................    69,042       60,137        66,352       59,382       53,177       54,852        59,701
  Total Deposits.......................   104,242      102,013       104,565      100,933      106,162      106,011       109,460
  Total Stockholders' Equity...........    24,567       25,865        24,783       25,654       10,011        8,996         7,590
Selected Financial Ratios:
-------------------------
  Return on Average Assets............       (.44)%(3)    1.03%         1.02%        1.10%         .88%        1.18%         1.07%
  Return on Average Total Equity.......     (2.48)(3)     5.79          5.70         7.75        10.80        16.72         17.64
  Non-Performing Assets as % of Net
   Loans and Foreclosed Property/(1)/..       .71          .82           .70          .82         1.12         1.30          2.19
  Nonperforming Loans as % of
   Net Loans...........................      1.07          .32           .92         1.02         1.34          .71          2.19
  Loan Loss Reserve as % of Net Loans..      1.09         1.43          1.14         1.44         1.65         1.31          1.30
  Net Charge-Offs as % of
   Average Loans.......................       .00           .04          .00          .04          .08          .09           .01
  Total Equity to Total Assets.........     16.98         18.39        17.96        17.35         8.15         7.08          6.43
  Tangible Equity to Assets/(2)//(4)/..     16.98         18.39        17.96        17.35         8.15         7.08          6.43
  Tier 1 Risk-Based Capital/(4)/.......     29.21         18.17        22.45        18.92         7.60         7.55          6.18
  Total Risk-Based Capital/(4)/........     30.28         46.04        23.34        19.46        18.60         8.15          6.62
====================================================================================================================================

---------------------------
 /(1)/ Nonperforming assets include nonaccrual, restructured and impaired loans, loans past due 90 days or more, and foreclosed property.
 /(2)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
 /(3)/ Includes the effect of one-time SAIf special assessment of $640,000. /(4)/ Calculated on basis of Thrift subsidiary financial statements only.

                        JEFFERSON SAVINGS BANCORP, INC.
                                      AND
                              L&B FINANCIAL, INC.
                PRO FORMA COMBINED SELECTED FINANCIAL DATA/(1)/

                                                 Nine Months Ended           Year Ended
                                                 September 30, 1996       December 31, 1995
                                                --------------------   -----------------------
                                                 (amounts in thousands, except per share data)

Summarized Income Statement:
---------------------------
 Net Interest Income.........................          $   26,756             $   29,495
 Provision for Loan Losses...................                 447                    450
 Noninterest Income..........................               1,650                  3,065
 Noninterest Expense.........................              26,158/(5)/            20,891
 Income Tax Expense..........................               1,159                  4,050
 Net Income/(2)/.............................                 642                  7,169
Per Common Share Data:
---------------------
 Net Income/(2)/.............................          $      .13/(5)/        $     1.49
 Cash Dividends Paid.........................                 .24                      0
 Stockholders' Equity (period end)...........               21.78                  21.49
Financial Position at Period End:
--------------------------------
 Total Assets................................          $1,335,301             $1,340,821
 Loans, Net..................................             943,056                897,703
 Deposits....................................           1,041,623              1,025,535
 Borrowed Money..............................             162,828                196,666
 Stockholders' Equity........................             100,374                 97,982
Selected Financial Ratios:
-------------------------
 Return on Average Assets....................                0.06%/(5)/             0.53%
 Return on Average Total Equity..............                0.85/(5)/              7.32
 Nonperforming Assets as % of Net Loans and
  Foreclosed Property/(3)/...................                0.99                   1.03
 Nonperforming Loans as % of Net Loans.......                0.41                    .48
 Loan Reserve as % of Net Loans..............                0.74                    .73
 Net Charge-Offs as % of Average Loans.......                0.00                    .02
 Total Equity to Assets......................                7.52                   7.31
 Tangible Equity to Assets/(4)/(6)/..........                5.75                   5.77
 Tier 1 Risk-Based Capital/(6)/..............               10.09                  10.23
 Total Risk-Based Capital/(6)/...............               10.95                  11.13
---------------------------

/(1)/ The information set forth in this table gives effect to Jefferson's acquisition of Texas Heritage Savings Association/Banc, which acquisition is not material. See "THE PARTIES -- Jefferson -- Texas Heritage Acquisition" and "PRO FORMA FINANCIAL DATA."
/(2)/ Net income includes amortization of existing goodwill and goodwill which would result from the acquisition of Texas Heritage Savings Association/Banc and L&B as if the goodwill existed as of the earliest period presented. Goodwill will approximate $25.0 million to be amortized over 15 years.
/(3)/ Nonperforming assets include nonaccrual loans, certain restructured loans, loans past due 90 days or more and foreclosed property.
/(4)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
/(5)/ Includes effect of one-time SAIF special assessment totaling $6.5 million. /(6)/ Calculated on basis of Thrift subsidiary financial statements only.

                              THE SPECIAL MEETING


DATE, TIME AND PLACE OF THE SPECIAL MEETING

   This Proxy Statement/Prospectus is being furnished to shareholders of L&B Financial, Inc., a Texas corporation ("L&B"), in connection with the solicitation of proxies by the Board of Directors of L&B for use at the special meeting of shareholders (the "Special Meeting") to be held at the Hopkins County Civic Center, 1200 Houston Street, Sulphur Springs, Texas 75482 on February 25, 1997, at 11:00 a.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

   At the Special Meeting, the holders of common stock, par value $0.01 per share, of L&B ("L&B Common") will be asked to approve the Agreement and Plan of Merger, dated September 25, 1996, (the "Merger Agreement"), by and among L&B, Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and Jefferson Savings AcquisitionCo, Inc., a Missouri corporation and wholly owned subsidiary of Jefferson ("AcquisitionCo"), providing for, among other matters, the merger of L&B with and into AcquisitionCo. In addition, the holders of L&B Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.


RECORD DATE FOR THE SPECIAL MEETING

   The Board of Directors of L&B has fixed the close of business on January 22, 1997, as the record date (the "Record Date") for the determination of holders of shares of L&B Common to receive notice of and to vote at the Special Meeting. On the Record Date, there were 1,584,125 shares of L&B Common outstanding (4,500 of which will be canceled as provided in the Merger Agreement). Only holders of shares of L&B Common of record on the Record Date are entitled to vote at the Special Meeting. No shares of L&B Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy.


VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

   The presence in person or by proxy of a majority of the outstanding shares of L&B Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of two-thirds of the outstanding shares of L&B Common entitled to vote thereon is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of L&B Common is entitled to one vote per share of L&B Common held by him or her on the Record Date. Proxies marked as abstentions and shares held in street name, which have been designated by brokers on proxy cards as not voted, will not be counted as votes cast and, as a result, will have the same effect as a vote against the Merger and the Merger Agreement. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

   As of the Record Date, the executive officers and directors of L&B and their affiliates have the power to vote 106,248 shares (approximately 6.7% of the shares outstanding) of L&B Common, all of which are expected by management of L&B to be voted in favor of the Merger Agreement. For information regarding the shares of L&B Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of L&B, and by all directors and officers of L&B as a group, see "INFORMATION ABOUT L&B -- Security Ownership of Certain Beneficial Owners and Security Ownership of Management." As of the Record Date, the subsidiaries of Jefferson, and the directors and executive officers of Jefferson, did not own beneficially any shares of L&B Common.


VOTING AND REVOCATION OF PROXIES FOR THE SPECIAL MEETING

   Proxies for use at the Special Meeting accompany this Proxy Statement/ Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of L&B Common represented by a proxy properly signed and returned to L&B at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, all shares of L&B Common represented by such proxy will be voted FOR the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR any proposal regarding adjournment or postponement, if such a proposal is made. The failure to submit a proxy card (or to vote in person) at the Special Meeting, the abstention from voting at the Special Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to timely give specific voting instructions to the broker holding such shares (broker non-votes), will have the same effect as a vote against approval of the Merger Agreement.

   Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of L&B a written revocation or a duly executed proxy bearing a later date. A holder of L&B Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of L&B at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


SOLICITATION OF PROXIES FOR THE SPECIAL MEETING

   In addition to solicitation of proxies from shareholders of L&B Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of L&B, who will not be specifically compensated for such services. It is expected that banks, brokerage houses and others will be requested to forward soliciting material to their principals and obtain authorization for the execution of proxies.

EXPENSES FOR PREPARATION OF PROXY STATEMENT/PROSPECTUS

   Except as set forth herein, all costs of soliciting proxies and assembling this Proxy Statement/Prospectus and distributing all papers which now accompany or hereafter may supplement the same, other than costs of mailing which will be paid by L&B, will be borne by L&B and Jefferson in accordance with a reasonable allocation to be negotiated by them. Jefferson will bear the entire cost of Securities and Exchange Commission ("S.E.C.") filing fees and other regulatory filing fees incurred in connection therewith.

MAILING DATE OF PROXY STATEMENT/PROSPECTUS

   This Proxy Statement/Prospectus, the attached notice of Special Meeting and the enclosed proxy card are first being sent to shareholders of L&B on or about January 28, 1997 (the "Mailing Date").


                                  THE PARTIES

JEFFERSON

   General.
   --------

   Jefferson, a Delaware corporation organized in 1992, is a savings and loan holding company headquartered in Ballwin, Missouri, a suburb of St. Louis, Missouri. Jefferson owns all of the capital stock of two subsidiary financial institutions: Jefferson Savings and Loan Association, F.A., a federal savings and loan association ("Jefferson Savings and Loan"), and First Federal Savings Bank of North Texas ("First Federal"). Jefferson Savings and Loan was originally chartered as a mutual savings and loan association by the State of Missouri in 1927 and presently serves the St. Louis metropolitan area. First Federal is a federal savings bank resulting from Jefferson's acquisitions of three institutions located in Texas, which acquisitions (and related mergers into First Federal) were completed in 1995. At September 30, 1996, Jefferson had consolidated assets of approximately $1.1 billion and stockholders' equity of approximately $81.7 million.

   Jefferson's thrift subsidiaries operate from 10 locations in Missouri and 12 locations in Texas. Through these subsidiaries, Jefferson is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by first mortgages on one- to four-family residential properties located in its market areas. It also maintains a substantial investment portfolio and, to a lesser extent, originates consumer and other loans secured by various types of collateral in its market areas. The principal executive offices of Jefferson are at 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number (314) 227-3000).

   Texas Heritage Acquisition.
   ---------------------------

   On May 31, 1996, Jefferson entered into an Agreement and Plan of Merger with Texas Heritage Savings Association/Banc ("Texas Heritage"), a Texas savings association located in Rowlett, Texas, to acquire all of the outstanding capital stock of Texas Heritage. This acquisition was consummated on December 30, 1996. Pursuant to the terms of the Agreement and Plan of Merger, the shares of Texas Heritage common stock were exchanged for a combination of cash and shares of Jefferson Common with an aggregate per share value equal to twice the per share book value of Texas Heritage determined as of November 30, 1996 with certain adjustments.

   Organized in 1984, Texas Heritage is a Texas savings association headquartered in Rowlett, Texas, a suburb of Dallas/Fort Worth, Texas. Texas Heritage offers complete banking services to the commercial and residential areas that it serves, and focuses its activity on construction lending. Texas Heritage operates from four full-service offices located in Rowlett, Garland, Rockwall and Bedford, Texas. Texas Heritage had assets of approximately $69.3 million, deposits of approximately $60.9 million and stockholder's equity of approximately $4.9 million at September 30, 1996.

   The shares of Jefferson Common issued in connection with the acquisition of Texas Heritage would constitute approximately 4% of the outstanding shares of Jefferson Common. The acquisition of Texas Heritage was approved by its shareholders on December 2, 1996, and regulatory approvals were received in December, 1996.

   Additional information regarding Jefferson and its subsidiaries is set forth in the Jefferson's documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


ACQUISITIONCO

   AcquisitionCo was organized as a wholly owned subsidiary of Jefferson solely to effectuate the Merger and has not engaged in any significant business activity.


L&B

   L&B, a Texas corporation, was organized in 1995 as a savings and loan holding company for Savings Bank and is headquartered in Sulphur Springs, Texas. The business of L&B consists primarily of the ownership, supervision and control of Savings Bank. L&B is regulated and examined by the Office of Thrift Supervision (the "O.T.S.") and the Texas Savings and Loan Department (the "Texas S&L Department"). The deposits of Savings Bank are insured by the S.A.I.F. At September 30, 1996, L&B had consolidated assets of approximately $144.6 million and stockholders' equity of approximately $24.6 million. The principal executive offices of L&B are at 306 North Davis, Sulphur Springs, Texas (telephone number (903) 885-2121).

     Additional information regarding L&B is set forth in L&B's documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                  THE MERGER

GENERAL

   This section of the Proxy Statement/Prospectus describes certain aspects of the Merger, including the principal provisions of the Merger Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein. Reference is made thereto for a complete description of the terms of the Merger. ALL SHAREHOLDERS OF L&B ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF THE MERGER

     Over the last year the Board of Directors of L&B became aware of the increasing presence in its northeast Texas trade area of larger financial institutions with greater financial resources, depth of management and variety of service than were available to L&B. It also was recognized that this change in the market had occurred in part from the desire of several regional financial institutions to expand their existing markets through the acquisition of smaller but sound and well established local financial institutions such as L&B. It was determined that the Board of Directors would entertain an offer for acquisition of L&B provided a buyer could be found which would meet the following objectives:

     (a) A purchase price which would provide to L&B shareholders a return consistent with that being paid for other financial institutions and in excess of the near term prospects for L&B as an independent financial institution.

     (b)  Payment in cash of approximately 50% of the purchase price.

     (c) Deferral of federal income tax on the stock portion of the purchase price.

     Representatives of L&B were approached by representatives of Jefferson in the Spring of 1996 and under the direction of the Board of Directors negotiations were pursued which resulted in the preparation of a merger agreement calling for the merger of L&B with a subsidiary of Jefferson. That merger agreement was approved by the Board of Directors and was executed on September 25, 1996, subject to approval by the shareholders of L&B at a special meeting to be held for that purpose.


REASONS FOR THE MERGER

   L&B.

   The Board of Directors of L&B has determined that the Merger and the Merger Agreement, including the Basic Merger Consideration (as defined herein), are in the best interests of, L&B and its shareholders. Accordingly, the Board recommends that shareholders of L&B vote FOR approval and adoption of the Merger Agreement.

   Certain members of the management and Board of Directors of L&B have interests in the Merger that are in addition to the interests of shareholders generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

   Jefferson.

   As part of its ongoing operations, Jefferson continually is presented with and seeks out acquisition opportunities to enhance its banking franchise. A component of Jefferson's acquisition strategy is to increase its presence in Texas. The Board of Directors of Jefferson believes the acquisition of L&B would be a natural and desirable addition to Jefferson's existing banking franchise in East and North Central Texas.

OPINION OF FINANCIAL ADVISOR

   The Bank Advisory Group, Inc. ("Advisory") is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other purposes. In connection with L&B's proposed merger with Acquisition Co., L&B selected Advisory to act as an independent financial analyst and advisor to the common shareholders of L&B, and its wholly-owned subsidiary, Savings Bank, on the basis of Advisory's reputation and qualifications in evaluating financial institutions. Advisory was asked to render advice and analysis in connection with the Merger as to the fairness, from the perspective of the common shareholders of L&B, of the financial terms of the Merger.

   Advisory has rendered a separate written opinion (the "Opinion") to the Board of Directors of L&B to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of L&B as of the date of the Opinion. A copy of the Opinion is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety by L&B's shareholders. Advisory's Opinion does not constitute an endorsement of the Merger or a recommendation to any L&B shareholder as to how such shareholder should vote regarding the Merger.

    Regarding L&B, Advisory based its Opinion upon, among other things, a review of: 1) audited consolidated financial statements for the years ended June 30, 1996, 1995 and 1994; 2) audited financial statements for Savings Bank for the years ended June 30, 1995 and 1994; 3) reports of condition and income for Savings Bank for the year ended December 31, 1995 and the nine month period ended September 30, 1996, as filed with Federal bank regulatory agencies; 4) thrift financial report for each calendar quarter during 1994, and for the calendar quarters ended September 30, June 30 and March 31, 1995, as filed with the Office of Thrift Supervision; 5) the economy in general and, in particular, the local economies in which Savings Bank operates;
6) certain internal financial analyses and forecasts for Savings Bank prepared by the management of Savings Bank, including projections of future performance;
7) certain other summary materials and analyses with respect to Savings Bank's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values and lengths to maturity; and 8) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

   Regarding Jefferson, Advisory based its Opinion upon, among other things, a review of: 1) audited consolidated financial statements, contained in Annual Reports and Form 10-Ks, for the years ended December 31, 1995, 1994, and 1993;
2) quarterly financial statements for Jefferson, in both "press release" and quarterly report formats, for the 1995 calendar quarters and the calendar quarter ended September 30, June 30 and March 31, 1996; 3) thrift financial reports for each of Jefferson's subsidiary thrift institutions for each calendar quarter during 1995, and for the calendar quarters ended September 30, June 30 and March 31, 1996, as filed with the Office of Thrift Supervision; 4) equity research reports regarding Jefferson prepared by stock analysts who cover the financial institutions sector; 5) the condition of the financial institution industry, as indicated in the financial reports filed by all federally-insured financial institutions with various Federal bank regulatory authorities; 6) the economy in general and, in particular, the major trade areas in which Jefferson and its subsidiaries operate; and 7) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

   Additionally, Advisory based its Opinion upon, among other things, a review of: 1) the Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both L&B and Jefferson, and representations and warranties of L&B and Jefferson with respect to the proposed Merger; 2) this Proxy Statement/Prospectus, to which the Opinion is appended, that is being furnished to the shareholders of L&B in connection with the proposed Merger; 3) the financial terms and price levels for profitable United States thrift organizations having total assets of between $75 million and $250 million, together with the financial performance and condition of such thrift organizations; 4) the financial terms and stated price levels of other financial institutions, the proposed acquisition of which has been publicly announced by Jefferson subsequent to January 1, 1994, and prior to the date of the Opinion; 5) the price-to-equity and price-to-earnings multiples of the stocks of financial institutions based in the midwestern United States which have publicly-traded common stocks, together with the financial performance and conditions of such financial institutions; and 6) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

   Advisory has access to a sizable database of information pertaining to the prices paid for banks and thrifts in the United States. The database includes transactions involving financial institutions in Texas and the Southwest region of the United States, and provides comparable pricing and financial performance data for financial institutions acquired in the United States. Advisory has the capability of accessing this database to yield transactions involving similar thrift organizations. Such similarities might include thrift organizations within a specific assets size range, thrifts that generate a return on average assets (ROA) within a specified range, thrifts that have an equity-to-assets ratio within a certain range, or thrifts that sold for a specific form of consideration (e.g., cash and/or stock). The ability to produce specific groups of comparable thrifts facilitates making a valid comparative purchase price analysis.

   As noted, Advisory considered the transaction values for profitable thrift organizations with assets between $75 million and $250 million recently acquired in the United States, irrespective of the form of consideration paid. Advisory compared those transaction values, and the corresponding financial characteristics for the relevant thrifts, in relation to the transaction value computed for Jefferson's acquisition of L&B. The comparative analysis revealed that the merger of L&B into Jefferson's acquisition subsidiary yields a transaction value that results in a price-equity index (purchase price as a percent of total assets) of 21.00 and a price-earning index (purchase price as a percent of average assets) of 21.28, versus averages of 15.46 and 15.71, respectively, for the comparable thrifts in the United States. This analysis suggests that the transaction value for L&B, as measured by the price indices described above, compares favorably with, and exceeds, the average price indices paid for recently-acquired U.S. thrifts with assets between $75 million and $250 million, irrespective of the form of consideration paid. The table set forth below summarizes this comparative analysis, and highlights the L&B transaction.

                                                                              ------------------------------------
                                                                              | PRICE MULTIPLES  | PRICE INDICES  |
                                                                              ------------------------------------
                                                                              |                  |                |
                       # OF    AVERAGE    EQUITY-   ROA    ROE    TOTAL PRICE | EQUITY  EARNINGS |EQUITY  EARNINGS|
                     THRIFTS    ASSETS      TO-                    $(000)     |                  |                |
                               $ (000)    ASSETS                              |                  |                |

U.S. Transactions         22  $133,227     11.34%  0.80%   6.96%    $20,600     1.36x    19.74x    15.46    $15.71
L&B                        1  $144,433     17.01%  0.79%   4.46%    $30,334     1.23x    26.99x    21.00     21.28

   As previously noted, Advisory also considered the transaction values for thrift organizations acquired by Jefferson, the announcements of which occurred subsequent to January 1, 1994 and prior to the date of Advisory's Opinion. For Jefferson's Texas acquisitions, Advisory compared the transaction values, and the corresponding financial characteristics for the Texas thrifts, in relation to the transaction value computed for L&B's merger with Jefferson. The comparative analysis revealed that the merger of L&B with Jefferson yields a transaction value that results in a price-equity index (purchase price as a percent of total assets) of 21.00 and a price-earnings index (purchase price as a percent of average assets) of 21.28, versus averages of 13.71 and 13.62, respectively, for the Texas transactions announced by Jefferson. This analysis suggests that the transaction value for L&B, as measured by the price indices described above, compares favorably with, and exceeds, the average price indices paid by Jefferson for its recent Texas acquisitions.

   Since L&B's merger with Jefferson includes Jefferson Common as part of the consideration for shares of L&B Common, Advisory evaluated the financial condition and performance of Jefferson, as noted above. Advisory conducted its own independent financial analysis of Jefferson based on the above-mentioned information provided to or obtained by Advisory. Advisory also reviewed and considered financial analyses and earnings forecasts produced by financial analysts affiliated with a brokerage firm that covers the financial institutions industry, and Jefferson in particular. The intent of this financial analysis is to ascertain the current financial condition and future earnings prospects of Jefferson, given that the current shareholders of L&B will have an ownership stake in Jefferson on a post-transaction basis. Advisory is satisfied with the findings obtained from its financial analyses regarding the financial condition and future earnings prospects of Jefferson, and believes that a sufficient foundation exists in this regard to support Advisory's conclusion regarding the financial fairness of the proposed transaction.

   Advisory is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance of its Opinion, recognizing that Advisory is issuing an informed professional opinion --not a certification of value.

   No limitations were imposed on the scope of Advisory's investigation by either L&B or Jefferson.

   Advisory, as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment, Advisory had not provided financial advisory services to L&B, Savings Bank or Jefferson.

   Advisory has relied upon the information provided by the management of L&B and Jefferson, or otherwise reviewed by Advisory, as being complete and accurate in all material respects. Advisory has not verified through independent inspection or examination the specific assets or liabilities of L&B, Jefferson or their subsidiary banks. Advisory has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of L&B and Jefferson since the date of the last financial statements made available to Advisory. Advisory met with the management of L&B for the purpose of discussing the relevant information that has been provided to Advisory.

   Based on all factors that Advisory deemed relevant and assuming the accuracy and completeness of the information and data provided, Advisory concluded that the financial provisions of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of L&B. For its services as an independent financial analyst and advisor to L&B in connection with the Merger, L&B has agreed to pay Advisory aggregate professional fees of $66,000. Additionally, L&B also has agreed to reimburse Advisory for reasonable out-of-pocket expenses.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF L&B RECOMMENDS THAT THE HOLDERS OF L&B COMMON VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

BASIC MERGER CONSIDERATION

   As a result of the Merger, each share of L&B Common issued and outstanding immediately prior to the Effective Time, other than shares held by any shareholder properly exercising their dissenters' rights under the Texas Act, by virtue of the Merger and without any action on the part of Jefferson, L&B, AcquisitionCo or their respective shareholders, will be converted into the right to receive a combination of cash and shares of Jefferson Common, including any attached rights thereto under or by virtue of the Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent, in the proportion described below.

   In the Merger, the shares of L&B Common will be converted into a combination of cash and Jefferson Common having an aggregate value equal to the sum of (A) plus (B) where

          (A) is the product of (i) $18.50 multiplied by (ii) the number of "Issued and Outstanding L&B Shares" as of the Effective Time, and

          (B) is the amount equal to (i) L&B's consolidated earnings for the "Earnings Period", less (ii) the aggregate amount of cash dividends declared or paid on L&B Common during the "Earnings Period".

As used herein, the term "Issued and Outstanding L&B Shares" means the number of shares of L&B Common issued and outstanding immediately prior to the Effective Time, other than shares of L&B common held for the Sulphur Springs Loan and Building Association Recognition and Retention Plan and Trust Agreement; and the term "Earnings Period" means the period commencing on April 1, 1996 and ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs. The aggregate amount of cash and shares of Jefferson Common described in the formula above is hereafter referred to as the "Basic Merger Consideration".

   By virtue of the Merger, each Issued and Outstanding L&B Share, other than shares held by any shareholder properly exercising their dissenters' rights under the Texas Act, without any action on the part of the holders will be converted into the right to receive an amount equal to the quotient of the Basic Merger Consideration divided by the number of Issued and Outstanding Shares (the "Per Share Basic Merger Consideration").

   One-half of the aggregate value of the Basic Merger Consideration received by all shareholders of L&B will be payable in cash (the "Cash Component"), and the remaining half in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common constituting the Stock Component will be calculated as follows:

              Basic Merger Consideration / Jefferson Average Price
              ----------------------------------------------------
                                       2

As used herein, the term "Jefferson Average Price" means the average per share closing price of Jefferson Common, as reported on Nasdaq for the twenty (20) business days preceding the fifth calendar day prior to the Effective Time (provided that if such average per share closing price is more than $33.60 per share or less than $20.00 per share either Jefferson or L&B may elect not to proceed with the Merger). The Stock Component issuable pursuant to the Merger Agreement will be increased, as necessary, and the amount of the Cash Component payable will be decreased, as necessary, such that the aggregate value of the shares of Jefferson Common actually issuable in the Merger, determined as of the Closing Date, will not be less than fifty percent (50%) of the Basic Merger Consideration.

   Since L&B's consolidated earnings will be based on the Earnings Period and the Jefferson Average Price will be calculated based on the closing price of Jefferson Common for the twenty business days preceding the fifth calendar day prior to the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual Basic Merger Consideration or the dollar amounts of the Cash Component or the Stock Component. Assuming, however, for purposes of illustration, that the Closing Date would have occurred on September 30, 1996, and that there were 1,579,625 Issued and Outstanding L&B Shares, then the Basic Merger Consideration would have been $29.1 million and the Per Share Basic Merger Consideration would have been $18.45. (At September 30, 1996, L&B had paid dividends of $317,000 during the period April 1, 1996, through September 30, 1996 which exceed its earnings for such period of $243,000.)

   The Basic Merger Consideration was determined through negotiations between Jefferson and L&B, taking into account the value of Jefferson Common relative to the value of the operations and business of L&B.

CONVERSION OF OPTIONS AND AWARDS

   Awards At the Effective Time, each person who would otherwise have been entitled to receive, but for the Merger, shares of L&B Common by reason of awards totalling 35,500 shares of L&B Common ("Awards") that have been or would have been made as of February 28, 1997 under the Sulphur Springs Loan and Building Association Recognition and Retention Plan and Trust Agreement (regardless of whether shares of L&B Common would have then been earned under such Awards) shall be entitled to receive an amount equal to the product of the number of shares of L&B Common covered by such Awards multiplied by the Per Share Basic Merger Consideration; provided, however that the aggregate amount payable for all Awards shall not exceed $667,400 and, in the event such maximum amount would otherwise be exceeded, the amount payable for each Award shall be proportionately decreased so that such limitation is not exceeded. (Based on Per Share Basic Merger Consideration of $18.45 calculated if the merger had occurred on September 30, 1996, the aggregate amount payable for all Awards would be $654,975). The amount payable to each person on conversion of Awards shall be paid one-half in cash and one-half in shares of Jefferson Common in the same manner that the Basic Merger Consideration is payable, and the number of shares of Jefferson Common will be increased, as necessary, and the amount of cash payable will be decreased, as necessary, so that the aggregate value of the shares of Jefferson Common actually issuable on conversion of all Awards, determined as of the Closing Date, will not be less than fifty percent (50%) of the total amount payable.

   Options. At the Effective Time, each person for whom options ("Options") to purchase a total of 154,513 shares of L&B Common have been or would have been granted as of February 28, 1997 under the Sulphur Springs Loan and Building Association 1995 Stock Option Plan (regardless of whether such Options are or would then be vested or exercisable, but exclusive of Options which have in fact been exercised prior to the Effective Time) shall be entitled to receive an amount equal to the product of the number of shares of L&B Common issuable upon the exercise of such Options multiplied by the difference obtained by subtracting (i) the per share exercise prices for such Options from (ii) an amount equal to the Per Share Basic Merger Consideration; provided, however, that the aggregate amount payable for all Option conversions shall not exceed $1,270,000 and, in the event such maximum amount would otherwise be exceeded, the amount payable for such Option shall be proportionately decreased so that such limitation is not exceeded. The per share exercise price for all Options which are or would have been granted during calendar year 1997 shall be deemed to be $10.50. (Based on the Per Share Basic Merger Consideration of $18.45 calculated as if the merger had occurred on September 30, 1996, and applicable exercise prices, the aggregate amount payable for all Options would be $1,215,821). The amount payable to each person on conversion of Options shall be paid one-half in cash and one-half in shares of Jefferson Common in the same manner that the Basic Merger Consideration is payable, and the number of shares of Jefferson Common will be increased, as necessary, and the amount of cash payable will be decreased, as necessary, so that the aggregate value of the shares of Jefferson Common actually issuable on conversion of all Options, determined as of the Closing Date, will not be less than fifty percent (50%) of the total amount payable.

FRACTIONAL SHARES

   No fractional shares of Jefferson Common will be issued and, in lieu thereof, holders of L&B Common who would otherwise be entitled to a fractional share interest of Jefferson Common (after taking into account all shares of L&B Common held by such holder) will be paid an amount in cash (which will be added to, and considered a part of, the Cash Component) in an amount equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the last business day immediately preceding the date on which the Effective Time occurs.

SHARE ADJUSTMENTS

   If, prior to the Effective Time, a share of Jefferson Common would be changed into a different number of shares of Jefferson Common or a different class of shares (a "Share Adjustment"), by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date prior to the Effective Time, then the number of shares of Jefferson Common into which a share of L&B Common would be converted pursuant to the Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of L&B will be entitled to receive such number of shares of Jefferson Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.

FORM OF THE MERGER

   The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein, at the Effective Time, L&B will merge into AcquisitionCo, and AcquisitionCo will be the surviving corporation in the Merger. Upon consummation of the Merger, AcquisitionCo will continue to be a wholly owned subsidiary of Jefferson, and the separate corporate existence of L&B will terminate.

CLOSING DATE; EFFECTIVE TIME

   The Merger Agreement provides that the Closing of the Merger will take place at the close of business on the last business day of the month during which all of the conditions to the Merger are satisfied or waived (where permissible), or on such other date thereafter as Jefferson and L&B may agree. The Merger Agreement provides that the Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Missouri and the Secretary of State of the State of Texas. Assuming that the Merger is approved by the requisite vote of the shareholders of L&B and that the other conditions to the Merger are satisfied or waived (where permissible), it is presently anticipated that the Merger will be consummated during the first quarter of 1997, but no assurance can be given that such timetable will be met.

CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

   Pursuant to the Merger Agreement, L&B has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that L&B may declare and pay regular dividends in such amounts and at such times as are consistent with L&B's historical practices, but may not make any other distribution to shareholders, whether in cash, stock or other property.

REGULATORY APPROVALS

   The Merger and Subsidiary Merger are subject to the prior approval of the O.T.S. and the Texas S&L Department. The Home Owners Loan Act (the "H.O.L.A.") and the Federal Deposit Insurance Act (the "F.D.I.A.") require that the O.T.S. take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The H.O.L.A. and the F.D.I.A. also prohibit the O.T.S. from approving the Merger or Subsidiary Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the O.T.S. finds that the anticompetitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The O.T.S. also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

   Under the F.D.I.A., the Merger may not be consummated until the 30th day following the date of O.T.S. approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds; provided, however, that the Merger may be consummated after the 15th day following the date of O.T.S. approval if the O.T.S. has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction, and the Department of Justice has consented to such shorter waiting period. The commencement of an antitrust action would stay the effectiveness of O.T.S. approval unless a court specifically orders otherwise.

   Under the Texas Savings Bank Act, the Commissioner of the Texas S&L Department would be required to deny the Merger or Subsidiary Merger if the Commissioner finds that (i) the Merger or Subsidiary Merger would substantially lessen competition or be in restraint of trade and would result in a monopoly or be in furtherance of a combination or conspiracy to monopolize or attempt to monopolize the savings and loan industry in any part of the state, unless the anticompetitive effects of the proposed reorganization, consolidation, or merger are clearly outweighed in the public interest by the probable effect of the reorganization, merger, or consolidation in meeting the convenience and needs of the community to be served and the proposed acquisition is not in violation of Texas or federal law; (ii) the financial stability of either First Federal or the Savings Bank would be jeopardized by the Merger or Subsidiary Merger; (iii) the Merger or Subsidiary Merger would not be in the best interest of First Federal or the Savings Bank; (iv) the experience, ability, standing, competence, trustworthiness, or integrity of the management of Jefferson, First Federal or the Savings Bank is such that the Merger or Subsidiary Merger would not be in the best interest of First Federal or the Savings Bank; (v) after the Merger and Subsidiary Merger, the surviving entity would not be solvent, have adequate capital structure, or be in compliance with Texas laws; (vi) First Federal and the Savings Bank have not furnished all of the information pertinent to the application reasonably requested by the Commissioner; or (vii) First Federal and the Savings Bank are not acting in good faith.

   Both the F.D.I.A. and the Texas Savings Bank Act provide for the publication of notice and public comment on the applications.

   Applications for the required regulatory approvals from the O.T.S. and the Texas S&L Department have been filed and are pending.

CONDITIONS TO CONSUMMATION OF THE MERGER

   The Merger is subject to various conditions. Specifically, as set forth in the Merger Agreement, the obligations of each party to effect the Merger are subject to the fulfillment or waiver (where permissible) by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the respective parties to the Merger Agreement as set forth therein will be true and correct in all material respects on and as of the Closing Date; (ii) each of the respective parties to the Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date;
(iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of L&B, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party; (vi) the Registration Statement relating to the Jefferson Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C.; and (vii) Jefferson will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, and L&B will have received a copy of such opinion, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal tax purposes (a) gain will be realized by each holder of shares of L&B Common who receives both Jefferson Common and cash in exchange for his or her shares of L&B Common and will be recognized, but not in excess of the amount of cash received, (b) the aggregate tax basis of Jefferson Common received by a shareholder of L&B will be the same as the aggregate basis of the shares of L&B Common surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount, if any, of gain recognized by the shareholder in the exchange, and (c) the holding period of Jefferson Common to be received by each L&B shareholder will include, in each instance, the period in which the shareholder held the L&B Common surrendered in exchange therefor provided that the L&B Common is held as a capital asset on the date of exchange.

   The obligations of Jefferson and AcquisitionCo to effect the Merger are further subject to the condition that, prior to the Closing Date, Jefferson and AcquisitionCo have received certain environmental inspection reports required to be obtained on L&B's real properties and Jefferson will not have elected to exercise its termination rights in connection therewith. See "THE MERGER -- Termination or Abandonment" and "THE MERGER -- Certain Other Agreements -- Environmental Inspections."

   The conditions described in item (iv) above (the receipt of shareholder and regulatory approvals) may not be waived by any party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither Jefferson, AcquisitionCo nor L&B intend to waive any such conditions except in those circumstances where the Board of Directors of either Jefferson, AcquisitionCo or L&B, as the case may be, deems such waiver to be in the best interests of Jefferson, AcquisitionCo or L&B, as the case may be, and their respective shareholders.

   Applications for the required regulatory approvals of the Merger and the Subsidiary Bank Merger have been filed with the O.T.S. and the Texas S&L Department and are pending. It is anticipated that O.T.S. approval will be received on or about February 13, 1997, and that approval of the Texas Savings

& Loan Department will be received on or about February 17, 1997, but no assurances can be given that this timetable will be met.

   No assurance can be provided as to if or when all of the foregoing conditions precedent to the Merger will be satisfied or waived (where permissible) by the party permitted to do so. If the Merger is not effected by July 25, 1997, the Merger Agreement may be terminated by Jefferson, AcquisitionCo or L&B. See "THE MERGER -- Termination or Abandonment."

TERMINATION OR ABANDONMENT

   The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by any party if the Merger is not consummated on or prior July 25, 1997; (ii) by mutual written agreement of the parties; (iii) by any party in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice of such breach is given by the non-breaching party; (iv) by any party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by any party in the event that the other becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or banks after the date of the Merger Agreement; (vi) by any party if any regulatory application filed in connection with the Merger should be finally denied or disapproved by the applicable regulatory authority or if Jefferson fails to obtain any regulatory approvals required to consummate the Merger on or before June 25, 1997; (vii) by any party if the Jefferson Average Price is greater than $33.60 or less than $20.00; and (viii) by any party if the shareholders of L&B do not approve the Merger.

PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

   The Merger Agreement provides that Jefferson shall pay to L&B the sum of $250,000 upon termination of the Merger Agreement by L&B due to a material breach thereof by Jefferson not cured within 30 days after written notice of such breach is given by L&B to Jefferson.

   In addition, the Merger Agreement provides that L&B shall pay to Jefferson the sum of $250,000 upon termination of the Merger Agreement (i) by Jefferson upon a material breach thereof by L&B not cured within 30 days after written notice of such breach is given by Jefferson to L&B, or (ii) as a result of the failure of L&B's shareholders to approve the Merger Agreement at the Special Meeting (other than as a result of a material breach of the Merger Agreement by Jefferson), provided that, in either case, one or more Triggering Events (as defined below) shall have occurred within 24 months of the occurrence of either of the foregoing events. As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (a) any person or group of persons (other than Jefferson and/or its affiliates) acquires, or has the right to acquire, more than 50% of the outstanding shares of L&B Common; (b) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of L&B if upon consummation of such offer, such person or group of persons would own, control or acquire the right to acquire more than 50% of the outstanding shares of L&B Common; or (c) the entry by L&B into a definitive agreement with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with L&B or to acquire all or substantially all of L&B's assets or more than 50% of the outstanding shares of L&B Common.

DISSENTERS' RIGHTS

   The following summary of the rights of L&B shareholders who choose to dissent and demand payment for their shares of L&B Common does not purport to be a complete statement of the Texas Act relating to their rights, and is qualified by reference to the excerpts of the Texas Act that have been set forth as Appendix C to this Proxy Statement/Prospectus. Each shareholder of L&B who chooses to dissent from the Merger Agreement should consult with his or her own legal counsel concerning his or her rights and the specific procedures and available remedies under the Texas Act.

   ANY FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN THE TEXAS ACT MAY RESULT IN A SHAREHOLDER OF L&B LOSING ANY RIGHT HE OR SHE MAY HAVE TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND AN APPRAISAL FOR THE VALUE FOR HIS OR HER SHARES OF L&B COMMON.

   The rights of L&B shareholders who choose to dissent from the Merger are governed by provisions of the Texas Act. An excerpt of the Texas Act (Sections 5.11-5.13) is attached as Appendix C to this Proxy Statement/Prospectus. Under the Texas Act, a shareholder of a Texas corporation who wishes to assert dissenters' rights with respect to a merger must file with the corporation, prior to the shareholders' meeting at which the merger is to be voted upon, a written objection stating that the shareholder's right to dissent will be exercised if the merger is effected and giving the shareholder's mailing address for receiving notice of the merger if it becomes effective.

   In addition, in order to dissent, the shareholder must not vote in favor of the merger. It is not necessary that a shareholder vote against the merger in order to dissent, so long as the shareholder files a written objection in advance of the proposed action. However, merely voting against the merger, either by proxy or at the shareholders' meeting, will not take the place of filing the required written objection.

   If the merger is effected and the dissenters' rights provisions of the Texas Act are applicable to such merger, the surviving corporation of such merger must, within 10 days thereafter, mail or deliver notice thereof to each shareholder who has filed a written objection and who has not voted in favor of the merger. Shareholders who have not voted in favor of the merger and who have filed objections must make written demand for the payment of the fair value of his or her shares within 10 days of the date the surviving corporation mailed or delivered the notice in accordance with the provisions of Article 5.12 of the Texas Act (a copy of which is included in Appendix C). Such written demand must state the number and class of the shares owned by the shareholder and the shareholder's estimate of the fair value of such shares. Also, within 20 days after demanding payment, the shareholder must submit the certificates representing his or her shares to the surviving corporation for notation on the certificate that such demand has been made in accordance with the provisions of
Article 5.13 of the Texas Act (a copy of which is included in Appendix C).

   A shareholder who votes for the merger, or does not file a written objection stating an intent to assert dissenters' rights prior to the shareholder's meeting at which the merger is voted upon, or does not demand payment within 10 days after receiving notice of the effectiveness of the merger, will be deemed to have waived his or her right to dissent and will be bound by the terms of the merger. A shareholder who fails to submit his or her certificate for notation of demand for payment will, at the option of the surviving corporation, terminate his or her right to dissent unless a court for good and sufficient cause directs otherwise.

   Within 20 days after receiving demand for payment from a dissenting shareholder, the surviving corporation must (i) notify the shareholder that it agrees to the amount claimed as the fair value of the shares, or (ii) set forth the surviving corporation's estimate of the fair value of the shares. If the surviving corporation and the shareholder agree on a value within 60 days after the merger, the surviving corporation must pay that value for the shares within 90 days after the merger. If the surviving corporation and the dissenting shareholder do not so agree, either the surviving corporation or such shareholder may file a petition in a court of competent jurisdiction in the appropriate Texas State district court within 120 days after the merger asking for a finding and determination of the fair value of the shares owned by the dissenting shareholder.

   All shareholders who properly dissent from a proposed merger involving a Texas corporation in accordance with the Texas Act will lose all rights with respect to their shares except the right to receive payment for the shares and the right to maintain an appropriate action to obtain relief on the grounds that the merger would be or was fraudulent. A shareholder may withdraw his or her demand before payment is made for the shares or before a petition has been filed asking for a finding and determination of the fair value of such shares, but no demand may be withdrawn after such payment has been made, or, unless the surviving corporation consents, after any such petition has been filed.

   If a shareholder withdraws his or her demand, or if neither party timely files a petition asking for a determination of fair value of the shares, such shareholder shall be bound by the terms of the merger and restored to the status of shareholder.

   The dissenters' rights provisions of the Texas Act described herein are applicable to all proposed mergers involving Texas corporations, except in those instances where (i) the shares of such corporation are listed on a national securities exchange or (ii) such shares are held of record by 2,000 holders or more. L&B Common shares are not listed on a national securities exchange, and L&B has fewer than 2,000 record shareholders (approximately 283 as of the record date for the Special Meeting). Therefore, L&B shareholders are entitled to assert dissenters' rights under the Texas Act in connection with the Merger.

   THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS TO DISSENT AND DEMAND PAYMENT FOR THEIR SHARES DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE TEXAS ACT RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF L&B, AND IS QUALIFIED BY REFERENCE TO THE EXCERPTS OF THE TEXAS ACT WHICH HAVE BEEN SET FORTH IN FULL AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS.


EXCHANGE OF L&B STOCK CERTIFICATES; FRACTIONAL SHARES

   The conversion of L&B Common into the Basic Merger Consideration (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of L&B Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, being collectively referred to herein as the "L&B Certificates") which may be exchanged for the Merger Consideration will be deemed, for all corporate purposes other than the payment of dividends and other distributions on shares of Jefferson Common, to evidence ownership of and entitlement to receive such Merger Consideration.

   As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a L&B Certificate advising such holder of the amount of cash and number of shares of Jefferson Common such holder is entitled to receive pursuant to the Merger, and of the procedures for surrendering such L&B Certificates in exchange for a certificate for the number of whole shares of Jefferson Common constituting the Stock Component, and a check for the cash amount such holder is entitled to receive for the Cash Component. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the L&B Certificates will pass, only upon proper delivery of the L&B Certificates to the Exchange Agent and will be in such form and have such other provisions as Jefferson may reasonably specify. SHAREHOLDERS OF L&B ARE REQUESTED NOT TO SURRENDER THEIR L&B CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Jefferson Common constituting the Stock Component of the Per Share Basic Merger Consideration into which L&B Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the L&B Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Jefferson Common constituting the Stock Component of the Per Share Basic Merger Consideration issuable with respect to such L&B Common, which would otherwise be payable, will not be paid to the holders of such L&B Certificates and, in such case, upon surrender of the L&B Certificates and a duly executed Letter of Transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Jefferson Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.


REPRESENTATIONS AND WARRANTIES OF L&B, JEFFERSON AND ACQUISITIONCO

   The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by L&B, except as otherwise disclosed to Jefferson, as to: (i) its organization and good standing; (ii) its capitalization; (iii) the due authorization and execution of the Merger Agreement by L&B; (iv) subsidiaries, partnerships and joint ventures; (v) the accuracy of the financial statements of L&B; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of L&B; (vii) the absence of certain orders, agreements or memoranda of understanding between L&B and any federal or state agency charged with the supervision or regulation of thrifts;
(viii) the filing of tax returns and payment of taxes; (ix) the absence of pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its investment portfolio; (xiii) its loan portfolio; (xiv) employee matters and ERISA; (xv) title to its properties, the absence of liens (except as specified) and insurance matters;
(xvi) environmental matters; (xvii) compliance with applicable laws and regulations; (xviii) the absence of undisclosed liabilities; (xix) brokerage commissions or similar finder's fees in connection with the Merger; and (xx) the accuracy of information supplied by L&B in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

   Jefferson's and AcquisitionCo's representations and warranties include, among other things, those as to (i) their organization and good standing; (ii) their capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Jefferson and AcquisitionCo, and the absence of the need (except as specified) for governmental or third party consents to the Merger;
(iv) subsidiaries of Jefferson; (v) the accuracy of Jefferson's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of Jefferson on a consolidated basis; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; (x) the accuracy of information supplied by Jefferson and AcquisitionCo in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement; (xi) the absence of brokerage commissions or similar finder's fees in connection with the Merger; (xii) the absence of certain orders, agreements or memoranda of understanding between Jefferson or AcquisitionCo and any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies; (xiii) the filing of tax returns and payment of taxes; (xiv) the absence of undisclosed liabilities; and
(xv) the availability of adequate current public information on affiliates.


CERTAIN OTHER AGREEMENTS

   Business of L&B in Ordinary Course. Pursuant to the Merger Agreement, L&B has agreed, among other things, that it will conduct its business and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that it will not, without the prior written consent of Jefferson (which consent shall not be unreasonably withheld): (i) issue additional shares of L&B Common or other capital stock, options, warrants or other rights to subscribe for or purchase shares of L&B Common, or any other capital stock or any other securities convertible into or exchangeable for any capital stock of L&B; (ii) directly or indirectly redeem, purchase or otherwise acquire L&B Common or any other capital stock of L&B (however, L&B has agreed to transfer to its treasury 4,500 shares of L&B Common now held by the Sulphur Springs Loan and Building Association Recognition Plan and Trust Agreement and held for award under such plan); (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its charter or articles of incorporation or association, as the case may be, or bylaws; (v) grant any increase (other than ordinary and normal increases consistent with past practices except as contemplated by written agreements in existence on June 25,
1996) in the compensation payable or to become payable to directors, officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such directors, officers or employees; (vi) borrow or agree to borrow any amount of funds or directly or indirectly guarantee or agree to guarantee any obligations of others except for borrowing in the ordinary course of business from the Federal Home Loan Bank of Dallas and sales of mortgage loans into the secondary market made in the ordinary course of business and with recourse or obligation to repurchase; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $500,000, or that would increase the aggregate credit outstanding to any one borrower or group of affiliated borrowers to more than $500,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;
(ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment out of the ordinary course of business having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, subject to lien or charge or otherwise encumber any of its assets or properties except in the ordinary course of business; and except to secure borrowing in the ordinary course of business from the Federal Home Loan Bank of Dallas and sales of mortgage loans into the secondary market made in the ordinary course of business and with recourse or obligation to repurchase; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to L&B except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or personal property having a book value of greater than $25,000 other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness, except that upon receipt of the signed agreements terminating the Deferred Compensation Agreements (as defined below in "Other L&B Agreements"), may transfer to C. Glynn Low and Daniel Phillips, respectively, their life insurance policies; (xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which does not reflect the need for further environmental assessment; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment which will materially adversely affect the business, financial condition or earnings of L&B; (xvi) violate any law, statute, rule, governmental regulation or order which will materially adversely affect the business, financial condition or earnings of L&B; (xvii) purchase any real or personal property or make any capital expenditure in excess of $50,000; (xviii) prepay any outstanding principal amount under any loan agreement relative to the L&B ESOP; (xix) amend, modify or supplement any Employee Plans or distribute to employees of L&B and its subsidiaries any revised summary plan descriptions or supplements to summary plan descriptions relative to any Employee Plans; or (xx) engage in any transaction or take any action that would render untrue, in any material respect, any of the representations and warranties made by L&B in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

   Environmental Inspections. L&B has provided Jefferson reports of phase one environmental investigations on certain real property owned or leased by L&B. In addition, Jefferson has the right to obtain similar reports of a phase one environmental investigation on all other real properties owned, leased or operated by L&B (not including leased space in retail and similar establishments and space leased for automatic teller machines). If required by the phase one reports in Jefferson's reasonable opinion, Jefferson shall have the right to obtain a report of a phase two environmental investigation on all properties requiring additional study. Should the cost of obtaining such phase two reports and the cost of taking all remedial and corrective measures required by applicable law, recommended or suggested by such report or reports, or prudent in light of serious life, health or safety concerns exceed $100,000 as reasonably estimated by an environmental expert retained for such purpose by Jefferson and reasonably acceptable to L&B (or cannot be so estimated to be $100,000 or less), then Jefferson will have the right for a period of 10 business days to terminate the Merger Agreement by giving written notice to L&B, which shall be Jefferson's sole remedy in such event.

   Environmental investigations routinely are conducted by Jefferson in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a financial institution or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In financial institution or other business acquisition transactions, Jefferson's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Jefferson and its shareholders.

   Other L&B Agreements. In addition, L&B has agreed to: (i) give Jefferson prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a failure of any condition precedent to any party's obligation to effect the Merger or breach of any of L&B's representations or agreements in the Merger Agreement, or of the occurrence of any matter or event known to and directly involving L&B (not including changes in conditions that affect the thrift industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of L&B; (ii) use its best efforts to obtain all necessary consents with respect to any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (iv) permit Jefferson reasonable access to L&B's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Jefferson may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; (v) maintain and keep all of its benefit plans fully funded and, to the extent any such benefit plan may not be fully funded, to timely make such contributions as are required to fully fund such unfunded plan; (vi) cause the Savings Bank to enter into a merger agreement with First Federal; (vii) obtain and deliver to Jefferson prior to the Closing Date the signed agreements of Messrs C. Glynn Lowe and Daniel M. Phillips regarding termination of the Deferred Compensation Agreements, each dated November 17, 1987, between Sulphur Springs Loan and Building Association and each such person, and the release of all liabilities and obligations thereunder; (viii) obtain and deliver to Jefferson prior to the Closing Date a copy of a lease agreement, satisfactory to Jefferson, or satisfactory evidence of ownership of a certain parking lot located immediately adjacent to the Savings Bank's home office; and (ix) deliver to Jefferson prior to the Closing Date a copy of a lease, on term satisfactory to Jefferson, with respect to the Savings Bank's branch located at 101 Kaufman, Mt. Vernon, Texas.

   Jefferson's Agreements. Pursuant to the Merger Agreement, Jefferson and AcquisitionCo have agreed, as applicable, among other things, to: (i) file all regulatory applications required in order to consummate the Merger and to keep L&B reasonably informed as to the status of such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary permits and approvals under applicable state securities laws; (iv) prepare and file any other filings required under the Securities Exchange Act of 1934, as amended, relating to the Merger and related transactions; (v) promptly notify L&B in writing should Jefferson or AcquisitionCo have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Merger Agreement; (vi) use their respective best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (vii) permit L&B reasonable access to their properties and to disclose and make available all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Jefferson in which L&B may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement. In addition, the Merger Agreement states that Jefferson shall provide certain employee benefit plans and programs to the employees of L&B who continue their employment after the Effective Time.


NO SOLICITATION

   The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, L&B will not solicit, encourage or initiate any inquiries with respect to, or, without prior written notice to Jefferson, participate in negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of L&B. L&B is required to promptly advise Jefferson of its receipt of, and the substance of, any such proposal or inquiry.


WAIVER AND AMENDMENT

   Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Merger Agreement by the shareholders of L&B at the Special Meeting provided, however, that no amendment or modification will alter the amount or change the form of the Basic Merger Consideration to be received by shareholders of L&B or alter or change any of the terms of the Agreement if the amendment would adversely affect shareholders of L&B. It is anticipated that any given condition to the obligations of L&B and Jefferson to consummate the Merger would be waived only in those circumstances where the Board of Directors of L&B or Jefferson, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


EXPENSES AND FEES

   In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that: (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party; and (ii) in certain events, a fee of $250,000 will be required to be paid to L&B or Jefferson by the other party. See "THE MERGER -- Payment Upon Occurrence of Certain Triggering Events."


FEDERAL INCOME TAX CONSEQUENCES

   The Merger has been structured to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders perfecting their dissenters' rights, and cash received constituting the Cash Component of the Merger Consideration, holders of shares of L&B Common will recognize no gain or dividend income on the receipt of Jefferson Common in the Merger. Additionally, their aggregate basis in the shares of Jefferson Common received in the Merger will be the same as their aggregate basis in their shares of L&B Common converted in the Merger decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder on the exchange. Provided the shares surrendered are held as capital assets, the holding period of the shares of Jefferson Common received by them will include the holding period of their shares of L&B Common exchanged therefor. Cash received as the Cash Component of the Merger Consideration and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or ordinary income, as the case may be, depending upon each shareholder's particular situation. Jefferson, L&B and AcquisitionCo will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code and no gain will be recognized by Jefferson, L&B or AcquisitionCo by reason of the Merger.

   Consummation of the Merger is conditioned upon receipt by Jefferson and L&B of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain or income will be realized by each holder of shares of L&B Common who receives both Jefferson Common and cash in exchange for his or her shares of L&B Common, and will be recognized, but not in excess of the amount of cash received; (iii) the basis of shares of Jefferson Common received by a shareholder of L&B will be the same as the basis of his or her shares of L&B Common exchanged therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder in the exchange; and (iv) the holding period of the shares of Jefferson Common received by such shareholders will include, in each instance, the holding period of the shares of L&B Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

   THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO L&B SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH L&B SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

RESALE OF JEFFERSON COMMON

   The shares of Jefferson Common issued pursuant to the Merger will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any L&B shareholder who may be deemed to be an "affiliate" of L&B or Jefferson for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Jefferson providing that such affiliate will not transfer any shares of Jefferson Common received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of shares of Jefferson Common received by any person who may be deemed to be an affiliate of L&B. Persons who may be deemed to be affiliates of L&B generally include individuals who, or entities which, control, are controlled by or are under common control with L&B and will include directors and certain executive officers of L&B and may include principal shareholders of L&B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain members of management and the Board of Directors of L&B may be deemed to have interests in the Merger in addition to their interests as shareholders of L&B generally. For information about the percentage of L&B Common owned by the directors and executive officers of L&B, see "INFORMATION ABOUT L&B -- Security Ownership of Certain Beneficial Owners and Management." None of the directors or executive officers of L&B would own, on a pro forma basis giving effect to the Merger, more than 0.5% of the issued and outstanding shares of Jefferson Common.

   Insurance; Indemnification. The Merger Agreement provides that following the Effective Time, Jefferson shall provide the present and former directors and officers of L&B with the same director and officer liability insurance coverage that Jefferson provides for the benefit of its directors and officers to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by L&B. If the premium exceeds such maximum amount, Jefferson will use its best efforts to procure such level of insurance as can be obtained for a premium equal to the maximum amount. The Merger Agreement also provides that for a period of six years after the Effective Time, Jefferson and AcquisitionCo will indemnify the present directors, officers, employees and agents of L&B against any liability arising out of actions occurring prior to the Effective Time, to the maximum extent such indemnification is permitted under federal law and regulations applicable to federally chartered thrifts, including provisions relating to advances of expenses incurred in the defense of any action or suit.

   Employee Benefits. The Merger Agreement contains certain provisions regarding employee benefits which are described below under "THE MERGER -- Effect on Employee Benefit Plans."

   Employment Agreement. It is presently anticipated that C. Glynn Lowe President and Chief Executive Officer of L&B, will continue as an executive officer of First Federal following consummation of the Subsidiary Merger. On the date upon which the Merger becomes effective (the "Effective Date"), Mr. Lowe will enter into an Employment Agreement with Jefferson and First Federal, the form of which is attached as an exhibit to the Merger Agreement attached hereto as Appendix A.

   The Employment Agreement provides that First Federal will employ Mr. Lowe as President and Chief Operating Officer of the Sulphur Springs, Texas region of First Federal for an initial period of two years commencing on the closing date of the Subsidiary Merger, subject to renewals for additional one year periods thereafter. Pursuant to the terms of the Employment Agreement, Mr. Lowe will receive an initial annual salary of $110,000 and will be eligible to participate in Jefferson's executive bonus plan. The annual salary may be increased from time to time as established by the Board of Directors of First Federal. In addition, Mr. Lowe will be entitled to participate in all employee welfare, benefit, retirement and medical plans of First Federal, will receive at least four weeks of paid vacation, and will be provided an automobile allowance for use in the performance of his duties as an officer of First Federal.

   The Employment Agreement provides that, in the event that his employment with First Federal is lawfully terminated for cause or resignation, Mr. Lowe will not compete with First Federal, in First Federal's Community Reinvestment Act service area, for a period of two years following such termination.

ACCOUNTING TREATMENT

   The Merger will be accounted for by Jefferson under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", as amended.

Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include results of operations of L&B prior to the Effective Time. See "PRO FORMA FINANCIAL DATA."


MANAGEMENT AND OPERATIONS AFTER THE MERGER

   First Federal will be the surviving association in the Subsidiary Merger. Following consummation of the Subsidiary Merger, the present offices of Savings Bank will be operated as branch offices of First Federal. It is not anticipated that the Board of Directors of Jefferson will be affected as a result of the Merger. It is presently anticipated that the executive officers of Savings Bank will continue as officers of First Federal following the Merger.

   Mr. C. Glynn Lowe President of L&B, will enter into a two-year Employment Agreement with Jefferson and First Federal to be executed on the Closing Date. See "THE MERGER -- Interests of Certain Persons in the Merger -- Employment Agreement." A copy of the form of Mr. Lowe's Employment Agreement is attached as an exhibit to the Merger Agreement attached hereto as Appendix A. There are no other employment agreements between Jefferson, First Federal and any other officers of L&B.


EFFECT ON EMPLOYEE BENEFIT PLANS

   The Merger Agreement provides that each employee of L&B who continues as an employee of First Federal following the Effective Time will be entitled, as a continued employee of a subsidiary of Jefferson, to participate in certain employee benefit and stock plans that may be in effect for employees of all of Jefferson subsidiaries, from time to time, on the same basis as similarly situated employees of other Jefferson subsidiaries, subject to the right of Jefferson to amend, modify or terminate any such plans or programs in its sole discretion. Jefferson will, for purposes of measuring periods of time for vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which former employees of L&B may participate, credit each such employee with his or her term of service with L&B. As of September 30, 1996, approximately 100,050 shares of L&B Common had been acquired and were held by the Employees' Stock Ownership Trust of the Savings Bank (the "Trust"). Approximately 21,862 shares held in the Trust had been allocated or were available for allocation to the accounts of participating employees. Those participating employees are entitled to direct the Trustees as to the manner in which L&B Common allocated to them is to be voted. Approximately 78,188 held in the Trust were unallocated. The Trustee votes all unallocated L&B Common held by them for the Trust in the same proportion for and against proposals as participating employees vote shares of L&B Common allocated to them. Any shares allocated to participating employees which either abstain or do not vote are disregarded in determining this ratio. Each share of L&B Common held in the Trust, whether allocated or unallocated, will be exchanged for the Per Share Basic Merger Consideration.


JEFFERSON'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   Jefferson has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Jefferson DRP") which provides, in substance, for those shareholders of Jefferson who elect to participate, that dividends on shares of Jefferson Common and optional cash payments of not less than $100 per payment, up to a maximum of $10,000 for each quarter, will be invested in shares of Jefferson Common. Shares of Jefferson Common will be purchased either in the market, in private transactions or directly from Jefferson. The purchase price for Jefferson Common purchased in the market or in private transactions will be the actual purchase price, exclusive of brokerage commissions and expenses. The purchase price of shares of Jefferson Common purchased directly from Jefferson will equal the average of the high and low price of Jefferson Common on the dividend payment date, as reported on Nasdaq, reduced by a discount of at least 2%. After the Effective Time, shareholders of L&B who receive Jefferson Common in the Merger will have the right to participate in the Jefferson DRP.

                           PRO FORMA FINANCIAL DATA

   The following pro forma combined condensed balance sheet as of September 30, 1996, and the pro forma combined condensed statements of income for the nine month period ended September 30, 1996 and the year ended December 31, 1995, give effect to the Merger based on the historical consolidated financial statements of Jefferson and its subsidiaries and the historical consolidated financial statements of L&B under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

   The pro forma financial statements have been prepared by the management of Jefferson and L&B based upon their respective financial statements. The following pro forma combined condensed balance sheet and condensed statements of income include:

  (a) Jefferson's historical consolidated financial information, which has been designated herein as "Jefferson."

  (b) L&B's historical consolidated financial information, which has been designated herein as "L&B." The information for L&B, the fiscal year end of which is June 30, has been restated to conform with Jefferson's fiscal year end of December 31 by adding the results of L&B for the six month period ended December 31, 1995 to the six month period ended June 30, 1995.

  (c) The combined statements of Jefferson and L&B which have been designated herein as "Pro Forma."

   These pro forma statements assume the Merger was consummated at the beginning of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Jefferson and L&B incorporated by reference herein in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                L&B         Jefferson &                 Texas
                                                             Financial          L&B                    Heritage
                                                  L&B       Pro Forma       Financial      Texas      Pro Forma      All Entities
                                 Jefferson     Financial   Adjustments      Pro Forma     Heritage   Adjustments       Pro Forma
                                -----------    ---------   -----------    -------------  ---------   -----------     ------------
ASSETS
Cash                            $   6,252       1,463                          7,715          441                       8,156
Interest-bearing deposits           8,868       9,696          (739)a         17,825        2,059         3,000 c      17,684
                                                                                                         (5,005)e
                                                                                                           (195)d
Federal funds sold                     25           0                             25        1,170                       1,195
Investment securities:
  Available for sale, at
   fair value                      83,275         317       (10,000)a         73,592            0                      73,592
  Held to maturity, at cost             0         109                            109        1,168            (4)g       1,273
Mortgage-backed securities
 net:
  Available for sale, at
   fair value                     155,578      20,960        (4,428)a        172,110            0                     172,110
  Held to maturity, at cost             0      38,110            54 g         38,164        7,259          (113)g      45,310
Loans receivable, net             820,130      69,042                        889,172       53,878                     943,050
Real estate required through
 foreclosure, net                   5,215         293                          5,508          786                       6,294
Stock in Federal Home Loan
 Bank                              15,071         762                         15,833          659                      16,492
Office properties and
 equipment, net                     8,533       2,300                         10,833        1,103                      11,936
Deferred tax asset                  1,008           0                          1,008           77                       1,085
Excess of cost over fair
 value of assets acquired          14,370           0         4,735 i         19,105            0         5,945 i      25,050
Accrued income and other
 assets                            10,014       1,552        28,856 a         11,566          680        10,010 e      12,246
                                                            (28,856)b                                   (10,010)f

                               ----------     -------       -------        ---------      -------       -------     ---------
                               $1,128,339     144,604       (10,378)       1,262,565       69,280         3,628     1,335,473
                               ----------     -------       -------        ---------      -------       -------     ---------

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Savings deposits               $  876,636     104,242                        980,878       60,917                   1,041,795
Borrowed money                    143,902      13,500                        157,402        2,426         3,000 c     162,828
Advance payments by
 borrowers for taxes
and insurance                      10,659       1,110                         11,769          519                      12,288
Accrued expenses and other
 liabilities                       15,462       1,185           500 h         17,147          541           500 h      18,188
                               ----------     -------       -------        ---------      -------       -------     ---------
       Total liabilities        1,046,659     120,037           500        1,167,196       64,403         3,500     1,235,099
                               ----------     -------       -------        ---------      -------       -------     ---------
Stockholders' equity:
  Preferred stock                       0           0                              0           39           (39)d           0
  Common stock                         45          17             5 a             50        1,402        (1,402)f          50
                                                                (17)b
  Additional paid-in capital       44,022      15,165        13,491 a         57,513        1,616         2,074 e      59,587
                                                            (15,165)b                                      (156)d
                                                                                                         (1,460)f
  Retained earnings, subject
   to certain restriction          49,012      10,549       (10,549)b         49,012        1,820        (1,820)f      49,012
  Unrealized gain (loss) on
   assets available for sale         (864)        (76)           76 b           (864)           0                        (864)
  Unamortized restricted
   stock awards                      (387)       (287)          287 b           (387)           0                        (387)
  Unamortized ESOP shares          (5,546)       (800)       (1,478)a         (7,024)           0                      (7,024)
                                                                800 b
  Treasury stock at cost           (4,602)         (1)        1,671 a         (2,931)           0         2,931 e           0
                                                                  1 b
                               ----------     -------       -------        ---------      -------       -------     ---------
       Total stockholders'
        equity                     81,680      24,567       (10,878)          95,369        4,877           128       100,374
                               ----------     -------       -------        ---------      -------       -------     ---------
                               $1,128,339     144,604       (10,378)       1,262,565       69,280         3,628     1,335,473
                               ==========     =======       =======        =========      =======       =======     =========

See Notes to Pro Forma Combined Condensed Balance Sheet

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

The accompanying pro forma combined condensed balance sheet was derived from the historical financial records of Jefferson and L&B Financial and should be read in conjunction with the historical financial statements of Jefferson and L&B Financial incorporated herein by reference.

   (a) Purchase of L&B Financial with assumed consideration of $15,167,000 in cash and 674,089 shares of Jefferson stock at a price of $22.50 per share, which was the closing sale price as reported on Nasdaq on September 25, 1996. The actual price used to calculate the merger consideration will be the average per share closing price of Jefferson Common, as reported on Nasdaq for the twenty (20) business days preceding the fifth calendar day prior to the Effective Time. Treasury shares will be utilized to the extent available and additional shares will be issued as needed. Unearned ESOP shares at L&B Financial will also be exchanged for the per share basic merger consideration, and L&B Financial's ESOP will then be merged into Jefferson's ESOP. Jefferson plans to sell securities to obtain cash for the transaction.

   (b)  Elimination of Jefferson's investment in L&B Financial.

   (c) In connection with the proposed acquisition of Texas Heritage, Jefferson plans to borrow through one year advances from the Federal Home Loan Bank of Dallas.

   (d) Preferred stock of Texas Heritage will be redeemed at an assumed price of $5.00 per share.

   (e) Purchase of Texas Heritage with assumed consideration of twice book value, as adjusted per the Agreement, after redemption of preferred stock, paid in $5,005,000 cash and 183,670 treasury shares of Jefferson stock at a price of $27.25 per share, which was the closing sale price as reported on Nasdaq on May 31, 1996.

   (f)  Elimination of Jefferson's investment in Texas Heritage.

   (g) Adjustment of Texas Heritage's and L&B Financial's investment securities and mortgage backed securities portfolios to market value based upon estimated market prices as of September 30, 1996. Remaining mark-to-market adjustments were not deemed material.

   (h) Estimate of costs to be incurred for anticipated reorganization and restructuring expenses related to the acquisitions of L&B Financial and Texas Heritage.

   (i) The pro forma excess of cost over fair market value of net assets acquired (goodwill) is $4,735,000 and $5,945,000 as of September 30, 1996 for L&B Financial and Texas Heritage, respectively.

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              L&B          Jefferson &               Texas
                                                           Financial           L&B                  Heritage
                                                 L&B       Pro Forma        Financial    Texas     Pro Forma       All Entities
                                   Jefferson  Financial   Adjustments       Pro Forma   Heritage  Adjustments       Pro Forma
                                  ----------  ---------   -----------    -------------  --------  -----------    --------------
Interest and dividend income      $   61,435      7,773          (739) a        68,461     5,068          (95) a         73,452
                                                                   (8) b                                   18  b
Interest expense                      39,639      4,409                         44,048     2,513          135  c         46,696
                                  ----------  ---------          ----        ---------   -------         ----         ---------
  Net interest income                 21,796      3,364          (747)          24,413     2,555         (212)           26,756
Provision for loan losses                495       (100)                           395        52                            447
                                  ----------  ---------          ----        ---------   -------         ----         ---------
Net interest income after
  provision for loan losses           21,301      3,464          (747)          24,018     2,503         (212)           26,309
Noninterest income                       837        207                          1,044       606                          1,650

Noninterest expense                   20,419      3,090           237  d        23,746     2,115          297  d         26,158
                                  ----------  ---------          ----        ---------   -------         ----         ---------
  Income before income taxes           1,719        581          (984)           1,316       994         (509)            1,801
Income tax expense                       949        219          (269) e           899       336          (76) e          1,159
                                  ----------  ---------          ----        ---------   -------         ----         ---------
Net income                        $      770        362          (715)             417       658         (433)              642
                                  ==========  =========          ====        =========   =======         ====         =========
Net income available to
  common shareholders             $      770        362                            417       658                            642
                                  ==========  =========                      =========   =======                      =========
Net income per common share       $     0.19       0.23                           0.09      1.17                           0.13
                                  ==========  =========                      =========   =======                      =========
Average shares outstanding         3,970,548  1,556,720                      4,611,792   561,000                      4,795,462
                                  ==========  =========                      =========   =======                      =========

See Notes to Pro Forma Combined Condensed Statements of Income.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               L&B           Jefferson &                 Texas
                                                             Financial           L&B                    Heritage
                                                   L&B       Pro Forma        Financial      Texas      Pro Forma     All Entities
                                  Jefferson     Financial   Adjustments       Pro Forma     Heritage   Adjustments     Pro Forma
                                 -----------    ---------   -----------      -----------    --------   -----------    ------------
Interest and dividend income      $   73,044       10,173        (985) a          82,221       5,805       (127) a          87,923
                                                                  (11) b                                     24  b
Interest expense                      50,298        4,991                         55,289       2,959        180  c          58,428
                                   ---------    ---------   -----------        ---------     -------   ----------        ---------
  Net interest income                 22,746        5,182        (996)            26,932       2,846       (283)            29,495
Provision for loan losses                367            0                            367          83                           450
                                   ---------    ---------   -----------        ---------     -------   ----------        ---------
Net interest income after
  provision for loan losses           22,379        5,182        (996)            26,565       2,763       (283)            29,045
Noninterest income                     2,482          (14)                         2,468         597                         3,065
Noninterest expense                   14,955        3,189         316  d          18,460       2,035        396  d          20,891
                                   ---------    ---------   -----------        ---------     -------   ----------        ---------
Income before income taxes             9,906        1,979      (1,312)            10,573       1,325       (679)            11,219
Income tax expense                     3,536          508        (359) e           3,685         467       (102) e           4,050
                                   ---------    ---------   -----------        ---------     -------   ----------        ---------
Net income                        $    6,370        1,471        (953)             6,888         858       (577)             7,169
                                   =========    =========   ===========        =========     =======   ==========        =========
Net income available to
  common shareholders             $    6,370        1,471                          6,888         858                         7,169
                                   =========    =========                      =========     =======                     =========
Net income per common share       $     1.60         0.93                           1.49        1.53                          1.49
                                   =========    =========                      =========     =======                     =========
Average shares outstanding         3,983,317    1,582,540                      4,624,561     561,000                     4,808,231
                                   =========    =========                      =========     =======                     =========


           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(a) Interest income lost at an assumed rate of 5.75% on interest earning assets, 6.20% on investment securities, available for sale, and 7.30% on mortgage-backed securities, available for sale as a result of the cash used for acquisitions.

(b) Amortization of purchase accounting adjustments on investment and mortgage-backed securities portfolios under the straight line method over a period of 5 years.

(c) Interest expense on Federal Home Loan Bank advances at an assumed rate of 6.00%.

(d) Amortization of goodwill under the straight line method over a period of 15 years.

(e) Tax effect of pro forma adjustments at an assumed effective tax rate 36% (goodwill is considered non-deductible).

                     DESCRIPTION OF JEFFERSON CAPITAL STOCK


   The Certificate of Incorporation of Jefferson currently authorizes the issuance of 20,000,000 shares of common stock, par value $0.01 per share (previously defined herein as the "Jefferson Common"), and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares of serial preferred stock are designated "Junior Participating Preferred Stock, Series E", stated value $6,000 per share (the "Jefferson Series E Preferred Stock").

   As of September 30, 1996, 4,181,795 shares of Jefferson Common were issued and outstanding, and 50,000 shares of Jefferson Series E Preferred Stock were reserved for issuance with no shares outstanding.

   With respect to the remaining authorized but unissued preferred shares, Jefferson's Certificate of Incorporation provides that its Board of Directors may, by resolution, cause such serial preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such shares.

   The following is a brief description of the terms of the Jefferson Common. For a discussion of the terms of the Jefferson Series E Preferred Stock, see "COMPARISON OF SHAREHOLDER RIGHTS--Shareholder Rights Plan."

JEFFERSON COMMON

   Dividend Rights. Jefferson may, from time to time, declare dividends to the holders of Jefferson Common, who will be entitled to share equally in any such dividends.

   Voting Rights. Each share of Jefferson Common has the same relative rights and is identical in all respects with every other share of Jefferson Common.
The holders of Jefferson Common possess exclusive voting rights in Jefferson, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of Jefferson Common is entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of Jefferson Common.

   Preemptive Rights. Holders of Jefferson Common do not have preemptive rights with respect to any additional shares of Jefferson Common which may be issued.

   Liquidation Rights. In the event of a liquidation, dissolution or winding up of Jefferson, each holder of shares of Jefferson Common would be entitled to receive, after payment of all debts and liabilities of Jefferson, a pro rata portion of all assets of Jefferson available for distribution to holders of Jefferson Common. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of Jefferson Common.

   Assessment and Redemption. Shares of Jefferson Common will be, when issued, fully paid and nonassessable. Except with respect to the attached preferred share purchase rights, such shares of Jefferson Common do not have any redemption provisions. See "COMPARISON OF SHAREHOLDER RIGHTS--Shareholder Rights Plan."

   Transfer Agent and Registrar. Boatmen's Trust Company, St. Louis, Missouri, is the transfer agent and registrar for the Jefferson Common.

SERIAL PREFERRED STOCK

   The Board of Directors of Jefferson is authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Jefferson Common as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors of Jefferson has no present intention to issue any of the serial preferred stock.


                       COMPARISON OF SHAREHOLDER RIGHTS

   The rights of holders of shares of Jefferson Common are governed by the General Business Corporation Law of Delaware (the "Delaware Law"), the state of Jefferson's incorporation, and by Jefferson's Certificate of Incorporation, Bylaws and other corporate documents of Jefferson. The rights of holders of shares of L&B Common are governed by the Texas Act and by L&B's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of L&B Common differ in certain respects from the rights which such holders would have as shareholders of Jefferson. A summary of the material differences between the respective rights of holders of L&B Common and Jefferson Common is set forth herein.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

   Business Combinations. The Delaware Law generally provides that a merger or consolidation of domestic corporations requires the approval of holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

   Jefferson's Certificate of Incorporation provides that any "Business Combination" (as defined herein) will require the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote and at least a majority of the outstanding shares entitled to vote not including shares deemed beneficially owned by a Related Person. Under Jefferson's Certificate of Incorporation, the term "Business Combination" means: (i) any merger or consolidation of, with or into a Related Person (as defined herein); (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part (as defined herein) of the assets of Jefferson (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person; (iii) any merger or consolidation of a Related Person with or into Jefferson or a subsidiary of Jefferson; (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to Jefferson or a subsidiary of Jefferson; (v) the issuance of any securities of Jefferson or a subsidiary of Jefferson to a Related Person;
(vi) the acquisition by Jefferson or a subsidiary of Jefferson of any securities of a Related Person; (vii) any reclassification of Jefferson Common or any recapitalization involving Jefferson Common; and (viii) any agreement, contract or other arrangement providing for any of the transactions described in Article XV of the Certificate of Incorporation. The term "Related Person" means and includes: (i) any individual, corporation, partnership or other person or entity which together with its affiliates beneficially owns in the aggregate 10% or more of the outstanding shares of Jefferson Common; and (ii) any affiliate of any such individual, corporation, partnership or other person or entity.
Without limitation, any shares of Jefferson Common which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person. The Term "Substantial Part" means more than 25% of the total assets of Jefferson, as of the end of its most recent fiscal year ending prior to the time the determination is made.

   The Texas Act provides that any merger or consolidation must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of each corporation entitled to vote thereon, unless the board of directors requires a greater vote or vote by class or by series. Notwithstanding the foregoing, the Texas Act permits the articles of incorporation or bylaws to specifically provide that the act of the shareholders on matters with respect to which an affirmative vote of holders of a specified portion of the shares entitled to vote is required shall be the affirmative vote of holders of a specified portion, but not less than a majority of the shares entitled to vote on that matter.

   L&B's Articles of Incorporation provide three mechanisms to approve a "Business Combination" (as defined herein). First, a Business Combination may be approved by the affirmative vote of not less than 80% of the outstanding voting shares, voting separately as a class, and an independent majority of shareholders. Second, if a Business Combination satisfies the following requirements, it may be approved by the affirmative vote of at least two-thirds of the outstanding voting shares: (i) the economic benefit received from the Business Combination by each common and preferred shareholder relative to the market price of the shares before the combination is equal to or greater than the price paid for the shares by the Related Person (as defined herein) relative to the market price for the stock immediately prior to the Related Person's acquisition of the stock; (ii) the economic per share benefit received by common and preferred shareholders is equal to or greater than the highest price paid by the Related Person; (iii) all shareholders, including any Related Persons, receive the same consideration; (iv) after the time a party becomes a Related Person and prior to the consummation of the Business Combination, (a) such Related Person has voted his shares in such a manner to cause the Board of Directors to have a proportion of directors who are Related Person equal to the proportion of outstanding shares held by Related Persons, (b) such Related Person has not acquired, directly or indirectly, from L&B any shares except under limited circumstances, and (c) such Related Person has not received the benefit of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by L&B or made any major change in L&B's business or equity capital structure; and (iv) each shareholder receives a detailed proxy statement. Third, a Business Combination may be approved by two-thirds of the "Whole Board of Directors" (as defined herein) if the approval is prior to the acquisition of 10% or more of L&B's outstanding voting shares by the Related Person or by the affirmative vote of two-thirds of the Whole Board of Directors and a majority of the Continuing Directors (as defined herein) after such acquisition.

   Under L&B's Articles of Incorporation, the term "Business Combination" means: (i) any sale, lease, exchange, or other disposition of all or substantially all of its assets or business to or with a Related Person by L&B or its subsidiaries; (ii) any purchase, exchange, lease or other disposition of all or any Substantial Part of the assets of a Related Person to L&B or a subsidiary of L&B; (iii) any merger or consolidation, with or into a Related Person; (iv) any reclassification of securities or any recapitalization which indirectly or directly has the effect of increasing the proportionate voting shares of L&B; and (v) the acquisition by L&B or a subsidiary of L&B of any securities of a Related Person. The term "Related Person" means and includes
(i) any individual, corporation, partnership or other person or entity which together with its affiliates beneficially owns in the aggregate 10% or more of the outstanding shares of L&B; and (ii) any affiliate of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of L&B which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person. The term "Whole Board of Directors" means the total number of directors which L&B would have if there were no vacancies. The term "Continuing Director" includes (i) each of the present directors of L&B, whether or not such person is a Related Person, (ii) individuals unaffiliated with a Related Person who was a member of the Board of Directors prior to the time that a Related Person acquired 10% or more of the outstanding voting shares, and (iii) individuals unaffiliated with a Related

Person and who is designated before his initial election as a Continuing Director by a majority of the then Continuing Directors.

     Because of the differences between Jefferson's Certificate of Incorporation and L&B's Articles of Incorporation, it may be more difficult for Jefferson's shareholders to cast sufficient votes to approve certain business combinations than it is for shareholders of L&B.

     Removal of Directors. The Certificate of Incorporation of Jefferson provides that any director or the entire board of directors of Jefferson may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of Jefferson shall have the right, voting separately as a class, to elect one or more directors of Jefferson, the removal provisions described above do not apply with respect to the directors elected by such holders of preferred stock.

     The Texas Act permits the removal of directors only by specific provision in the articles of incorporation or bylaws at a meeting specifically called for that purpose, which such removal is approved by not less than a majority of shareholders then entitled to vote at any election of directors.

     L&B's Articles of Incorporation and Bylaws provide that any director may be removed from office only for cause by an affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of class or series of stock are entitled to elect one or more directors, only the holders of shares of that class or series of stock shall be entitled to vote for or against the removal of any director elected by the holders of the shares of that class or series.

     Because of the differences between the Jefferson's Certificate of Incorporation and L&B's Articles of Incorporation, it may be more difficult for a stockholder of Jefferson to remove a director for cause than it is for a shareholder of L&B.

     Amendments to Certificate of Incorporation. The Delaware Law provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon. The Delaware Law also provides that if a greater vote is specified in the certificate of incorporation, then amending such provision in the certificate of incorporation likewise requires such a greater than majority shareholder vote.

     The Certificate of Incorporation of Jefferson provides that the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in its Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders therein are granted subject to this reservation. The Certificate of Incorporation of Jefferson further provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors shall be required to amend or repeal certain provisions of Jefferson's Certificate generally related to business combinations and anti-takeover protections.

     Under the Texas Act, an amendment to the articles of incorporation of a Texas corporation is adopted upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event, the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. In addition, the Texas Act provides that the holders of outstanding shares of a class or series, whether or not entitled to vote as a class or series thereon by provision of the articles of incorporation, may do so if the amendment directly affects their class or series of stock.

     L&B's Articles of Incorporation provide that L&B reserves the right to repeal, alter, amend or change any provision contained in its Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders therein are granted subject to this reservation. The Articles of Incorporation further provide that a majority of the directors then in office must first approve the amendment and then an affirmative vote of a majority of the shares of the Corporation entitled to vote generally in an election of directors (voting together as a single class, unless any class or series of shares is entitled to vote as a class, in which event the proposed amendment requires the affirmative vote of the majority of the shares within each class entitled to vote) is required to approve the amendment. However, to amend, adopt, alter, change or repeal any provision inconsistent with Articles VI, VII, VIII, IX, and XI, requires an affirmative vote of at least two-thirds of shares entitled to vote generally in an election of directors (voting together as a single class, unless any class or series of shares is entitled to vote as a class, in which event the proposed amendment requires the affirmative vote of the majority of the shares within each class entitled to vote). To amend, alter, change or repeal Article X, requires an affirmative vote of the holders of at least two-thirds of the outstanding voting shares, voting separately as a class, and an independent majority of stockholders unless at least two-thirds of the Whole Board of Directors, including a majority of the Continuing Directors approve the amendment.

     The Delaware Law and provisions of Jefferson's Certificate of Incorporation make it more difficult for the shareholders of Jefferson to amend certain provisions of its Certificate of Incorporation than it is for the shareholders of L&B to amend similar provisions of its Articles of Incorporation.

     Amendments to Bylaws. Jefferson's Certificate of Incorporation provides that the Board of Directors of Jefferson is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of Jefferson by a vote of two-thirds of the Board of Directors. In addition, the Bylaws may be repealed, altered, amended or rescinded by the vote of the holders of not less than 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

     L&B's Bylaws and Articles of Incorporation provide that the Board of Directors may adopt, alter, amend or repeal the Bylaws with an affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors.

     Because of the differences between Jefferson's Certificate of Incorporation and L&B's Bylaws and Articles of Incorporation, it is more difficult for shareholders of Jefferson to affect an amendment to its Bylaws.

VOTING RIGHTS

     In accordance with the Delaware law, and as provided in Jefferson's Bylaws, each outstanding share of Jefferson is entitled to one vote on each matter voted on at a meeting of shareholders. A shareholder of Jefferson may vote in person or by proxy. Directors of Jefferson are elected by a plurality of the votes cast, and shareholders of Jefferson are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except with respect to those matters specifically requiring a greater than majority vote pursuant to the Delaware Law or Jefferson's Certificate of Incorporation.

     Under the Texas Act, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent provided by the articles of incorporation or as otherwise provided in the Texas Act. The Texas Act does provide, however, for cumulative voting for the election of directors unless expressly prohibited by the articles of incorporation.

     L&B's Bylaws provide that each outstanding share of stock is entitled to one vote on each matter voted on at a meeting of shareholders. A shareholder of L&B may vote in person or by proxy. Directors of L&B are elected by a plurality of the votes cast. L&B's Articles of Incorporation expressly prohibit cumulative voting in the election of directors. All other matters voted on by shareholders are determined by a majority of the shareholder votes cast, except those matters specifically requiring a greater vote pursuant to L&B's Bylaws and Articles of Incorporation.

     The rights of shareholders of Jefferson and those of L&B are not materially different in these respects.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Jefferson's Certificate of Incorporation provides that special meetings of shareholders for any purposes may be called at any time by the Board of Directors of Jefferson or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authorities, as provided in a resolution of the Board of Directors or in the Bylaws of Jefferson, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons. Neither Jefferson's Certificate of Incorporation nor its Bylaws specifically authorize shareholder action by unanimous written consent of the shareholders.

     The Texas Act provides that a special meeting of shareholders may be called by the president, the board of directors or by persons authorized in the articles of incorporation or the bylaws or by the holders of at least 10% of all of the shares entitled to vote at the proposed special meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%, but in no event shall the articles of incorporation provide for a number of shares greater than 50%. Only business within the purpose or purposes described in the notice of meeting may be conducted at a special meeting of the shareholders.

     L&B's Bylaws and Articles of Incorporation provide that a special meeting of shareholders for any purpose may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the Whole Board of Directors (defined as the number of directors which the Corporation would have if there were no vacancies) and a majority of the directors then in office, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, or (iv) holders of a majority of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

     The Texas Act also provides that, unless otherwise provided for in the articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all shares entitled to vote on the subject matter. Under the Texas Act, the articles of incorporation may also specifically allow for such actions to be taken by written consent of the shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present. L&B's Articles of Incorporation do not provide for such action to be taken by written consent.

     The rights of shareholders of Jefferson and those of L&B are not materially different in these respects, except that a majority of shareholders of L&B may call a special meeting while the shareholders of Jefferson may not.

NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS AND PROPOSALS

     The Delaware Law does not contain any specific provisions regarding notice of shareholders' nominations of directors or proposals.

     Jefferson's Certificate of Incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors of Jefferson or by any shareholder of Jefferson entitled to vote generally in the election of directors. In order for a shareholder of Jefferson to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed to the Secretary of Jefferson not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than forty days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed to the Secretary of Jefferson not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

     L&B's Articles of Incorporation provide that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors of L&B or by any shareholder of L&B entitled to vote generally in the election of directors. In order for a shareholder of L&B to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed to the principle offices of L&B not less than 60 days prior to the anniversary date of the mailing of proxy materials by L&B in connection with the immediately preceding annual meeting of shareholders of L&B, or, with respect to a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The notice shall set forth a brief description of the proposal, the name and address of the proposing shareholder, the class and number of shares of L&B stock beneficially owned by the proposing shareholder and any known supporters, and any financial interest held by the proposing shareholder in the proposal.

     The rights of shareholders of Jefferson and those of L&B are not materially different in these respects.

SHAREHOLDER RIGHTS PLAN

     On August 17, 1994, the Board of Directors of Jefferson declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Jefferson Common. The dividend was payable on September 7, 1994 (the "Jefferson Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Jefferson one one-hundredth share of Jefferson Series E Preferred Stock at a price of $60.00 per one one-hundredth Jefferson Series E Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Jefferson and Boatmen's Trust Company, as Rights Agent.

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

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 19.9% or more of such outstanding shares of Jefferson Common (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any of the certificates of Jefferson Common, by such certificate.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Jefferson Common. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates representing shares of Jefferson Common issued after the Jefferson Record Date, upon transfer or new issuance of Jefferson Common will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Jefferson Common, outstanding as of the Jefferson Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Jefferson Common represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Jefferson Common as of the close of business on the Distribution Date and such separate Right Certificate alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on August 17, 2004 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Jefferson, in each case, as described below.

     The Purchase Price payable, and the number of Jefferson Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Jefferson Series E Preferred Stock, (ii) upon the grant to holders of Jefferson Series E Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Jefferson Series E Preferred Stock at a price, or securities convertible into shares of Jefferson Series E Preferred Stock with a conversion price, less than the then current market price of Jefferson Series E Preferred Stock or (iii) upon the distribution to holders of Jefferson Series E Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable on Jefferson Common) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Jefferson Series E Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split on Jefferson Common or a stock dividend on Jefferson Common payable in Jefferson Common or subdivisions, consolidations or combinations of Jefferson Common occurring, in any such case, prior to the Distribution Date.

     Shares of Jefferson Series E Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Jefferson Series E Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $25.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Jefferson Common. In the event of liquidation, the holders of Jefferson Series E Preferred Stock will be entitled to a minimum preferential liquidation payment of $6,000.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Jefferson

Common. The Jefferson Series E Preferred Stock do not have general voting rights. Finally, in the event of any merger, consolidation or other transaction in which shares of Jefferson Common are exchanged, each share of Jefferson Series E Preferred Stock will be entitled to receive 100 times the amount received per share of Jefferson Common. These rights are protected by customary anti-dilution provisions.

    Because of the nature of the dividend and liquidation rights on Jefferson Series E Preferred Stock, the value of the one one-hundredth interest in a share of Jefferson Series E Preferred Stock purchasable upon exercise of each Right should approximate the long term value of one share of Jefferson Common.

    In the event that Jefferson is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 19.9% or more of the outstanding shares of Jefferson Common or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Jefferson or other transaction or series of transactions involving Jefferson which has the effect of increasing by more than 1% of the proportionate share of the outstanding shares of any class of equity securities of Jefferson or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Jefferson Common having a market value of two times the exercise price of the Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Jefferson Common, the Board of Directors of Jefferson may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Jefferson Common per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Jefferson Series E Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Jefferson Series E Preferred Stock and which may, at the election of Jefferson, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of Jefferson Common on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common, the Board of Directors of Jefferson may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    In addition, if a bidder who does not beneficially own more than 1% of the shares of Jefferson Common and all other voting shares of Jefferson (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time the bidder held such greater than

1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Jefferson) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Jefferson, upon the request of the bidder, will hold a special meeting of shareholders to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting, the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of Jefferson without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Jefferson Common then known to Jefferson to be beneficially owned by any person or group of affiliated or associated persons or
(ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Jefferson, including, without limitation, the right to vote or to receive dividends.

    The Rights Plan has certain anti-takeover effects. The Rights may cause substantial dilution to a person or entity that attempts to acquire Jefferson on terms not approved by the Board of Directors.

    L&B does not have a shareholder rights plan. The existence of the Jefferson Rights Agreement makes it more difficult in Jefferson's case than in the case of L&B for a potential acquiror to effect a business combination that has not been negotiated with the Board of Directors of Jefferson.

DISSENTERS' RIGHTS

    The Delaware Law provides that, unless the certificate of incorporation of a Delaware corporation provides otherwise, no dissenters' appraisal rights are available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or are held of record by more than 2,000 shareholders. However, appraisal rights are available under the Delaware Law where shareholders of a corporation are required to accept in exchange for their shares (i) shares of stock of the corporation surviving or resulting from a merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in (i) or (ii) above; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing items (i), (ii), and (iii). Jefferson's Certificate of Incorporation does not contain specific provisions concerning this matter.

    Under the Texas Act, a shareholder of a Texas corporation is entitled to receive payment for the fair value of his or her shares under certain circumstances. See "THE MERGER -- Dissenter's Rights." L&B's Bylaws and Articles of Incorporation do not contain specific provisions concerning this matter.

    The rights of shareholders of Jefferson and those of L&B are not materially different in these respects.

TAKEOVER STATUTES

    Section 203 of the Delaware Law generally prohibits a Delaware corporation (such as Jefferson) from engaging in a Business Combination (as defined in Section 203) with an Interested Stockholder (as defined in Section 203) for a period of three years following the date such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer,
(c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation,
(ii) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (d) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A copy of Section 203 of the Delaware Law has been annexed as Appendix B hereto.

    The Texas Act does not contain a takeover statute or a "control share acquisition" provision.

    Because of the differences between the Delaware Law and the Texas Act, it is more difficult to effect an unsolicited business combination with Jefferson than it is to effect an unsolicited business combination with L&B.

INDEMNIFICATION

    The Delaware Law grants Delaware corporations broad indemnification powers, including the authority to provide forms of indemnification set forth by the Delaware Law. The Certificate of Incorporation of Jefferson provides indemnification for each person who was or is made a party or threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Jefferson or is or was serving or has agreed to serve at the request of Jefferson as a director, officer, employee, agent partner or trustee of another corporation. In derivative suits, indemnification covers all expenses including attorneys' fees, but excludes amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit. A person shall be indemnified in a derivative suit only if (i) he is successful on the merits or otherwise; or (ii) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. In non-derivative suits, indemnification covers amounts actually and reasonably incurred by him in connection with the defense or settlement of the non-derivative suit, including but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines. A determination that the standard for indemnification has been met may be made by (i) the board of directors by a majority vote of a quorum consisting of directors of the corporation who were not parties to the action, suit or proceeding; or (ii) independent legal counsel (appointed by a majority of the disinterested directors of the corporation, whether or not a quorum) in a written opinion; or (iii) the stockholders of the corporation. Furthermore, Jefferson will pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the board of directors authorizes the specific payment and the person receiving the payment undertakes in writing to repay the same, if it is ultimately determined that he is not entitled to indemnification by Jefferson. Jefferson's Certificate of Incorporation also authorizes Jefferson to maintain insurance to protect Jefferson and any director, officer, employee or agent of Jefferson or another corporation against any expense, liability or loss, whether or not Jefferson would have the power to indemnify such person against such expense, liability or loss under its Certificate of Incorporation and the Delaware Law.

    The Texas Act authorizes corporations to indemnify any party to any threatened, pending or completed action, suit or proceeding who is or was a director, officer, employee or agent of the corporation and any person who is or was serving at the request of the corporation as director, officer, partner, venturer, proprietor, trustee, employee or agent of another corporation or other enterprise, if such individual acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity as a director, that his or her conduct was in the corporation's best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual must have no reasonable cause to believe that his or her conduct was unlawful in order for the corporation to indemnify him or her. The Texas Act provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable where the defendant's conduct was judged to be willful or intentional misconduct in the performance of his or her duty to the corporation, and will be limited to reasonable expenses actually incurred in connection with the proceeding where the defendant is found liable to the corporation or liable for receipt of improper personal benefits. Whether such director, officer, employee or agent acted properly is determined by a majority of a quorum of non-party directors, independent legal counsel opinion or by non-party shareholders. A corporation may pay expenses incurred by a director or officer before final disposition of an action or proceeding, but the director or officer must repay such expenses if it is determined that he or she was not entitled to indemnification. The corporation may purchase insurance on a director, officer, employee or agent for liability asserted against him or her whether or not the corporation could indemnify that party.

    L&B's Articles of Incorporation provide that L&B will indemnify any current and former director, officer, employee, or agent of L&B against expenses (including the amount of judgments and the amount of settlements made with view to the curtailment of costs of litigation, other than amounts paid to L&B itself) actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding in which he is made a party by reason of being or having been such director, officer, employee or agent. However, such person will not be indemnified in a suit or proceeding in which he or she is adjudged to be liable for negligence or misconduct in performance of his or her duty. Such indemnification will not be deemed exclusive of any other rights to which such director or officer may be entitled, under any agreement, vote of shareholders, or otherwise. The indemnity will not apply with respect to a compromise settlement of any such action or suit or proceeding unless the settlement is approved by the

Board of Directors of L&B. A blanket indemnity bond, as required by law, covering all officers, employees, and any director of L&B is maintained by L&B.

    The rights of shareholders of Jefferson and those of L&B are not materially different in these respects.

LIMITATION ON DIRECTORS' LIABILITY

    Under Jefferson's Certificate of Incorporation, a director of Jefferson will not be personally liable to Jefferson or its shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Texas Act provides that a Texas corporation may include any provision in its articles of incorporation which is not inconsistent with law, including any provision which under the Texas Act is required or permitted to be set forth in the bylaws which the incorporators elect to set forth in the articles of incorporation for the regulation of the internal affairs of the corporation. The Texas Miscellaneous Corporation Laws Act provides that a corporation may limit the liability of its directors by provision in its articles of incorporation; provided, however, such provision may not limit the liability of a director to the extent the director is found liable for (i) breach of his or her duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, or (iv) an act or omission for which liability is expressly provided for by statute. L&B's Articles of Incorporation, contains such a provision limiting the liability of directors.

    The rights of shareholders of Jefferson and those of L&B are not materially different in these respects.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

    The Delaware Law does not address the ability of a director of a Delaware corporation to consider non-shareholder interests when discharging his or her duties. Delaware case law, however, provides that in discharging his or her responsibilities, a director of a Delaware corporation must limit consideration of non-shareholder interests, and that a board of directors of a Delaware corporation may consider non-shareholder interests only if those interests are rationally related to benefits accruing to the shareholders of the Delaware corporation. Delaware case law further provides that when a board of directors of a Delaware corporation decides to sell a Delaware corporation, concern for non-shareholder interests is inappropriate.

    The Certificate of Incorporation of Jefferson grants the Board of Directors of Jefferson broader discretion than that addressed by Delaware case law. Specifically, Jefferson's Certificate of Incorporation provides that the Board of Directors of Jefferson may, when evaluating a business combination or any tender or exchange offer, give due consideration to all relevant factors including, without limitation, social and economic effects of acceptance of such offers on present and future customers and employees of Jefferson and subsidiaries of Jefferson, the communities in which Jefferson and its subsidiaries operate or are located and the ability of Jefferson and its subsidiaries to fulfill their respective corporate objectives.

    The Texas Act does not contain provisions comparable to those described above.

    The Articles of Incorporation of L&B provide that the Board of Directors of L&B, when evaluating a business combination or any tender or exchange offer, shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors it deems relevant: (i) the social and economic effects of the transaction on L&B and its subsidiaries and their respective employees, depositors, loan and other customers, creditors and other elements of the communities in which L&B and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquirors, including, but not limited to, debt service and other existing or likely financial obligations of the acquiror, and the possible effect of such conditions on L&B and its subsidiaries and the elements of the communities in which L&B and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiror and its management.

    These differences do not materially affect the rights of shareholders of either organization.


                             INFORMATION ABOUT L&B

BUSINESS OF L&B

    L&B was incorporated in the State of Texas in November 1995, for the purpose of becoming a savings and loan holding company for Loan and Building State Savings Bank (the "Savings Bank"). The Savings Bank was formerly Sulphur Springs Loan and Building Association. On October 17, 1995, the stockholders of the Savings Bank approved a plan to reorganize the Bank into the holding company form of ownership. The reorganization was completed on November 13, 1995, on which date the Savings Bank became the wholly-owned subsidiary of L&B, and the stockholders of the Savings Bank became the shareholders of L&B. Prior to the completion of the reorganization L&B had no material assets or liabilities and engaged in no business activity. Subsequent to the acquisition of the Savings Bank, L&B has engaged in no significant activity other than holding the stock of the Savings Bank and engaging in certain passive investment activities.

    The Savings Bank is a state-chartered capital stock savings bank headquartered in Sulphur Springs, Texas. The Savings Bank was known as Sulphur Springs Loan and Building Association until October 1995, when its stockholders approved its change to a state-chartered capital stock savings bank. The Savings Bank, originally chartered in 1890, is a member of the Federal Home Loan Bank system and is subject to examination and comprehensive regulation by the Texas Savings and Loan Department, the Savings Bank's chartering authority and primary regulator and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator. The Savings Bank's deposits are insured to the maximum limits allowable by the FDIC through the Savings Association Insurance Fund ("SAIF"). On October 14, 1994, the Savings Bank completed its conversion from a Texas-chartered stock savings association through the sale of 1,667,500 shares of its common stock to certain depositors, borrowers and other members of the general public. The conversion resulted in net proceeds of approximately $16 million, substantially increasing the Savings Bank's net worth.

    The Savings Bank conducts its business in Sulphur Springs, Texas, and in the surrounding counties. It is a community oriented savings bank which offers a wide variety of savings products while focusing its lending activities on residential real estate loans secured by one-to-four family dwellings in the communities that it serves. The Savings Bank also makes commercial real estate loans, multi-family real estate loans, construction loans, and consumer loans and invests in both fixed-rate and adjustable-rate investment securities and mortgage-backed securities issued by the United States government, its agencies, or government-sponsored enterprises.

    The Corporation's operations are conducted through its main office at 306 N. Davis Street, Sulphur Springs, Texas, its five full service branch offices located in the northeast Texas towns of Mt. Vernon, Mt. Pleasant, Daingerfield, Texarkana and Pittsburg, and its mortgage loan office located in Sulphur Springs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table includes, as of September [30], 1996, certain information as to the L&B Common beneficially owned by all persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act", who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding L&B Common.

                                                   AMOUNT AND NATURE OF
           NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP/(1)/  PERCENT OF CLASS
---------------------------------------------    -------------------------  ----------------
Jerome H. Davis and Susan B. Davis                     103,243/(2)/               6.5%

First Save Associates, L.P.,
    Second Save Associates, L.P.                       119,158/(3)/               7.5%

John Hancock Advisers, Inc.                            127,000/(4)/               8.0%

Sulphur Springs Loan and Building Association
Employee Stock Ownership Trust                         100,050/(5)/               6.3%

/(1)/ Pursuant to rules promulgated by the Securities and Exchange Commission
      ("SEC") under the Exchange Act, a person is considered to beneficially own shares of L&B if that person has or shares: (1) voting power, which includes the power to vote, or direct the voting of the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of the shares.

/(2)/ This information was provided to the SEC and to the Company by the named persons. It was reported that Mr. Davis has sole voting and disposition power of 25,000 shares and shared voting and disposition power of 78,243 shares and that Mr. Davis has shared voting and disposition power of 78,243 shares, except as may otherwise be deemed to be the case under rules of the SEC. Reference is made to the Schedule 13D filed with the SEC by such persons for more detailed information.

/(3)/ This information was provided to the SEC by the named persons, each of which reported sole voting and disposition power for 59,579 shares. The reporting persons disclaimed membership in a group. Reference is made to the Schedule 13D filed with the SEC by such persons for more detailed information.

/(4)/ This information was provided to the SEC by the named persons and its affiliates. It was reported that the named person has sole voting and disposition power. Reference is made to the Schedule 13D filed with the SEC by such persons for more detailed information.

/(5)/ L&B's wholly owned subsidiary, Loan & Building State Savings Bank, formerly was known as Sulphur Springs Loan and Building Association. The Sulphur Springs Loan and Building

     Association Employee Stock Ownership Trust ("Trust") was established pursuant to the Sulphur Springs Loan and Building Association Employee Stock Ownership Plan ("ESOP") by an agreement between that entity and Messrs. Connelly, Galyean, and Lowe, who act as trustees of the ESOP ("Trustees"). As of September 30, 1996, approximately 21,862 shares held in the Trust had been allocated or were available for allocation to the accounts of participating employees. Those participating employees are entitled to direct the Trustees as to the manner in which L&B Common allocated to them is to be voted. As of September 30, 1996, approximately 78,188 shares held in the Trust were unallocated. The Trustees vote all unallocated L&B Common held by them for the ESOP in the same proportion for and against proposals as participating employees vote shares of Common Stock allocated to them. Any shares allocated to participating employees which either abstain or do not vote are disregarded in determining this ratio. Each share of L&B Common held in the Trust, whether allocated or unallocated, will be exchanged for the Per Share Basic Merger Consideration.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of September 30, 1996, the names of each director and executive officer of L&B, the number of shares of L&B Common owned beneficially by each director and executive officer, and the number of shares of L&B Common owned beneficially by all directors and executive officers of L&B as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Jefferson Common.

                                AMOUNT AND NATURE OF
       NAME OF BENEFICIAL       OWNERSHIP/(1)/
             OWNER
     ---------------------      -------------------------
     W.T. Allison, II                        8,170 /(2)/
     Enos L. Ashcroft, III                  37,720 /(3)/
     Daniel E. Bonner                        4,220 /(4)/
     Bob J. Burgin                           5,770 /(5)/
     James H. Connelly                       7,732 /(6)/
     Jeffrey C. David                        2,000 /(7)/
     Linda J. Galligher                      5,155 /(8)/
     Wayne H. Galyean                        5,610 /(9)/
     C. Glynn Lowe                         26,766 /(10)/
     Thomas J. Payne                       14,720 /(11)/
     Daniel M. Phillips                     8,121
     Directors and                        125,984 /(12)/
     executive
     officers as a group
            (11 persons)

/(1)/ For purposes of this table, pursuant to rules promulgated under the Exchange Act, a person is considered to beneficially own shares of Common Stock if he or she has or shares: (1) voting power, which includes the power to vote, or direct the voting of the share; or (2) investment power, which includes the power to dispose, or direct the disposition of the shares. No director or executive officer beneficially owns L&B Common in excess of 1% of all of such class of securities issued and outstanding, except that Mr. Ashcroft beneficially owns 2.4% and Mr. Lowe beneficially owns 1.7%.

/(2)/ Includes 700 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days.

/(3)/ Includes 1,400 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days.

/(4)/ Includes 1,400 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 2,500 shares owned by Mr. Bonner together with his wife.

/(5)/ Includes 700 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 1,000 shares held by Mr. Burgin's wife's IRA.

/(6)/ Includes 1,400 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty day; also includes 5,000 shares held by Mr. Connelly together with his wife and 1,012 shares in which his wife has a beneficial interest.

/(7)/ Includes 2,000 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days.

/(8)/ Includes 1,111 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 1,000 shares owned jointly with her son.

/(9)/ Includes 1,400 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 3,000 shares owned by mr. Galyean together with his wife and 387 shares owned his wife's IRA.

/(10)/ Includes 6,670 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 100 shares held by Mr. Lowe together with his wife.

/(11)/ Includes 1,400 shares underlying stock options granted under the 1995 Stock Option Plan which are exercisable within sixty days; also includes 2,500 shares beneficially owned by Mr. Payne's wife.

/(12)/ Includes 19,736 shares underlying stock options granted under the 1995 Stock Option Plan for which the power to vote is not held by optionees.
        ________ __________________________

        /(1)/ Addresses are provided only with respect to each beneficial owner of more than five percent (5%) of L&B Common known to the Board of Directors of L&B.

FAMILY RELATIONSHIPS

        There are no family relationships, other than those disclosed above. See "INFORMATION ABOUT L&B -- Security Ownership of Certain Beneficial Owners and Management."

                                 LEGAL OPINION

   The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh, L.C. Members of Lewis, Rice & Fingersh, L.C. and attorneys employed by them owned, directly or indirectly, as of September 30, 1996, 3,800 shares of Jefferson Common.

                                    EXPERTS

INDEPENDENT AUDITORS FOR JEFFERSON

   The consolidated financial statements of Jefferson at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in Jefferson's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INDEPENDENT AUDITORS FOR L&B

   The consolidated financial statements of L&B at June 30, 1996 and 1995 and for each of the years in the three-year period ended June 30, 1996 incorporated by reference in L&B's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Oakerson, Arnold, Walker & Co., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PRESENCE AT SPECIAL MEETING

   Representatives of Oakerson, Arnold, Walker & Co. are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   The annual meeting of Jefferson was held on May 15, 1996. Shareholder proposals for the annual meeting of Jefferson shareholders to be held in May 1997 must meet the requirements established by the S.E.C. for shareholder proposals and must have been received at Jefferson's executive office at 14915 Manchester Road, Ballwin, Missouri 63011 on or before December 13, 1996 in order to be considered for inclusion in the 1997 proxy statement. Shareholder proposals must also satisfy the requirements set forth in the Bylaws of Jefferson described under "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Proposal Procedures."

    Upon receipt of any such proposal, Jefferson will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

          16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires L&B's directors and executive officers, and persons who own more than ten percent of a registered class of L&B's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of L&B securities. Officers, directors and greater than ten-percent shareholders are required by S.E.C. regulation to furnish L&B with copies of all Section 16(a) forms that they file.

     To L&B's knowledge, based solely on review of the copies of such reports furnished to L&B, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except the following. In February, 1995, the L&B shareholders approved the 1995 Stock Option Plan and a Recognition and Retention Plan. All directors (who are the same persons that presently serve as directors) and executive officers (C. Glynn Lowe, Daniel M. Phillips, Linda J. Galligher, and Jeffrey C. David) were granted stock options under the 1995 Stock Option Plan during L&B's 1995 fiscal year, and all directors who are not employed by L&B were granted options during L&B's 1996 fiscal year. Additionally, all directors, including C. Glynn Lowe who was also an executive officer, Daniel M. Phillips and Linda J. Galligher, were given awards under the Recognition and Retention Plan during L&B's 1995 fiscal year and all directors who were not employed by L&B were given awards during L&B's 1996 fiscal year. The grant of these stock options and the awards under the Recognition and Retention Plan were not timely reported. Additionally, the executive officers of L&B failed to timely file reports at the end of L&B's 1995 and 1996 fiscal years of the allocation to them under L&B's Employee Stock Ownership Plan. All transactions referred to in this paragraph have now been reported.

                               -----------------

                                                                      APPENDIX A
                                                                      ----------
================================================================================



                         AGREEMENT AND PLAN OF MERGER



                                 by and among


                            L & B FINANCIAL, INC.,
                             a Texas corporation,



                                      and


                       JEFFERSON SAVINGS BANCORP, INC.,
                            a Delaware corporation,



                                      and


                     JEFFERSON SAVINGS ACQUISITIONCO, INC.
                            a Missouri corporation



                           Dated September 25, 1996




================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                   Page
                                                                                   ----
ARTICLE ONE - TERMS OF THE MERGER & CLOSING......................................   A-1

     Section 1.01.    The Merger.................................................   A-1
     Section 1.02.    Merging Corporation........................................   A-1
     Section 1.03.    Surviving Corporation......................................   A-1
     Section 1.04.    Effect of the Merger.......................................   A-1
     Section 1.05.    Basic Merger Consideration; Conversion of Shares...........   A-1
     Section 1.06.    The Closing................................................   A-4
     Section 1.07.    Closing Date...............................................   A-4
     Section 1.08.    Exchange Procedures; Surrender of Certificates.............   A-4
     Section 1.09.    Actions At Closing.........................................   A-5

ARTICLE TWO - REPRESENTATIONS OF L & B...........................................   A-7

     Section 2.01.    Organization and Capital Stock.............................   A-7
     Section 2.02.    Authorizations; No Defaults................................   A-8
     Section 2.03.    Subsidiaries; Partnerships; Joint Ventures.................   A-9
     Section 2.04.    Financial Information......................................   A-9
     Section 2.05.    Absence of Changes.........................................   A-9
     Section 2.06.    Regulatory Enforcement Matters.............................  A-10
     Section 2.07.    Tax Matters................................................  A-10
     Section 2.08.    Litigation.................................................  A-10
     Section 2.09.    Employment Agreements......................................  A-10
     Section 2.10.    Reports....................................................  A-10
     Section 2.11.    Investment Portfolio.......................................  A-11
     Section 2.12.    Loan Portfolio.............................................  A-11
     Section 2.13.    Employee Matters and ERISA.................................  A-11
     Section 2.14.    Title to Properties; Insurance.............................  A-12
     Section 2.15.    Environmental Matters......................................  A-13
     Section 2.16.    Compliance with Law........................................  A-13
     Section 2.17.    Undisclosed Liabilities....................................  A-14
     Section 2.18.    Brokerage..................................................  A-14
     Section 2.19.    Statements True and Correct................................  A-14

ARTICLE THREE - REPRESENTATIONS OF JEFFERSON AND ACQUISITIONCO...................  A-14

     Section 3.01.    Organization and Capital Stock.............................  A-14
     Section 3.02.    Authorizations; No Defaults................................  A-15
     Section 3.03.    Subsidiaries...............................................  A-15
     Section 3.04.    Financial Information......................................  A-16
     Section 3.05.    Absence of Changes.........................................  A-16
     Section 3.06.    Litigation.................................................  A-16
     Section 3.07.    Reports....................................................  A-16
     Section 3.08.    Compliance With Law........................................  A-16


     Section 3.09.    Statements True and Correct................................  A-16
     Section 3.10.    Brokerage..................................................  A-17
     Section 3.11.    Regulatory Enforcement Matters.............................  A-17
     Section 3.12.    Tax Matters................................................  A-17
     Section 3.13.    Undisclosed Liabilities....................................  A-17
     Section 3.14.    Current Public Information.................................  A-17

ARTICLE FOUR - AGREEMENTS OF L & B...............................................  A-18

     Section 4.01.    Business in Ordinary Course................................  A-18
     Section 4.02.    Breaches...................................................  A-21
     Section 4.03.    Submission to Shareholders.................................  A-21
     Section 4.04.    Consents to Contracts and Leases...........................  A-21
     Section 4.05.    Merger Expenses and Related Matters........................  A-21
     Section 4.06.    Conforming Accounting and Reserve Policies.................  A-22
     Section 4.07.    Consummation of Agreement..................................  A-22
     Section 4.08.    Environmental Reports......................................  A-22
     Section 4.09.    Restriction on Resales.....................................  A-23
     Section 4.10.    Access to Information......................................  A-23
     Section 4.11.    Subsidiary Merger..........................................  A-24
     Section 4.12.    Termination of Deferred Compensation Agreements............  A-24
     Section 4.13.    Main Office Parking Lot and Mt. Vernon Branch..............  A-24

ARTICLE FIVE - AGREEMENTS OF JEFFERSON AND ACQUISITIONCO.........................  A-24

     Section 5.01.    Regulatory Approvals and Registration Statement............  A-24
     Section 5.02.    Breaches...................................................  A-25
     Section 5.03.    Consummation of Agreement..................................  A-25
     Section 5.04.    Employee Benefits..........................................  A-25
     Section 5.05.    Directors and Officers' Liability Insurance and
                      Indemnification............................................  A-26
     Section 5.06.    Access to Information......................................  A-27

ARTICLE SIX - CONDITIONS PRECEDENT TO THE MERGER.................................  A-27

     Section 6.01.    Conditions to Jefferson's and AcquisitionCo' Obligations...  A-27
     Section 6.02.    Conditions to L & B's Obligations..........................  A-28

ARTICLE SEVEN - TERMINATION OR ABANDONMENT.......................................  A-29

     Section 7.01.    Mutual Agreement...........................................  A-29
     Section 7.02.    Material Breach............................................  A-29
     Section 7.03.    Environmental Reports......................................  A-30
     Section 7.04.    Failure of Conditions......................................  A-30
     Section 7.05.    Regulatory Approval Denial.................................  A-30
     Section 7.06.    Shareholder Approval Denial................................  A-30
     Section 7.07.    Regulatory Enforcement Matters.............................  A-30


     Section 7.08.    Share Component Fluctuation....................................  A-30
     Section 7.09.    Other Termination..............................................  A-30
     Section 7.10.    Termination Fee................................................  A-31

ARTICLE EIGHT - GENERAL..............................................................  A-32

     Section 8.01.    Confidential Information.......................................  A-32
     Section 8.02.    Return of Documents............................................  A-32
     Section 8.03.    Publicity......................................................  A-32
     Section 8.04.    Notices........................................................  A-32
     Section 8.05.    Liabilities....................................................  A-33
     Section 8.06.    Expenses.......................................................  A-33
     Section 8.07.    Nonsurvival of Representations, Warranties and Agreements......  A-34
     Section 8.08.    Entire Agreement...............................................  A-34
     Section 8.09.    Headings and Captions..........................................  A-34
     Section 8.10.    Waiver, Amendment or Modification..............................  A-34
     Section 8.11.    Rules of Construction..........................................  A-34
     Section 8.12.    Counterparts...................................................  A-34
     Section 8.13.    Successors and Assigns.........................................  A-34
     Section 8.14.    Governing Law; Assignment......................................  A-34
     Section 8.15.    Employment Agreement...........................................  A-35
     Section 8.16.    Time...........................................................  A-35
     Section 8.17.    Status of Employee Benefit Plans...............................  A-35


EXHIBIT 1.09(a)(x)    -   L & B's Legal Opinion Matters
EXHIBIT 1.09(b)(vi)   -   Jefferson's Legal Opinion Matters
EXHIBIT 4.09          -   Affiliates Agreements
EXHIBIT 8.01          -   Confidentiality Agreement
EXHIBIT 8.15          -   Form of C. Glynn Lowe Employment Agreement

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


    This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made September 25, 1996, by and among L & B FINANCIAL, INC., a Texas corporation ("L & B"), JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation ("Jefferson"), and JEFFERSON SAVINGS ACQUISITIONCO, INC., a Missouri corporation and wholly owned subsidiary of Jefferson ("AcquisitionCo").

    In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties hereto agree as follows.


                                  ARTICLE ONE
                                  -----------

                         TERMS OF THE MERGER & CLOSING
                         -----------------------------

    SECTION 1.01. THE MERGER. Pursuant to the terms and provisions of this Agreement, the General and Business Corporation Law of Missouri (the "Missouri Corporate Law") and the Texas Business Corporation Act (the "Texas Corporate Law") (together, the "Corporate Law"), L & B shall merge with and into AcquisitionCo (the "Merger").

    SECTION 1.02. MERGING CORPORATION. L & B shall be the merging corporation under the Merger and the corporate identity and existence of L & B, separate and apart from AcquisitionCo, shall cease upon consummation of the Merger.

    SECTION 1.03. SURVIVING CORPORATION. AcquisitionCo shall be the surviving corporation in the Merger. No changes in the articles of incorporation or bylaws of AcquisitionCo shall be effected by the Merger. The directors and officers of AcquisitionCo shall continue to serve in such capacities as the directors and officers of the surviving corporation.

    SECTION 1.04. EFFECT OF THE MERGER. The Merger shall have all of the effects provided by this Agreement and the Corporate Law.

    SECTION 1.05.  BASIC MERGER CONSIDERATION; CONVERSION OF SHARES.

    (a) At the Effective Time (as defined in Section 1.07 hereof), the shares of common stock, par value $0.01 per share, of L & B (the "L & B Common") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a combination, in the proportion described in Section 1.05(b) hereof, of cash and common stock, par value $0.01 per share, of Jefferson (the "Jefferson Common") having an aggregate value equal to the sum of
(A) plus (B), where (A) is the product of (i) $18.50 multiplied by (ii) the number of Issued and Outstanding L & B Shares (as hereinafter defined) as of the Effective Time, and (B) is an amount equal to (i) L & B's consolidated earnings for the period commencing April 1, 1996 and extending through and including the last day of the calendar month next preceding the calendar month in which the Effective Time occurs (the "Earnings Period"), less (ii) the aggregate amount of any cash dividends paid and/or declared on the L & B Common during the Earnings Period (such aggregate amount of cash and Jefferson Common to be received in connection with the Merger is hereinafter referred to as the "Basic Merger Consideration"). L & B's consolidated earnings during the Earnings Period shall be determined initially by the accounting firm of Oakerson, Arnold, Walker & Co. in accordance with generally accepted accounting principles ("GAAP"), consistently applied, which determination of such consolidated earnings shall be subject to verification by KPMG Peat Marwick LLP, or such other accounting firm as Jefferson shall designate. As used herein, "Issued and Outstanding L & B Shares" shall mean the number of shares of L & B Common issued and outstanding immediately prior to the Effective Time, other than shares of L & B Common held for the Sulphur Springs Loan and Building Association Recognition and Retention Plan and Trust Agreement (the "L & B Retention Plan"). Each share of Issued and Outstanding L & B Shares, other than shares any holders of which have duly exercised their dissenters' rights under the Texas Corporate Law, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the quotient of (A) divided by (B), where (A) equals the Basic Merger Consideration and (B) equals the number of Issued and Outstanding L & B Shares (such quotient is hereinafter defined as the "Per Share Basic Merger Consideration").

     (b) One half of the aggregate value of the Basic Merger Consideration shall be payable in cash (the "Cash Component") and one half of the aggregate value of the Basic Merger Consideration shall be payable in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common constituting the Stock Component shall equal the quotient of (A) divided by (B), where (A) equals one-half of the aggregate value of the Basic Merger Consideration and (B) equals the average per share closing price of Jefferson Common, as reported on The Nasdaq Stock Market's National Market, ("Nasdaq") for the 20 business days immediately preceding the 5th calendar day prior to the Effective Time, but which such average shall not be more than $33.60 per share and not less than $20.00 per share (the "Jefferson Average Price"). No fractional shares of Jefferson Common shall be issued in connection with the Merger and, in lieu thereof, holders of shares of L & B Common who would otherwise be entitled to a fractional share interest in Jefferson Common (after taking into account all shares of L & B Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on the Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. Notwithstanding the foregoing, the number of whole shares of Jefferson Common to be issued pursuant to this Section 1.05, including shares of Jefferson Common issued pursuant to subsections (c) and (d) of this Section 1.05, will be increased, as necessary, and the amount of cash payable to such persons will be decreased, as necessary, such that the aggregate value of such shares of Jefferson Common, determined as of the Closing Date, will be not less than 50% of the aggregate consideration paid pursuant to this Section 1.05.

     (c) At the Effective Time, each person who would otherwise have been entitled to receive, but for the Merger, shares of L & B Common by reason of awards that have been or would have been made as of February 28, 1997 under the L & B Retention Plan shall be entitled to receive, in addition to the Per Share Basic Merger Consideration for shares of L & B Common held by such person and any amounts payable to such person pursuant to subsection (d) of this Section 1.05, if any, an amount equal to the product of (A) multiplied by (B), where (A) is the number of shares of L & B Common to which such person is or would have been entitled as of February 28, 1997 under or by reason of the L & B Retention Plan, without regard to whether or not such shares have been awarded or earned, and (B) is an amount equal to the Per Share Basic Merger Consideration; provided, however, that, assuming a Per Share Basic Merger Consideration of $18.80, the aggregate amount payable under this Section 1.05(c) shall not exceed $667,400. The amount payable to each person pursuant to this Section 1.05(c) shall be paid one-half in cash and one-half in shares of Jefferson Common in the same manner that the Basic Merger Consideration is payable pursuant to Section 1.05(b).

     (d) At the Effective Time, each person for whom options to purchase shares of L & B Common have been or would have been granted as of February 28, 1997 under the Sulphur Springs Loan and Building Association 1995 Stock Option Plan adopted by L & B (the "Option Plan"), shall be entitled to receive, in addition to the Per Share Basic Merger Consideration for shares of L & B Common held by such person and any amounts payable to such person pursuant to subsection (c) of this Section 1.05, if any, an amount equal to the product of (A) multiplied by
(B), where (A) is the number of shares of L & B Common issuable upon the exercise of unexercised stock options which have been or would have been granted to such person as of February 28, 1997 (such options being identified in Section 2.13(c) of the Disclosure Schedule), under the Option Plan, without regard to whether such options have been granted or have become vested or exercisable, and
(B) is the difference obtained by subtracting (i) the per share exercise price for such option(s) from (ii) an amount equal to the Per Share Basic Merger Consideration; provided, however, that, assuming a Per Share Basic Merger Consideration of $18.80, the aggregate amount payable under this Section 1.05(d) shall not exceed $1,270,000. For purposes of this Agreement, the exercise price for options which would have been granted in 1997 shall be deemed to be $10.50. The amount payable to each person under this Section 1.05(d) shall be paid one-half in cash and one-half in shares of Jefferson Common in the same manner that the Basic Merger Consideration is payable pursuant to Section 1.05(b).

     (e) Upon the Effective Time, all of the shares of L & B Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of L & B Common (the "Certificate" or "Certificates") shall thereafter cease to have any rights with respect to such shares, except (i) the right of such holders to receive, without interest, the Per Share Basic Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof, or (ii) the right provided under Section 1.05(i), as applicable.

     (f) At the Effective Time, each share of L & B Common, if any, held in the treasury of L & B or by any direct or indirect subsidiary of L & B (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist.

     (g) Each share of common stock, par value $1.00 per share, of AcquisitionCo ("AcquisitionCo Common") outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.

     (h) If, between the date hereof and the Effective Time, a share of Jefferson Common shall be changed into a different number of shares of Jefferson Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Jefferson Common constituting the Stock Component of the Basic Merger Consideration into which a share of L & B Common will be converted pursuant to this Section 1.05, and the number of shares of Jefferson Common payable under subsections (c) and (d) of this Section 1.05, will be appropriately and proportionately adjusted so that each shareholder of L & B, and each person entitled to payment under subsections (c) and (d) of this
Section 1.05, shall be entitled to receive such fraction of a share or such number of shares of Jefferson Common as such shareholder and such person would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

     (i) If holders of L & B Common dissent from this Agreement and the Merger in accordance with the Texas Corporate Law, any issued and outstanding shares of L & B Common held by any dissenting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Texas Corporate Law; provided, however, that each share of L & B Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, either withdraw his or her demand for appraisal or lose his or her right to dissent shall have only such rights as are provided under the Texas Corporate Law.

     SECTION 1.06. THE CLOSING. The closing of the Merger (the "Closing") shall take place at the main offices of Jefferson, or at such other location as the parties may agree, at 10:00 A.M. Central Time on the Closing Date described in Section 1.07 of this Agreement.

     SECTION 1.07. CLOSING DATE. The Closing shall take place on the first business day of the month following the month during which each of the conditions in Sections 6.01 and 6.02 hereof is satisfied or waived by the appropriate party, or as soon thereafter as practicable, or on such other date after such satisfaction or waiver as Jefferson and L & B may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Missouri and the Secretary of State of the State of Texas (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

     SECTION 1.08.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

     (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent"). At or prior to the Closing, Jefferson shall deliver, or cause to be delivered, to the Exchange Agent (i) cash in an amount sufficient for payment of the Cash Component plus the amounts payable in cash under subsections (c) and (d) of Sections 1.05 and (ii) certificates for Jefferson Common sufficient for payment of the Stock Component plus the amounts payable in shares of Jefferson Common under subsections (c) and
(d) of Section 1.05. Cash and certificates delivered by Jefferson to the Exchange Agent shall be held in trust for payment and delivery in accordance with this Section 1.08.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or cause to be delivered (as the Exchange Agent may determine) to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Per Share Basic Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Jefferson may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Basic Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Per Share Basic Merger Consideration. No interest on the Per Share Basic Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Per Share Basic Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) At any time following six months after the Effective Time, Jefferson shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Jefferson (subject to abandoned property, escheat or other similar laws) with respect to the Per Share Basic Merger Consideration issuable upon surrender of their Certificates.

     (d) No dividends that are otherwise payable on shares of Jefferson Common constituting the Stock Component of the Basic Merger Consideration shall be paid to persons entitled to receive such shares of Jefferson Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Jefferson Common shall be issued any dividends which may have become payable with respect to such shares of Jefferson Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Jefferson, the posting by such person of a bond in such amount as Jefferson may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Basic Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (f) Promptly after the Effective Time, Jefferson shall deliver to the Exchange Agent written instructions, dated as of the Closing Date and approved by L & B, directing the Exchange Agent to mail or deliver (as the Exchange Agent may determine) to the persons shown on such instructions the cash and shares of Jefferson Common to which they are, respectively, entitled to receive pursuant to subsections (c) and (d) of Section 1.05 of this Agreement.

     SECTION 1.09.  ACTIONS AT CLOSING.

     (a) At the Closing, L & B shall deliver or cause to be delivered to Jefferson and AcquisitionCo:

               (i) a certified copy of the articles of incorporation of L & B and a certified copy of the articles of incorporation, charter or articles of association of each direct and indirect subsidiary of L & B, including Loan & Building State Savings Bank (formerly Sulphur Springs Loan and Building Association), a Texas savings bank and wholly owned subsidiary of L & B (the "Savings Bank");

               (ii) a Certificate or Certificates signed by an appropriate officer of L & B stating that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except as may otherwise be specifically identified in such Certificate or Certificates), (B) all of the conditions set forth in Sections 6.01(b) and 6.01(d) (but, with respect to the latter section, only to approvals which L & B and/or its subsidiaries are required by law to obtain) have been satisfied or waived as provided therein and (C) this Agreement has been approved by the requisite vote of L & B shareholders in accordance with the Texas Corporate Law and L & B's articles of incorporation and bylaws;

               (iii) a certified copy of the resolutions of L & B's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and any other transactions contemplated hereby;

               (iv) a certified list of the shareholders of L & B dated as of the Closing Date;

               (v) a certified list of the persons participating or entitled to participate in the L & B Retention Plan, the Option Plan and the Sulphur Springs Loan and Building Association Employee Stock Ownership Plan (the "ESOP"), dated as of the Closing Date, setting forth the respective allocations, grants and/or awards thereunder, as the case may be, of each such person;

               (vi) a certified list of dissenting holders of L & B Common, if any, dated as of the Closing Date;

               (vii) a Certificate of the Texas Secretary of State, dated a recent date, stating that L & B is in existence;

               (viii)a Certificate of the Texas Comptroller of Public Accounts, dated a recent date, stating that L & B is in good standing;

               (ix) Certificates issued by the T.S.L.D., dated a recent date, as to the good standing and/or existence of the Savings Bank, and issued by the F.D.I.C., dated a recent date, as to the insured status of the deposits of the Savings Bank;

               (x) a legal opinion of counsel for L & B, in form reasonably acceptable to Jefferson's counsel, opining with respect to the matters listed on Exhibit 1.09(a)(x) attached hereto;

               (xi) an original copy of the employment agreement between Jefferson and C. Glynn Lowe, substantially in the form of Exhibit 8.15 attached hereto, duly executed by C. Glynn Lowe; and

               (xii) resignations of present trustees or other fiduciaries under the Employee Plans identified in Section 2.13(c) of the Disclosure Schedule.

     (b) At the Closing, Jefferson and/or AcquisitionCo, as the case may be, shall deliver or cause to be delivered to L & B:

               (i) a Certificate or Certificates signed by an appropriate officer of Jefferson and AcquisitionCo, as the case may be, stating that
     (A) each of the representations and warranties contained in Article Three hereof made by Jefferson and/or AcquisitionCo, as the case may be, is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made by the respective party at Closing, and (B) all of the conditions set forth in Sections 6.02(b) and 6.02(d) (but only with respect to approvals other than by L & B's shareholders) have been satisfied or waived as provided therein;

             (ii) a certified copy of the resolutions of Jefferson's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

             (iii) a certified copy of the resolutions of AcquisitionCo's Board of Directors and sole shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

             (iv) Certificate of the Delaware Secretary of State, dated a recent date, stating that Jefferson is in good standing;

             (v) Certificate of the Missouri Secretary of State, dated a recent date, stating that AcquisitionCo is in good standing;

             (vi) a legal opinion of counsel for Jefferson, in form reasonably acceptable to L & B's counsel, opining with respect to the matters listed on
    Exhibit 1.09(b)(vi) attached hereto;

             (vii) an original copy of the employment agreement between Jefferson and C. Glynn Lowe, substantially in the form of Exhibit 8.15 attached hereto, duly executed on behalf of Jefferson;

             (viii) evidence acknowledging receipt by the Exchange Agent of the cash and certificates for Jefferson Common delivered by Jefferson to the Exchange Agent pursuant to Section 1.08 hereof; and

             (ix) appropriate appointments or designations of successor trustees or other fiduciaries under the Employee Plans identified in Section 2.13(c) of the Disclosure Schedule, together with the written acceptance of appointment or designation executed by each such successor trustee or other fiduciary so appointed or designated.


                                  ARTICLE TWO
                                  -----------

                            REPRESENTATIONS OF L & B
                            ------------------------

    L & B hereby makes the following representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.

    (a) L & B is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own all of its properties and assets, to incur all of its liabilities and to carry on its business as presently conducted. L & B is a savings and loan holding company registered with the Office of Thrift Supervision (the "O.T.S.") under the Home Owners' Loan Act.

     (b) The authorized capital stock of L & B consists of (i) 25,000,000 shares of L & B Common, of which, as of the date hereof, 1,584,125 shares are issued and outstanding and 83,375 shares are held as treasury stock, and (ii) 5,000,000 shares of preferred stock, no par value per share, of which, as of the date hereof, no shares have been issued. All of the issued and outstanding shares of L & B Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of L & B Common has been issued in violation of any preemptive rights of the current or past shareholders of L & B. As of the date hereof, L & B has reserved 166,750 shares of L & B Common for issuance under the Option Plan, had outstanding employee stock options representing the right to acquire 150,498 shares of L & B Common pursuant to the Option Plan, and options to acquire an additional 4,015 shares of L & B Common may be granted from the date hereof through February 28, 1997. As of the date hereof, 40,000 shares of L & B Common are owned by the trust created under the L & B Retention Plan and are held by such trust for awards under the L & B Retention Plan, 34,350 of such shares of L & B Common have been awarded and allocated to participants pursuant to the L & B Retention Plan and awards for an additional 1,150 shares of L & B Common may be made and allocated to participants from the date hereof through February 28, 1997. As of the date hereof, 100,050 shares of L & B Common have been acquired and are held by the ESOP, of which (i) 14,723.800 shares have been allocated to ESOP participants,
(ii) 7,138.345 shares have been released from the lien placed on such shares pursuant to that Pledge Agreement, dated January 22, 1996, between L & B and the ESOP (the "Pledge Agreement") and are available for allocation to ESOP participants, and (iii) 78,187.855 shares remain unreleased under the Pledge Agreement.

     (c) Except as set forth in subsection 2.01(b) above, there are no shares of capital stock or other equity securities of L & B issued or outstanding and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of L & B Common or other capital stock of L & B or contracts, commitments, understandings or arrangements by which L & B is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as disclosed in Section 2.01 of that certain confidential writing delivered by L & B to Jefferson and AcquisitionCo and executed by each of L & B, Jefferson and AcquisitionCo concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), each Certificate representing shares of L & B Common issued by L & B in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by L & B only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying L & B against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

     SECTION 2.02. AUTHORIZATIONS; NO DEFAULTS. L & B's Board of Directors has, by all appropriate action, approved this Agreement, the Merger and any other transactions contemplated hereby and authorized the execution hereof on its behalf by its duly authorized officers and, subject to the approval of this Agreement by the shareholders of L & B and to receipt of all required regulatory approvals, the performance by L & B of its obligations hereunder. Except as set forth in Section 2.02 of the Disclosure Schedule, nothing in the articles of incorporation or bylaws of L & B, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit L & B from consummating this Agreement, the Merger or any other transactions contemplated hereby on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by L & B and constitutes a legal, valid and binding obligation of L & B, enforceable against L & B in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditor's rights generally or the rights of creditors of savings institutions, the accounts of which savings institutions are insured by the Savings Association Insurance Fund of the F.D.I.C., or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity). L & B and its subsidiaries are neither in default under nor in violation of any provision of their respective articles of incorporation or association, charters, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to L & B and its subsidiaries taken as a whole.

     SECTION 2.03. SUBSIDIARIES; PARTNERSHIPS; JOINT VENTURES. Each of L & B's direct and indirect subsidiaries, including the Savings Bank (collectively, the "subsidiaries"), the name and jurisdiction of incorporation or organization of each of which is set forth in Section 2.03 of the Disclosure Schedule, are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or organization and have the corporate or other power to own their respective properties and assets, to incur their respective liabilities and to carry on their respective business as presently conducted. The number of issued and outstanding shares of capital stock of each such subsidiary, including the Savings Bank, is set forth in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise there expressly disclosed) are owned by L & B or L & B's subsidiaries, as the case may be and as therein disclosed, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except as otherwise may be expressly disclosed in Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any of L & B's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of L & B's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in
Section 2.03 of the Disclosure Schedule, neither L & B nor any of L & B's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

     SECTION 2.04. FINANCIAL INFORMATION. The audited consolidated balance sheets of L & B (which shall include balance sheet information for Sulphur Springs Loan and Building Association for periods before the formation of L & B) as of June 30, 1995 and 1994 and the related consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) years ended June 30, 1995, together with the notes thereto, and the unaudited balance sheets of L & B as of December 31, 1995 and related unaudited income statements and statements of changes in shareholders' equity and cash flows for the nine (9) months then ended, and the year-end and quarterly Reports of Condition and Report of Income of the Savings Bank for 1995 and March 31, 1996, respectively, as currently on file with the Federal Deposit Insurance Corporation (the "F.D.I.C.") and the O.T.S. (together, the "L & B Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as may be disclosed therein and except for regulatory reporting differences required by the Savings Bank's reports), and fairly present in all material respects the financial position and the results of operations, changes in shareholders' equity and cash flows of the entities therein described as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

     SECTION 2.05. ABSENCE OF CHANGES. Since June 30, 1995, there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of L & B or any of its subsidiaries, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the L & B Financial Statements not misleading. Since the date of the most recent T.S.L.D. and F.D.I.C. examination report regarding the Savings Bank, there has been no material adverse change in the financial condition, the results of operations or the business or prospects of the Savings Bank. Notwithstanding the foregoing, any actions taken or changes made by L & B or any of its subsidiaries, including the Savings Bank, pursuant to Section 4.05 hereof shall not, individually or in the aggregate, be deemed to be a material adverse change in the financial condition, the results of operations or the business or prospects of L & B and its subsidiaries taken as a whole.

     SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Except as may be disclosed in Section 2.06 of the Disclosure Schedule, neither L & B nor any of its subsidiaries is subject to, and has not received any notice or advice that any of them may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of bank or thrift deposits or any other governmental agency having supervisory or regulatory authority with respect to L & B or any of its subsidiaries.

     SECTION 2.07. TAX MATTERS. Except as may be disclosed in Section 2.07 of the Disclosure Schedule, L & B and its subsidiaries have filed all federal, state and local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision, as reflected on the L & B Financial Statements, for all amounts due shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the L & B Financial Statements were made in accordance with GAAP applied on a consistent basis and in the aggregate do not materially fail to provide for potential tax liabilities.

     SECTION 2.08. LITIGATION. Except as may be disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of L & B, threatened, against L & B or any of its subsidiaries, or of which the property of L & B or any of its subsidiaries is or would be subject.

     SECTION 2.09. EMPLOYMENT AGREEMENTS. Except as may be disclosed in Section
2.09 of the Disclosure Schedule, neither L & B nor any of its subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by L & B or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement and any and all amendments or supplements thereto is included as an exhibit to Section 2.09 of the Disclosure Schedule.

     SECTION 2.10. REPORTS. Except as may be disclosed in Section 2.10 of the Disclosure Schedule, L & B and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (i) the O.T.S., (ii) the F.D.I.C.,
(iii) any and all applicable state securities, banking or thrift authorities, including the Texas Savings and Loan Department (the "T.S.L.D."), and (iv) any other governmental authority with jurisdiction over L & B or any of its subsidiaries. As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.11.  INVESTMENT PORTFOLIO.  Except as may be disclosed in Section
2.11 of the Disclosure Schedule, all United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by L & B, as reflected in the latest balance sheet of L & B included in the L & B Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, except as otherwise required by FASB 115.

     SECTION 2.12. LOAN PORTFOLIO. Except as may be disclosed in Section 2.12 of the Disclosure Schedule, (i) all loans and discounts shown on the L & B Financial Statements or which were entered into after the date of the most recent balance sheet included in the L & B Financial Statements, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of L & B and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, to the knowledge of L & B, enforceable, valid, true and genuine and what they purport to be; and (iii) L & B and its subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans or, to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

     SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.

     (a) Except as may be disclosed in Section 2.13(a) of the Disclosure Schedule, neither L & B nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of L & B or any of its subsidiaries and to the knowledge of L & B there is no present effort nor existing proposal to attempt to unionize any group of employees of L & B or any of its subsidiaries.

     (b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule, (i) L & B and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither L & B nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against L & B or any of its subsidiaries pending or, to the knowledge of L & B, threatened before the National Labor Relations Board;
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of L & B, threatened against or directly affecting L & B or any of its subsidiaries; and (iv) neither L & B nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five years.

     (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither L & B nor any of its subsidiaries maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of L & B or of its subsidiaries (the "Employee Plans"). No present or former employee of L & B or any of its subsidiaries has been or is expected to be charged with breaching and has not breached a fiduciary duty under any of the Employee Plans. Neither L & B nor any of its subsidiaries participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.13(c) of the Disclosure Schedule, neither L & B nor any of its subsidiaries maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of L & B or any of its subsidiaries.

     (d) Except as may be disclosed in Section 2.13(d) of the Disclosure Schedule, (i) neither L & B nor any of its subsidiaries maintains, nor have any of them maintained for the past ten years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation; (iii) no claim is pending, and neither L & B nor any of its subsidiaries has received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which L & B or any of its subsidiaries would be liable after June 30, 1996, except as are reflected on the L & B Financial Statements; (iv) after June 30, 1996, L & B and its subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan; and (v) all Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

     (e) Except as may be disclosed in Section 2.13(e) of the Disclosure Schedule, each benefit plan maintained by L & B and/or its subsidiaries for the benefit of their respective directors, officers and employees (including, but not limited to, defined contribution or savings plans and deferred compensation plans) is, to the extent required under Section 412 of the Code or Section 302 of ERISA, fully funded, except for any amounts withheld from the compensation of any employee pursuant to a salary reduction agreement or other contribution agreement under a plan, including but not limited to a plan intended to be qualified under Section 401(k) or Section 125 of the Code, which are not yet required actually to be contributed or otherwise applied to such plan pursuant to Section 3 of ERISA and Section 2510.3-102(a) of the Regulations issued by the Secretary of Labor. Except with respect to the vested rights of participants in any such plan, or as may be disclosed in Section 2.13(e) of the Disclosure Schedule, the assets of each such plan are unencumbered.

     SECTION 2.14. TITLE TO PROPERTIES; INSURANCE. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, (i) L & B and its subsidiaries have good, indefeasible and insurable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet due and liens, charges or encumbrances reflected in the L & B Financial Statements and easements, rights-of-way, and other restrictions which are not adversely material to the use of the property by L & B or its subsidiary and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of L & B or its subsidiaries, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by L & B and its subsidiaries in their respective businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of L & B, threatened with respect to such properties; (iv) L & B and its subsidiaries have valid title or other ownership or license rights under licenses to all material intangible personal or intellectual property used by L & B or its subsidiaries in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material real properties owned, held or operated by L & B or its subsidiaries are insured by the title insurers listed on Section 2.14 of the Disclosure Schedule, and all material properties owned by L & B or its subsidiaries are insured, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with financial institutions of similar size.

     SECTION 2.15. ENVIRONMENTAL MATTERS. (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which L & B and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     (b) Except as may be disclosed in Section 2.15(b) of the Disclosure Schedule, neither the conduct nor operation of L & B and its subsidiaries nor, to the knowledge of L & B, any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of L & B and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of L & B and its subsidiaries of Environmental Laws or obligate (or potentially obligate) L & B or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to L & B and its subsidiaries. Except as may be disclosed in Section 2.15(b) of the Disclosure Schedule, neither L & B nor any of its subsidiaries has received any notice from any person or entity that L & B or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (c) Except as may be disclosed in Section 2.15(c) of the Disclosure Schedule, neither L & B nor any of its subsidiaries has received notice or has knowledge that any property in which any of them has a security interest, lien or other encumbrance violates or violated Environmental Laws in any material respects.

    SECTION 2.16. COMPLIANCE WITH LAW. L & B and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

     SECTION 2.17. UNDISCLOSED LIABILITIES. L & B and its subsidiaries do not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against L & B or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the L & B Financial Statements, and (ii) as may be disclosed in Section 2.17 of the Disclosure Schedule.

     SECTION 2.18. BROKERAGE. Except as may be disclosed in Section 2.18 of the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by L & B or its subsidiaries.

     SECTION 2.19. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by L & B or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.07 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and (iii) any other documents to be filed with the Securities and Exchange Commission (the "S.E.C.") or any other securities, banking, thrift or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of L & B, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that L & B is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                 ARTICLE THREE
                                 -------------

                REPRESENTATIONS OF JEFFERSON AND ACQUISITIONCO
                ----------------------------------------------

     Jefferson and AcquisitionCo, as applicable, hereby make the following representations and warranties:

     SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.

     (a) Jefferson is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets, to incur all of its liabilities and carry on its business as presently conducted. AcquisitionCo is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted.

     (b) The authorized capital stock of Jefferson consists of (i) 20,000,000 shares of Jefferson Common, of which, as of June 30, 1996, 4,181,563 shares were issued and outstanding. All of the issued and outstanding shares of Jefferson Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Jefferson Common has been issued in violation of any preemptive rights of the current or past shareholders of Jefferson. Jefferson has available for issuance, from treasury or otherwise, a sufficient number of authorized shares of Jefferson Common to pay the Basic Merger Consideration and the amounts payable in shares of Jefferson Common pursuant to subsections (c) and (d) of Section 1.05.

     (c) The authorized capital stock of AcquisitionCo consists of thirty thousand (30,000) shares of AcquisitionCo Common, of which as of the date hereof, 1,000 shares of AcquisitionCo Common are issued and outstanding, fully paid and non-assessable and owned by Jefferson.

     (d) The shares of Jefferson Common that are to be issued to the shareholders of L & B pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     SECTION 3.02. AUTHORIZATIONS; NO DEFAULTS. The Board of Directors of each of Jefferson and AcquisitionCo have, by all appropriate action and as required by applicable law, approved this Agreement, the Merger and the other transactions contemplated hereby and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such entities of their respective obligations hereunder. Nothing in the articles of incorporation or bylaws of Jefferson or AcquisitionCo, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit Jefferson or AcquisitionCo from entering into and consummating this Agreement, the Merger or any other transactions contemplated hereby, on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Jefferson and AcquisitionCo and constitutes a legal, valid and binding obligation of Jefferson and AcquisitionCo, enforceable against Jefferson and AcquisitionCo in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors' rights generally or the rights of creditors of savings institutions, the accounts of which savings institutions are insured by the Savings Association Insurance Fund of the F.D.I.C. or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity), and no other corporate acts or proceedings are required to be taken by Jefferson or AcquisitionCo to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the O.T.S. and the T.S.L.D., no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Jefferson or AcquisitionCo. Jefferson and AcquisitionCo are not in default under or in violation of any provision of their respective articles of incorporation, bylaws or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Jefferson or AcquisitionCo, as applicable.

     SECTION 3.03. SUBSIDIARIES. Each of Jefferson's significant subsidiaries (as such term is defined under S.E.C. regulations) and AcquisitionCo is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     SECTION 3.04. FINANCIAL INFORMATION. The consolidated balance sheets of Jefferson and its subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three (3) years ended December 31, 1995, together with the notes thereto, included in Jefferson's Annual Report on Form 10-K for the year ended December 31, 1995, and the unaudited consolidated balance sheet of Jefferson and its subsidiaries as of March 31, 1996 and the related unaudited consolidated income statement for the three (3) months then ended included in Jefferson's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the S.E.C. (together, the "Jefferson Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jefferson and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material, and the absence of footnotes).

     SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1995, there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Jefferson and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Jefferson Financial Statements not misleading.

     SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of Jefferson, threatened, against Jefferson or any of its subsidiaries, or of which the property of Jefferson or any of its subsidiaries is or would be subject which, if adversely determined, would have a material adverse affect on the business of Jefferson and its subsidiaries taken as a whole.

     SECTION 3.07. REPORTS. Each of Jefferson and its significant subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C.,
(ii) the O.T.S., (iii) the F.D.I.C., (iv) any state securities, banking or thrift authorities having jurisdiction over Jefferson or any of its significant subsidiaries, (v) Nasdaq and (vi) any other governmental authority with jurisdiction over Jefferson or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.08. COMPLIANCE WITH LAW. Jefferson and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

     SECTION 3.09. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Jefferson or AcquisitionCo for inclusion in (i) the Registration Statement (as defined in Section 4.07 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and (iii) any document to be filed with the S.E.C., or any thrift or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of L & B, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Jefferson or AcquisitionCo is responsible for filing with the S.E.C., the O.T.S. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

     SECTION 3.10. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Jefferson or AcquisitionCo.

     SECTION 3.11. REGULATORY ENFORCEMENT MATTERS. Neither Jefferson nor AcquisitionCo, nor any of Jefferson's other subsidiaries, is subject to, and none of them have received any notice or advice that any may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrift deposits or any other governmental agency having supervisory or regulatory authority with respect to Jefferson or AcquisitionCo or any of Jefferson's other subsidiaries.

     SECTION 3.12. TAX MATTERS. Jefferson and AcquisitionCo have filed all federal, state and material local tax returns due in respect of their respective business or properties in a timely fashion and have paid or made provision for all amounts due as shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Jefferson Financial Statements were made in accordance with GAAP applied on a consistent basis and in the aggregate do not materially fail to provide for potential tax liabilities.

     SECTION 3.13. UNDISCLOSED LIABILITIES. Jefferson and AcquisitionCo have no material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Jefferson or AcquisitionCo giving rise to any such liability), except for liabilities set forth in the Jefferson Financial Statements.

     SECTION 3.14. CURRENT PUBLIC INFORMATION. For purposes of determining compliance with the provisions of Rule 145 of the Securities Act of 1933, as amended (the Securities Act"), for each person who may be deemed an "affiliate" of L & B within the meaning of such term as used in Rule 145, Jefferson meets the requirements of Rule 144(c) under the Securities Act.

                                 ARTICLE FOUR
                                 ------------

                              AGREEMENTS OF L & B
                              -------------------

     SECTION 4.01.  BUSINESS IN ORDINARY COURSE.

     (a) L & B shall not declare and/or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement and prior to the Effective Time or the earlier termination hereof, except that L & B may, upon prior written notice to Jefferson, declare and/or pay regular quarterly cash dividends on the L & B Common in such amounts and at such times as are consistent with L & B's historical practices.

     (b) L & B shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof their respective businesses and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, L & B shall not, and shall cause each of its subsidiaries not to, after the date of this Agreement, without the prior written consent of Jefferson:

             (i) make any changes in the authorized capital stock of L & B or any of its subsidiaries; or

             (ii) except as contemplated by any written agreements in existence on June 25, 1996, (1) issue or sell any shares of L & B Common or other capital stock of L & B or its subsidiaries, (2) grant or issue any options, warrants, or other rights to subscribe for or purchase shares of L & B Common or any other capital stock of L & B or its subsidiaries, (3) grant any awards to acquire shares of L & B Common under or pursuant to the L & B Retention Plan; (4) issue or sell any securities convertible into or exchangeable for any capital stock of L & B or its subsidiaries; or

             (iii) directly or indirectly redeem, purchase or otherwise acquire any L & B Common or any other capital stock of L & B or its subsidiaries; provided, however, that L & B shall transfer into treasury 4,500 shares of L & B Common from the 40,000 shares of L & B Common presently owned by the L & B Retention Plan trust and held for award under the L & B Retention Plan; or

             (iv) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock of L & B or its subsidiaries or otherwise reorganize or recapitalize; or

             (v) change its charter or articles of incorporation or association, as the case may be, or bylaws; or

             (vi) except as contemplated by written agreements in existence on June 25, 1996, grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to directors, officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such directors, officers or employees; or

             (vii) borrow or agree to borrow any amount of funds, or directly or indirectly guarantee or agree to guarantee any obligations of others, except for borrowings in the ordinary course of business from the Federal Home Loan Bank of Dallas and sales of mortgage loans into the secondary market made in the ordinary course of business and with recourse or obligation to repurchase; or

             (viii) except for loans made pursuant to commitments outstanding on June 30, 1996, make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $500,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Jefferson, acting through its Chief Credit Officer or such other designee as Jefferson may specify in a written notice to L & B; or

             (ix) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (and L & B and its subsidiaries shall consult and confer with Jefferson with respect to all securities transactions, even in circumstances where approval is not required hereunder); or

             (x) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

             (xi) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

             (xii) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance, except to secure borrowings permitted under paragraph (vii) of this Section 4.01(b); or

             (xiii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to L & B or its subsidiaries or any claims which L & B or its subsidiaries may possess or waive any material rights with respect thereto; or

             (xiv) sell or otherwise dispose of any real property or any tangible or intangible personal property having a value on the books of L & B or its subsidiary in excess of $25,000 other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to L & B and its subsidiaries, except that, upon receipt of the agreements contemplated by Section 4.12 hereof, L & B may transfer, or cause to be transferred, to C. Glynn Lowe and Daniel M. Phillips, respectively, life insurance policies owned by L & B or a subsidiary thereof under which C. Glynn Lowe and Daniel M. Phillips are, respectively, the insured; or

             (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which does not reflect the need for further environmental assessment; provided, however, that L & B and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

             (xvi) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on L & B's and/or its subsidiaries' business, financial condition, or earnings; or

             (xvii) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on L & B's and/or its subsidiaries' business, financial condition, or earnings; or

             (xviii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $50,000; or

             (xix) prepay any outstanding principal amount under any loan agreement relative to the ESOP or make any interim allocations of additional shares of L & B Common to participants under the ESOP, other than an annual allocation as may be required under the terms of the ESOP; or

             (xx) amend, modify or supplement any Employee Plans (including, but not limited to, the ESOP) or distribute to employees of L & B and its subsidiaries any revised summary plan descriptions or supplements to summary plan descriptions relative to any of the Employee Plans.

    (c) L & B and its subsidiaries shall not, without the prior written consent of Jefferson, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of L & B contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) L & B shall promptly notify Jefferson in writing of the occurrence of any matter or event known to and directly involving L & B or any of its subsidiaries, which would not include any changes in conditions that affect the banking or thrift industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of L & B and its subsidiaries taken as a whole.

    (e) L & B shall (i) not, directly or indirectly, through any of its directors, officers, employees, agents, affiliates or other representatives, solicit, initiate or encourage any inquiries or proposals with respect to, or without prior written notice to Jefferson, participate in or encourage any negotiations leading to any offers or proposals concerning the possible sale or other disposition of all or substantially all of the assets or capital stock of L & B or any of its subsidiaries to, or merger of consolidation of L & B or any of its subsidiaries with, any other person, (ii) not disclose any information not customarily disclosed to any person or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Jefferson prompt (which for this purpose shall mean within 24 hours) written notice of any such inquiries, offers or proposals, including the name of the other party or parties and the substance of any inquiry, offer or proposal.

     SECTION 4.02. BREACHES. L & B shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a failure of any condition precedent to any party's obligation to effect the Merger or a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Jefferson and use its best efforts to prevent or promptly remedy the same.

     SECTION 4.03. SUBMISSION TO SHAREHOLDERS. L & B shall cause to be duly called and held, on a date mutually selected by Jefferson and L & B, a meeting of the shareholders of L & B (the "Stockholders' Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by the Texas Corporate Law. In connection with the Stockholders' Meeting, (i) L & B shall cooperate and assist Jefferson in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C., the O.T.S. and the T.S.L.D., if required, and upon receipt of any required approval or clearance from any such regulatory agency, L & B shall mail such Proxy Statement/Prospectus to its shareholders, (ii) L & B shall furnish Jefferson all information concerning L & B and its subsidiaries that Jefferson may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of L & B shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger and use its best efforts to obtain such shareholder approval.

     SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. L & B shall use its best efforts to obtain all necessary consents with respect to all interests of L & B and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

     SECTION 4.05.  MERGER EXPENSES AND RELATED MATTERS.

     (a) L & B and Jefferson shall consult and cooperate with each other with respect to determining, as specified in a written notice from Jefferson to L & B, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

     (b) From and after the date of this Agreement to the Effective Time, L & B shall, to the extent required under Section 412 of the Code or Section 302 of ERISA, maintain and keep all of its benefit plans (including, but not limited to, defined contribution plans and deferred compensation plans) fully funded, and shall, to the extent any such benefit plan may not be fully funded, make such contributions as are necessary to fully fund any such unfunded benefit plan; provided, however, that L & B or any of its subsidiaries which has withheld amounts from the compensation of any employee pursuant to a salary reduction agreement or other contribution agreement under a plan, including but not limited to a plan intended to be qualified under Section 401(k) or Section 125 of the Code, shall not be required to actually contribute or otherwise apply such amounts to such plan prior to the date otherwise required pursuant to
Section 3 of ERISA and Section 2510.3-102(a) of the Regulations issued by the Secretary of Labor.

     SECTION 4.06.  CONFORMING ACCOUNTING AND RESERVE POLICIES.

     (a) At the request of Jefferson, L & B shall, prior to the Closing Date, establish and take such reserves and accruals as Jefferson shall request so as to conform L & B's loan, accrual, reserve and other accounting policies to Jefferson's policies, establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to Jefferson and L & B; provided, however, that L & B shall not be required to take any such action that is not consistent with GAAP.

     (b) No accrual or other adjustment made by L & B pursuant to the provisions of this Section 4.06 shall constitute an acknowledgment by L & B or create any implication, for any purpose, that such accrual or adjustment was necessary for any purpose other than to comply with the provisions of this Section 4.06.

     (c) The calculation of L & B's consolidated earnings during the Earnings Period for the purpose of determining the Basic Merger Consideration shall be unaffected by any accrual or adjustment made by L & B at the request of Jefferson pursuant to this Section 4.06.

     SECTION 4.07. CONSUMMATION OF AGREEMENT. L & B shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to effect the Merger in accordance with the terms and provisions hereof and to obtain all necessary approvals and consents on its part to be obtained pursuant to this Agreement. L & B shall furnish to Jefferson in a timely manner all information, data and documents in the possession of L & B or its subsidiaries requested by Jefferson as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Jefferson Common to be issued to the shareholders of L & B pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Jefferson to carry out the purpose and intent of this Agreement.

     SECTION 4.08. ENVIRONMENTAL REPORTS. L & B shall provide to Jefferson, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, a report ("Phase I Report") of a phase one environmental site assessment ("Phase I ESA") on all real property owned, leased or operated by L & B or its subsidiaries as of the date hereof (other than space in retail and similar establishments leased or operated by L & B for automatic teller machines) and within ten (10) days after the acquisition or lease of any real property acquired, leased or operated by L & B or its subsidiaries after the date hereof (other than space in retail and similar establishments leased or operated by L & B for automatic teller machines), except as otherwise provided in Section 4.01(b)(xv). If required by the Phase I ESA in Jefferson's reasonable opinion, and upon written request from Jefferson to L & B within fifteen (15) business days of Jefferson receipt of such Phase I Reports, L & B shall provide to Jefferson as soon as reasonably practicable a report ("Phase II Report") of a phase two investigation on properties requiring such additional study. Jefferson shall have fifteen (15) business days from the receipt of any Phase II Report to notify L & B of any objection to the contents of such report. Should the cost to L & B and/or any of its subsidiaries of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by any such Phase I Report or Phase II Report, or (iii) prudent in light of serious life, health or safety concerns (the "Remediation Cost"), in the aggregate, exceed the sum of One Hundred Thousand Dollars ($100,000) as reasonably estimated by an environmental expert retained for such purpose by Jefferson and reasonably acceptable to L & B, or if the Remediation Cost cannot be so reasonably estimated by such expert to be less than of $100,000, with any reasonable degree of certainty, then Jefferson shall have the right pursuant to
Section 7.03 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the Remediation Cost cannot be so reasonably estimated, to terminate this Agreement by giving written notice thereof to L & B.

     SECTION 4.09. RESTRICTION ON RESALES. L & B shall obtain and deliver to Jefferson, at least thirty-one days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.08 hereto, of each person who may reasonably be deemed an "affiliate" of L & B within the meaning of such term as used in Rule 145 under the Securities Act regarding compliance with the provisions of such Rule 145.

     SECTION 4.10. ACCESS TO INFORMATION. L & B shall permit Jefferson and AcquisitionCo, and their respective accountants, attorneys or other representatives, reasonable access, at all reasonable times during normal business hours and in a manner which will avoid undue disruption or interference with the normal operations of L & B and its subsidiaries and subject to certain laws and practices regarding confidentiality and privilege, to the properties of L & B and its subsidiaries and shall disclose and make available to Jefferson and AcquisitionCo, and their respective accountants, attorneys or other representatives, all corporate, business and accounting books, documents, papers and records relating to the assets, stock, ownership, properties, operations, obligations and liabilities of L & B and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules or evidence), plans affecting employees, reports of examination by regulatory authorities and related correspondence, internal audit reports and reviews and related work papers, internal loan review reports, and any other business activities or prospects in which Jefferson or AcquisitionCo may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. In addition, Jefferson and AcquisitionCo, and their respective accountants, attorneys or other representatives, at all reasonable times during normal business hours and in a manner which will avoid undue disruption or interference with the normal operations of L & B and its subsidiaries, may make such accounting, financial and operating inspections, reviews and analyses with respect to auditors' reports and such other financial statements concerning L & B and its subsidiaries, and perform such other tests or reviews as Jefferson or AcquisitionCo may reasonably request. L & B shall deliver to Jefferson within ten (10) business days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.13(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit entitlements, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the Internal Revenue Service, (viii) the most recent annual report filed with the Internal Revenue Service, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements. Jefferson will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof. Furthermore, Jefferson and AcquisitionCo, and their respective accountants, attorneys or other representatives, shall be permitted to contact and consult with the accounting firm or personnel responsible for preparing the L & B Financial Statements or any other audited financial information concerning L & B or its subsidiaries.

     SECTION 4.11. SUBSIDIARY MERGER. Upon the request of Jefferson, L & B shall cause the Savings Bank to enter into a merger agreement with First Federal Savings Bank of North Texas, a federal savings bank and wholly owned subsidiary of Jefferson, and take all other actions and cooperate with Jefferson in order to prepare for and cause such merger (the "Subsidiary Merger") to be effected. Such subsidiary merger agreement shall provide, in addition to customary terms for mergers of subsidiaries in transactions such as this: (i) for consummation of such Subsidiary Merger at a time on or after the Effective Time, as may be selected by Jefferson; and (ii) that the obligations of the Savings Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

     SECTION 4.12. TERMINATION OF DEFERRED COMPENSATION AGREEMENTS. L & B shall obtain and deliver to Jefferson prior to the Closing Date, the signed agreements of each of Messrs C. Glynn Lowe and Daniel M. Phillips regarding termination of the Deferred Compensation Agreements, each dated November 17, 1987, between Sulphur Springs Loan and Building Association and each such person, (which such termination shall be effective on at the Effective Time) and the release of all liabilities and obligations thereunder.

     SECTION 4.13.  MAIN OFFICE PARKING LOT AND MT. VERNON BRANCH.

     (a) L & B shall obtain, on terms reasonably satisfactory to L & B, and deliver to Jefferson prior to the Closing Date a copy of a lease agreement, satisfactory to Jefferson, or satisfactory evidence of ownership with respect to that certain parking lot (including all improvements thereon) located immediately adjacent to the Savings Bank's home office at 306 North Davis Street, Sulphur Springs, Texas.

     (b) L & B shall deliver to Jefferson prior to the Closing Date a copy of a lease, on terms satisfactory to Jefferson, with respect to the Savings Bank's branch office located at 101 Kaufman, Mt. Vernon, Texas.


                                  ARTICLE FIVE
                                  ------------

                   AGREEMENTS OF JEFFERSON AND ACQUISITIONCO
                   -----------------------------------------

     SECTION 5.01. REGULATORY APPROVALS AND REGISTRATION STATEMENT. Jefferson shall file, or cause to be filed, all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the O.T.S. and the T.S.L.D. Jefferson shall file or cause to be filed with the S.E.C. the Registration Statement on Form S-4 relating to the shares of Jefferson Common to be issued to the shareholders of L & B pursuant to this Agreement, including shares to be issued pursuant to subsections (c) and (d) of Section 1.05, and shall use its best efforts to cause the Registration Statement to become effective. Jefferson shall also cause the shares of Jefferson Common issued pursuant to this Agreement to be qualified for trading on the Nasdaq National Market. Jefferson shall keep L & B reasonably informed as to the status of such applications and filings and make available to L & B, prior to making all such applications and filings and upon reasonable request by L & B from time to time, copies of such applications and any supplementally filed materials and promptly make available to L & B copies of any comment letters and any other materials received by Jefferson in connection therewith, and L & B shall be permitted to participate in the processing of each application and responses thereto. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of L & B, at the time of the Stockholders' Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Jefferson shall timely file or caused to be timely filed all documents required to obtain all necessary permits and approvals from state securities agencies or authorities, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Jefferson shall promptly and properly prepare and file or cause to be properly prepared and filed any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

     SECTION 5.02. BREACHES. Jefferson shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to L & B and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.03. CONSUMMATION OF AGREEMENT. Jefferson and AcquisitionCo shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement, to effect the Merger in accordance with the terms and conditions of this Agreement, and to obtain all necessary approvals and consents on their respective parts to be obtained pursuant to this Agreement.

     SECTION 5.04. EMPLOYEE BENEFITS. Jefferson shall, with respect to each person who remains an employee of L & B or its subsidiaries following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.04. Subject to the right of subsequent amendment, modification or termination in Jefferson's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Jefferson, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Jefferson subsidiaries (the "Jefferson Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by L & B after the Effective Time. L & B employees shall participate therein on the same basis as similarly situated employees of other Jefferson subsidiaries. Jefferson shall cause each such Continued Employee to be eligible to participate immediately in the group health plan or plans of Jefferson or the subsidiary which will employ each such Continued Employee, without the application of any pre-existing condition exclusion or limitation which would otherwise apply with respect to such Continued Employee or his or her dependents provided that such Continued Employee is not, as of the Closing Date, subject to any such exclusion or limitation with respect to any similar group health plan or plans maintained by L & B or its subsidiaries. Subject only to the foregoing, all such participation shall be subject to the terms of such plans as may be in effect from time to time and this Section 5.04 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Jefferson subsidiaries. Jefferson may terminate or modify all Employee Plans and Jefferson's obligation under this Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Jefferson shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Jefferson Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with L & B and its subsidiaries.

     SECTION 5.05. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE AND INDEMNIFICATION.

     (a) Following the Effective Time, Jefferson shall provide the present and former directors and officers of L & B and its subsidiaries, regardless of whether or not such persons are employed or serve thereafter, with the same directors' and officers' liability insurance coverage that Jefferson provides to directors and officers of its other thrift subsidiaries generally, and, in addition, for a period of three years following the Effective Time, Jefferson shall use its best efforts to continue L & B's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by L & B. If the premium for such insurance coverage would exceed such maximum amount, Jefferson shall use its best efforts to procure such level of insurance as can be obtained for a premium equal to such maximum amount.

     (b) For a period of six years after the Effective Time, Jefferson and AcquisitionCo (the survivor of the Merger) shall jointly and severally indemnify, defend and hold harmless the present and former officers, directors, employees and agents of L & B and its subsidiaries, including persons who have served as fiduciaries of Employee Plans, at the Effective Time (each, an "Indemnified Party"), regardless of whether or not such persons are employed or serve thereafter, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent then permitted by the Corporate Law and by L & B's articles of incorporation or bylaws and the articles of association or bylaws of L & B's subsidiaries as in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit.

     (c) If after the Effective Time AcquisitionCo or any of its successors or assigns (i) shall consolidate with or merge with and into any other corporation or entity and shall not be the continuing or surviving corporation or entity, or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of AcquisitionCo shall assume any remaining obligations set forth in this Section 5.05. If AcquisitionCo shall liquidate, dissolve or otherwise wind up its business, then Jefferson shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that AcquisitionCo was so obligated pursuant to this Section 5.05.

     (d) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each of the individuals referred to in subsections (a) and (b) of this Section 5.05 and their respective heirs and personal representatives.

     SECTION 5.06. ACCESS TO INFORMATION. Jefferson shall permit L & B and its accountants, attorneys or other representatives, reasonable access, at all reasonable times during normal business hours and in a manner which will avoid undue disruption or interference with the normal operations or Jefferson or its subsidiaries and subject to certain laws and practices regarding confidentiality and privilege, to the properties of Jefferson and its significant subsidiaries and shall disclose and make available to L & B and its accountants, attorneys or other representatives, all corporate, business and accounting books, documents, papers and records relating to the assets, stock, ownership, properties, operations, obligations and liabilities of Jefferson and its significant subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, reports of examination by regulatory authorities and related correspondence, internal audit reports and reviews and related work papers, internal loan review reports, and any other business activities or prospects in which L & B may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. In addition, L & B and its accountants, attorneys or other representatives, at all reasonable times during normal business hours and in a manner which will avoid undue disruption or interference with the normal operations of Jefferson and its significant subsidiaries, may make such accounting, financial and operating inspections, reviews and analyses with respect to auditors' reports and such other financial statements concerning Jefferson and/or its significant subsidiaries, and perform such other tests as L & B may reasonably request. L & B and its accountants, attorneys or other representatives shall be permitted to contact and consult with the accounting firm or personnel responsible for preparing the Jefferson Financial Statements or any other audited financial information concerning Jefferson or its significant subsidiaries.

     SECTION 5.07. NOTICE OF CERTAIN EVENTS. Jefferson shall promptly notify L & B in writing of the occurrence of any matter or event known to and directly involving Jefferson or any of its subsidiaries, which would not include any changes in conditions that affect the banking or thrift industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Jefferson and its subsidiaries taken as a whole.


                                  ARTICLE SIX
                                  -----------

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     SECTION 6.01. CONDITIONS TO JEFFERSON'S AND ACQUISITIONCO'S OBLIGATIONS. Jefferson's and AcquisitionCo's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Jefferson) prior to or on the Closing Date of the following conditions:

     (a) Except for changes specifically referred to in this Agreement, the representations and warranties made by L & B in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) L & B shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank or thrift regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) Jefferson shall have received the environmental reports required by
Section 4.08 hereof, and shall not have elected, pursuant to Section 7.03 hereof, to terminate and cancel this Agreement;

     (f) Jefferson shall have received all documents required to be received from L & B on or prior to the Closing Date, all in form and substance reasonably satisfactory to Jefferson;

     (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.; and

     (h) Jefferson shall have received an opinion of its counsel, addressed to the board of directors of each of Jefferson and L & B, to the effect that, for federal income purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal tax purposes (i) gain will be realized by each holder of shares of L & B Common who receives both Jefferson Common and cash in exchange for his or her L & B Common and will be recognized, but not in excess of the amount of cash received, (ii) the aggregate tax basis of Jefferson Common received by a shareholder of L & B will be the same as the aggregate basis of the L & B Common surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount, if any, of gain recognized by the shareholder in the exchange, and (iii) the holding period of Jefferson Common to be received by each L & B shareholder will include, in each instance, the period in which the shareholder held the L & B Common surrendered in exchange therefor provided that the L & B Common is held as a capital asset on the date of exchange.

     SECTION 6.02. CONDITIONS TO L & B'S OBLIGATIONS. L & B's obligation to effect the Merger shall be subject to the satisfaction (or waiver by L & B) prior to or on the Closing Date of the following conditions:

     (a) Except for changes specifically required by this Agreement, the representations and warranties made by Jefferson and AcquisitionCo in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) Jefferson and AcquisitionCo shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank or thrift regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of L & B, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) L & B shall have received all documents required to be received from Jefferson on or prior to the Closing Date, all in form and substance reasonably satisfactory to L & B;

     (f) L & B shall have received a fairness opinion from its financial advisor for disclosure to L & B's shareholders in the Proxy Statement/Prospectus, which fairness opinion has not been withdrawn prior to the Closing Date, to the effect that the Merger contemplated hereby is fair to the L & B shareholders from a financial perspective;

     (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.; and

     (h) L & B shall have received a copy of the opinion delivered pursuant to
Section 6.01(h) hereto.


                                 ARTICLE SEVEN
                                 -------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

     SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of L & B shall have been previously obtained.

     SECTION 7.02. MATERIAL BREACH. In the event that there is a material breach in any of the representations and warranties or agreements of Jefferson or L & B, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by a non-breaching party, then the non-breaching party making such cure demand, regardless of whether approval of this Agreement and the Merger by the shareholders of L & B shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     SECTION 7.03. ENVIRONMENTAL REPORTS. Jefferson may terminate this Agreement to the extent provided by Section 4.08 and this Section 7.03 by giving written notice of such action to L & B.

     SECTION 7.04. FAILURE OF CONDITIONS. In the event that any of the conditions to the obligations of any party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section
7.02 hereof has lapsed, then the affected party may, regardless of whether approval of this Agreement and the Merger by the shareholders of L & B shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other parties.

     SECTION 7.05. REGULATORY APPROVAL DENIAL. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority or if any such regulatory application should not be finally approved within nine (9) months from the date hereof, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by Jefferson or AcquisitionCo, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Jefferson or AcquisitionCo diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Jefferson or AcquisitionCo (hereinafter referred to as the "appeal") then the application will be deemed denied unless Jefferson or AcquisitionCo prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

     SECTION 7.06. SHAREHOLDER APPROVAL DENIAL. If this Agreement, the Merger and any other transactions contemplated hereby are not approved by the requisite vote of the shareholders of L & B, then any party may terminate this Agreement by giving written notice of such action to the other parties.

     SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that L & B or any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies after the date of this Agreement, then Jefferson or AcquisitionCo may terminate this Agreement.

     SECTION 7.08. SHARE COMPONENT FLUCTUATION. If the Jefferson Average Price is greater than $33.60 per share or less than $20.00 per share, then this Agreement may be terminated by any party by giving written notice of such action to the other parties.

     SECTION 7.09. OTHER TERMINATION. If the Closing does not occur within thirty (30) days after the expiration of nine (9) months from the date hereof, then this Agreement may be terminated by any party by giving written notice of such action to the other parties, provided that such failure of the Closing to occur is not the result of the terminating party's default in the performance of a material obligation or covenant under this Agreement.

     SECTION 7.10.  TERMINATION FEE.

     (a) Jefferson shall pay to L & B the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liabilities of Jefferson and AcquisitionCo hereunder, upon the termination of this Agreement by L & B as the result of a material breach of this Agreement by Jefferson and/or AcquisitionCo which breach has not been cured by Jefferson and/or AcquisitionCo within thirty (30) days after notice to cure such breach is given to Jefferson by L & B.

     (b) L & B shall pay to Jefferson the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liabilities of L & B hereunder, upon the (i) termination of this Agreement by Jefferson or AcquisitionCo as the result of a material breach of this Agreement by L & B which breach has not been cured by L & B within thirty (30) days after notice to cure such breach is given to L & B by Jefferson or AcquisitionCo (including, without limitation, the execution of an agreement between L & B or any subsidiary and any third party which is itself a breach of this Agreement), or (ii) the failure of the L & B shareholders to approve this Agreement, the Merger and/or any other transactions contemplated hereby at the Stockholders' Meeting (other than as a result of a material breach of this Agreement by Jefferson or AcquisitionCo), AND, in either case, the occurrence of one or more of the following events (a "Triggering Event") within a period of twenty-four (24) months thereafter:

          (i) any person or group of persons (other than Jefferson and/or its affiliates) shall acquire, or have the right to acquire, more than fifty percent (50%) of the outstanding shares of L & B Common;

          (ii) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of L & B or any of its subsidiaries if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire more than fifty percent (50%) of the outstanding shares of L & B Common or other capital stock of L & B or any of its subsidiaries; or

          (iii) the entry by L & B or any of its subsidiaries into a binding agreement or other understanding with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with L & B or any of its subsidiaries, or to purchase or acquire L & B or any of its subsidiaries, or all or substantially all of the assets of L & B or any of its subsidiaries, or more than fifty percent (50%) of the outstanding shares of L & B Common or other capital stock of L & B or any of its subsidiaries.

For purposes of this Section 7.10(b), "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act.

     (c) L & B shall notify Jefferson promptly in writing upon its becoming aware of the occurrence of any Triggering Event.

                                 ARTICLE EIGHT
                                 -------------

                                    GENERAL
                                    -------

     SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Protected Information" (as herein described) that has heretofore been exchanged and that will be received from other parties hereunder and/or their subsidiaries and agree to hold and keep, and to instruct their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such information confidential in accordance with the terms of that certain Confidentiality Agreement dated June 25, 1996 among Jefferson, L & B and the Savings Bank, a copy of which is attached hereto as Exhibit 8.01 and made a part hereof (the "Confidentiality Agreement"). Such Protected Information will include, in addition to any information defined as protected pursuant to Section 1(b) of the Confidentiality Agreement, any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party or any subsidiary that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Protected Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Protected Information will be used solely for the purposes contemplated by this Agreement and that such Protected Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Protected Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other all originals and copies or other derivatives of all Protected Information made available to such party (ii) will not retain any copies, extracts or other reproductions or derivatives in whole or in part of such Protected Information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Protected Information.

     SECTION 8.03. PUBLICITY. Jefferson, AcquisitionCo and L & B shall cooperate with each other in the development and distribution of, and mutually agree upon the form and content of, all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

     SECTION 8.04. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)  if to Jefferson or AcquisitionCo:

              Jefferson Savings Bancorp, Inc.
              14915 Manchester Road
              Ballwin, Missouri  63011
              Attention:  Mr. David V. McCay
              Facsimile:  (314) 227-5009

          with a copy to:

              Lewis, Rice & Fingersh, L.C.
              500 North Broadway, Suite 2000
              St. Louis, Missouri  63102
              Attention:  John K. Pruellage, Esq.
              Facsimile:  (314) 241-6056

and

     (b)  if to L & B:

              L & B Financial, Inc.
              306 North Davis
              Sulphur Springs, Texas  75482
              Attention:  Mr. C. Glynn Lowe
              Facsimile:  (903) 885-9723

          with copies to:

              Shannon, Gracey, Ratliff & Miller, LLP
              1600 Bank One Tower
              500 Throckmorton
              Fort Worth, Texas  76102
              Attention:  Richard G. Williams, Esq.
              Facsimile:  (817) 336-3735

or to such other address as any party may from time to time designate by notice to the others.

     SECTION 8.05. LIABILITIES. In the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, except as provided in
Section 7.10 of this Agreement, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or a willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

    SECTION 8.06. EXPENSES. Each of the parties to this Agreement shall bear their respective costs, fees and expenses incurred in connection with this Agreement, the Merger and any other transactions contemplated hereby. Fees and expense reimbursement paid and payable by L & B to its financial advisor for services rendered in connection with the transaction contemplated by this Agreement shall not be charged against L & B's consolidated earnings during the Earnings Period for purposes of determining the Basic Merger Consideration, except to the extent, if any, that the aggregate amount of such fees and reimbursement exceeds $100,000.

     SECTION 8.07. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for, and as provided in this Section 8.07, no representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.03, 1.04, 1.05(d), 1.08, 4.11, 5.04 and 5.05 shall survive the Effective Time and the agreements set forth in Sections 7.10, 8.01, 8.02, 8.03, 8.05 and 8.06 hereof shall survive the Effective Time or the earlier termination of this Agreement.

     SECTION 8.08. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached hereto, constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

     SECTION 8.09. HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     SECTION 8.10. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement that may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of L & B; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Basic Merger Consideration contemplated by this Agreement to be received by shareholders of L & B or alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of L & B Common. This Agreement shall not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.11. RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     SECTION 8.12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     SECTION 8.13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, there shall be no third party beneficiaries hereof.

     SECTION 8.14. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws (other than the conflict of laws rule) of the State of Texas, except to the extent that applicable federal and other state laws and regulations must govern aspects of the Merger procedures and shareholder rights related thereto. This Agreement may not be assigned by any of the parties hereto.

     SECTION 8.15. EMPLOYMENT AGREEMENT. Effective on the Closing Date, Jefferson and C. Glynn Lowe shall enter into an employment agreement in substantially the form of Exhibit 8.15 attached hereto.

     SECTION 8.16. TIME. Time is of the essence in connection with this Agreement.

     SECTION 8.17. STATUS OF EMPLOYEE BENEFIT PLANS. Nothing in this Agreement shall be construed to be an amendment to the ESOP, the Sulphur Springs Loan & Building Association 401(k) Plan & Trust, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by L & B or any of its subsidiaries (as used in this Section 8.17, a "benefit plan"), nor shall this Agreement or any provision hereof be considered or construed to be the establishment of any benefit plan or create any rights under ERISA in favor of any person. In the event of any conflict between any provision of this Agreement and any benefit plan maintained by L & B or any of its subsidiaries, the terms of such benefit plan shall prevail.



                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       L & B FINANCIAL, INC.


                                       By:  /s/ C. Glynn Lowe
                                            ----------------------------------
                                            C. Glynn Lowe, President and Chief
                                            Executive Officer


                                       JEFFERSON SAVINGS BANCORP, INC.



                                       By:  /s/ David V. McCay
                                            ----------------------------------
                                            David V. McCay, Chairman of the
                                            Board and President


                                       JEFFERSON SAVINGS ACQUISITIONCO, INC.



                                       By:  /s/ David V. McCay
                                            ----------------------------------
                                            David V. McCay, President

                                                              EXHIBIT 1.09(a)(x)
                                                              ------------------


                         L & B'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of L & B under the laws of the State of Texas, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with AcquisitionCo in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due incorporation or organization, valid existence and good standing of each of the subsidiaries of L & B listed in Section 2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

     3. With respect to L & B, (i) the number of authorized, issued and outstanding shares of capital stock of L & B on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the number of outstanding Stock Options, warrants, or other rights to acquire, or securities convertible into, any equity security of L & B, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of L & B, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights to receive shares of capital stock or benefits derived from the value of underlying shares, except as disclosed in the Agreement.

     4. With respect to L & B's subsidiaries, (i) the number of authorized, issued and outstanding shares of capital stock on the Closing Date and the ownership of all issued shares by L & B, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such subsidiary, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights to receive shares of capital stock or benefits derived from the value of underlying shares.

     5. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by L & B to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by L & B, and the Agreement as a valid and binding obligation of L & B, enforceable against L & B in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     6. The execution of the Agreement by L & B, and the consummation of the Merger and the other transactions contemplated therein, do not violate or cause a default under L & B's articles of incorporation or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement known to counsel binding upon L & B or its subsidiaries.

     7. Except for the regulatory approvals and registrations to be obtained or accomplished by Jefferson, the receipt of all required consents, approvals (including the requisite approval of the shareholders of L & B), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or group of persons or entity required to be obtained or made by L & B or its subsidiaries in connection with the respective execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

     8. If requested by Jefferson pursuant to Section 4.11 of the Agreement, the due and proper performance of all corporate acts and other proceedings necessary or required to be taken by the Savings Bank to authorize the execution, delivery and performance of the Agreement to Merge with First Federal Savings Bank of North Texas, and the Agreement to Merge as a valid and binding obligation of the Savings Bank, enforceable against the Savings Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     9. The nonexistence, to the knowledge of counsel, of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting L & B or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                                             EXHIBIT 1.09(b)(vi)
                                                             -------------------


                       JEFFERSON'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of Jefferson and AcquisitionCo under the laws of the State of Delaware and the State of Missouri, respectively, and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

     2. The due and proper performance of all corporate acts and other proceedings required to be taken by each of Jefferson and AcquisitionCo to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Jefferson and AcquisitionCo, and the Agreement as a valid and binding obligation of Jefferson and AcquisitionCo, enforceable against each of Jefferson and AcquisitionCo in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     3. The due authorization and, when issued to the shareholders of L & B in accordance with the terms of the Agreement, the valid issuance of the shares of Jefferson Common to be issued pursuant to the Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     4. The execution and delivery of the Agreement by Jefferson and AcquisitionCo and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Jefferson's and AcquisitionCo's certificate or articles of incorporation or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Jefferson and AcquisitionCo which would be materially adverse to the business of Jefferson and its subsidiaries taken as a whole.

     5. Except for regulatory approvals to be obtained by L & B or the Savings Bank, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Jefferson or AcquisitionCo in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

                                                                    EXHIBIT 4.09
                                                                    ------------

                           ___________________, 1996


Jefferson Savings Bancorp, Inc.
14915 Manchester Road
Ballwin, Missouri  63011


     Re: Agreement and Plan of Merger, dated as of September 25, 1996 (the "Merger Agreement"), by and among L & B Financial, Inc. ("L & B"), Jefferson Savings Bancorp, Inc. ("Jefferson"), and Jefferson Savings Acquisition Co. ("AcquisitionCo")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of L & B, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of L & B owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive a combination of shares of common stock of Jefferson (the "Jefferson Shares") and cash. This letter is delivered to Jefferson pursuant to
Section 4.09 of the Merger Agreement.

     A.   I represent and warrant to Jefferson and agree that:

          1. I shall not make any sale, transfer or other disposition of the Jefferson Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Jefferson Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of L & B and because any distributions by me of the Jefferson Shares will not be registered under the Securities Act, such Jefferson Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Jefferson Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Jefferson some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Jefferson Shares.


     B.   I understand and agree that:

          1. Stop transfer instructions will be issued with respect to the Jefferson Shares and there will be placed on the certificates representing such Jefferson Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

Jefferson Savings Bancorp, Inc.
________________, 1996
Page 2


          "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated _________________, 1996, by the registered holder in favor of Jefferson Savings Bancorp, Inc., a copy of which agreement is on file at the principal offices of Jefferson Savings Bancorp, Inc."

          2. Unless the transfer by me of Jefferson Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Jefferson reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Jefferson a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Jefferson, to the effect that no such legend is required for the purpose of the Securities Act.

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Jefferson Shares by me.

                                          Very truly yours,

                                                                    EXHIBIT 8.01
                                                                    ------------



                           CONFIDENTIALITY AGREEMENT

                           CONFIDENTIALITY AGREEMENT


     THIS CONFIDENTIALITY AGREEMENT (this "Agreement") is made and entered into as of the 25th day of June, 1996, by and among JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation ("Jefferson"), L & B FINANCIAL, INC., a Texas corporation ("L & B") and LOAN & BUILDING STATE SAVINGS BANK, a Texas savings bank and wholly owned subsidiary of L & B ("Savings Bank").


                                    RECITALS

     A. WHEREAS, Jefferson desires to receive certain data and other information of a confidential or proprietary nature concerning the business operations of L & B and Savings Bank.

     B. WHEREAS, L & B and Savings Bank consider the information to be disclosed to Jefferson confidential and proprietary, but is willing to provide such information and allow such disclosure on a confidential basis, but only according to the terms and conditions set forth herein.

     C. WHEREAS, L & B and Savings Bank desire to receive certain data and other information of a confidential or proprietary nature concerning the business operations of Jefferson.

     D. WHEREAS, Jefferson considers the information to be disclosed to L & B and Savings Bank confidential and proprietary, but is willing to provide such information and allow such disclosure on a confidential basis, but only according to the terms and conditions set forth herein.

     E. WHEREAS, The parties hereto desire to set forth their mutual understandings and agreements with respect to the foregoing.


                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows:

     SECTION 1.  PROTECTED INFORMATION TO BE KEPT CONFIDENTIAL.

          (a) Upon the execution of this Agreement by Jefferson, L & B and Savings Bank, the parties hereto may hereafter disclose "Protected Information" (as defined below) to each other. The parties agree to keep any Protected Information confidential until such time, if ever, as the Protected Information becomes available to the general public (other than as a result of a disclosure by any party hereto or any of their respective agents, representatives, affiliates, shareholders, employees or consultants in violation of its obligations of confidentiality), and will not, without the prior written consent of the other, disclose the Protected Information other than to agents, representatives, affiliates, employees and consultants of such party who need to know the Protected Information for the purposes of testing, investigating, studying and reviewing the Protected Information.

          (B) "Protected Information" means any and all financial, contractual and/or technical information concerning each party hereto and the operations thereof, including, without limitation, financial statements, audit reports, customer lists, financial analyses, operating statements and reports, trade secrets, data, proprietary computer software, marketing plans and strategy, product development plans, pricing policies and cost and profit information, whether disclosed orally, in writing, or by inspection, all of which information is regarded to be highly confidential, proprietary and/or secret, or which is subject to an obligation to a third party to maintain as confidential, proprietary or secret.

     SECTION 2. PROHIBITED DISCLOSURES. Without the prior written consent, and except as required by law or permitted by Section 1(a), the parties hereto will not disclose to any person (A) the Protected Information or the fact that the Protected Information has been made available, (B) that discussions or negotiations are taking place or have taken place concerning a possible transaction between Jefferson and L & B, or (C) any of the proposed terms, conditions or other facts with respect to any such possible transaction.

     SECTION 3. EXCLUDED INFORMATION. The term "Protected Information" does not include such portions of any disclosed information which (A) are or become generally available to the public other than as a result of a disclosure by any party hereto in violation of its respective obligation of confidentiality, (B) become available to a party on a nonconfidential basis from a source which is not prohibited from disclosing such information to that party by a legal, contractual or fiduciary obligation, or (C) which is disclosed pursuant to
Section 4 hereof.

     SECTION 4. LEGALLY COMPELLED DISCLOSURES. In the event that any party hereto becomes legally compelled to disclose the Protected Information, each such party, as applicable, will provide the other party with prompt notice of any legal actions compelling disclosure or threats of such action, so that such other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or such other party waives compliance with the provisions of this Agreement, the disclosing party will furnish or cause to be furnished only that portion of the Protected Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment is accorded the Protected Information so furnished.

     SECTION 5.  NON-USE.

          (a) The parties hereto will not use any Protected Information provided by the other for any purpose other than the purpose noted above. Each party hereto will not use any information or knowledge provided by the other to engage in any activities which are in conflict with the interests of such other party nor permit any Protected Information to be used in violation of the insider trading prohibitions of applicable securities laws.

          (b) In the event the contemplated transaction between Jefferson and L & B is not concluded, upon request each party shall return to the other all Protected Information received by it from the other.

     SECTION 6. AMENDMENT AND MODIFICATION. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any such waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7. ASSIGNMENTS. No party may assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party.

     SECTION 8. CAPTIONS. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     SECTION 9. COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     SECTION 10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.

     SECTION 11. FAILURE OR DELAY. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

     SECTION 12. FURTHER ASSURANCES. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     SECTION 13. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within Texas, without regard to choice or conflict of laws rules.

     SECTION 14. SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     SECTION 15. LEGAL FEES. In the event any party brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by another party, the prevailing party is entitled to recover its attorneys' fees and expenses.

     SECTION 16. SUCCESSORS AND ASSIGNS. All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives, permitted successors and assigns and other entities that hold and own a majority of the outstanding shares of common stock of such parties.

     SECTION 17. SIGNATORY WARRANTY. Each person executing this Agreement warrants that such person is authorized to do so on behalf of the party for whom the person signs this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.


                        JEFFERSON SAVINGS BANCORP, INC.



                        By:
                            ---------------------------------------
                            David V. McCay
                            Chairman of the Board and President


                            L & B FINANCIAL, INC.



                            By: /s/
                                -----------------------------------
                                C. Glynn Lowe
                                President and Chief Executive Officer


                            LOAN & BUILDING STATE SAVINGS BANK



                            By: /s/
                                -----------------------------------
                                C. Glynn Lowe
                                President and Chief Executive Officer

                                                                    EXHIBIT 8.15
                                                                    ------------



                   FORM OF C. GLYNN LOWE EMPLOYMENT AGREEMENT

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the _____ day of _______________, 1996, by and among JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation ("Jefferson"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS., a federal savings bank and wholly owned subsidiary of Jefferson ("First Federal"), and C. GLYNN LOWE ("Officer").

                                   RECITALS

     A. WHEREAS, Jefferson, Jefferson Savings AcquisitionCo, Inc. ("AcquisitionCo"), a Missouri corporation and wholly owned subsidiary of Jefferson, and L & B Financial, Inc. ("L & B"), a Texas corporation and holding company of Loan and Building State Savings Bank, a Texas savings bank, have entered into that certain Agreement and Plan of Merger dated September ___, 1996 (the "Merger Agreement"), pursuant to which L & B will merge with and into AcquisitionCo (the "Merger"), with AcquisitionCo being the survivor.

     B. WHEREAS, it is anticipated that, contemporaneously with the consummation of the Merger, the Loan and Building State Savings Bank would be merged with and into First Federal under the charter of First Federal (the "Subsidiary Merger").

     C. WHEREAS, Jefferson and First Federal desire to assure themselves of the services of Officer to First Federal after the consummation of the Subsidiary Merger, and Officer also desires to provide his services to First Federal on a full time basis pursuant to the terms and conditions set forth in this Agreement.

     D. WHEREAS, The parties hereto desire to set forth their mutual understandings and agreements with respect to the foregoing.


                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows:

     SECTION 1. EMPLOYMENT. First Federal agrees to employ, and Jefferson agrees to cause First Federal to employ, immediately upon consummation of the Subsidiary Merger, Officer as an executive officer of First Federal under the title of Regional President and Chief Operating Officer of First Federal, and Officer agrees to be so employed during the term of this Agreement, upon the terms and conditions hereinafter set forth (the "Employment").

     SECTION 2. TERM OF AGREEMENT. The term of the Employment under this Agreement (the "Term") shall commence on the closing date of the Subsidiary Merger and shall continue in full force and effect for a period of two (2) years thereafter subject to the provisions of Section 5 and Section 10 hereof. The Term may be extended annually for such additional one (1) year periods as the parties hereto may agree upon in writing from time to time.

     SECTION 3. DUTIES. During the Term of this Agreement, Officer shall devote his full business time and best efforts in carrying out his duties as an executive officer of First Federal as aforesaid, including without limitation (i) maintaining, promoting and developing customer relations, (ii) supporting and promoting the interests of First Federal, and
(iii) such other duties as are appropriate for an employee holding an executive level position as may be assigned to Officer by First Federal. Officer covenants and agrees to diligently, exclusively and faithfully serve First Federal or its successors and, consistent with his historical practices, to devote his full business time, attention, time, care, undivided loyalty and best efforts to the performance of such services and the fulfillment of duties attendant thereto.

     SECTION 4. COMPENSATION. As full consideration for all services Officer shall render to First Federal hereunder, Jefferson shall cause First Federal to compensate Officer in the following manner:

          (a) ANNUAL SALARY. First Federal shall pay Officer an annual salary of One Hundred Ten Thousand Dollars ($110,000), payable in the manner and in accordance with the customary payroll practices of First Federal. Officer's annual salary may be increased from time to time in accordance with the normal business practices of First Federal as determined by the Board of Directors of First Federal. Officer shall not receive additional compensation or fees for service as an advisory director to the Board of Directors of First Federal or any committees thereof.

          (b) BONUS. In addition to his annual salary, Officer shall, during the Term of this Agreement, be eligible to participate in Jefferson's executive bonus plan, as such plan may exist from time to time, at such level as determined at the sole discretion of the Board of Directors of Jefferson.

          (c)  OTHER BENEFITS.

               (i) CORPORATE BENEFITS. Officer shall, during the Term of this Agreement, be entitled to participate in any and all employee welfare plans, employee benefit plans, retirement plans, medical plans and similar plans of First Federal generally now or hereafter in effect and open to participation by qualifying employees of First Federal generally (in accordance with the eligibility and other requirements established for such corporate benefits).

               (ii) REIMBURSEMENT FOR BUSINESS EXPENSES. Officer shall, during the Term of this Agreement, receive reimbursement in full for all reasonable business and travel expenses incurred by Officer in performing his duties hereunder.

               (iii) VACATION. Officer shall, during the Term of this Agreement, receive such amount of paid vacation during each calendar year in accordance with the normal vacation policy of First Federal, but in no event less than four (4) weeks during each calendar year.

               (iv) AUTOMOBILE. Officer shall, during the Term of this Agreement, receive an automobile allowance of $600 per month for use in the performance of his duties to First Federal.

     SECTION 5. TERMINATION. The Board of Directors of First Federal may terminate Officer's employment at any time, but any termination by the Board other than for Cause (as hereinafter defined) shall not prejudice Officer's right to compensation or other benefits expressly provided for under this Agreement. Upon termination of Officer's employment during the Term of this Agreement because of death, Disability, Resignation or Cause, this Agreement shall terminate with neither party having any further rights or obligations except as provided in this Section 5 and Sections 6, 7 and 9 below. As used above, the terms "Disability," "Resignation" and "Cause" shall have the meanings set forth below.

          (a) DISABILITY. "Disability" shall mean termination because of Officer's absence from duties with First Federal on a full time basis for the waiting period specified in the Disability Insurance Policy of First Federal, as a result of incapacity due to physical or mental illness.

          (b) RESIGNATION. "Resignation" shall mean voluntary termination by Officer for any reason whatsoever.

          (c) CAUSE. "Cause" shall mean termination by First Federal upon (A) Officer's continued failure to substantially perform duties for First Federal (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Officer by the Board of Directors of Jefferson, which specifically identifies the manner in which such Board of Directors believes that Officer has not been substantially performing his duties, or (B) Officer's misconduct which is reasonably believed to be materially injurious to Jefferson or First Federal, which shall be deemed to include Officer's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease and desist order, or material breach of this Agreement.

          (d) NOTICE OF TERMINATION. Any termination pursuant to this Section 5 shall be communicated by written Notice of Termination delivered to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Officer's employment under the provision so indicated.

          (e) DATE OF TERMINATION. "Date of Termination" shall mean the date on which a Notice of Termination is given.

     SECTION 6. CERTAIN BENEFITS UPON TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE. If, during the Term of this Agreement, Officer's employment by First Federal shall be terminated because of Disability, then Officer shall receive the benefits provided by First Federal's Disability Insurance Policy, which benefits shall be no less than those currently provided under First Federal's Disability Insurance Policy. Officer shall have no right to receive compensation or benefits for any period after termination for Cause. The provisions of this Section 6 shall survive a termination of this Agreement because of Disability or for Cause.

     SECTION 7. COVENANT NOT TO COMPETE. Officer agrees that, in the event that his employment with First Federal is lawfully terminated because of Cause or Resignation, he will not Carry on or Participate in the Banking or Financial Business (as such activity is defined below) in the designated Community Reinvestment Act service area of Jefferson and First Federal, for a period of two (2) years (the "Noncompetition Period") after such termination. As used in this Agreement, the term "Carry on or Participate in the Banking or Financial Business" shall mean engaging in material competition, directly or indirectly, with Jefferson or First Federal (and/or their subsidiaries or affiliates, or their successors or assigns) solely or jointly with others, as a director, officer, employee, agent, partner, joint venturer, advisor, consultant, stockholder, individual proprietor or lender or, in any other manner or capacity whatever, engaging in or rendering material banking or financial services to any other bank, savings association, holding company, mortgage company, finance company, loan company or other financial institution or business which is in competition with Jefferson or First Federal (and/or their subsidiaries or affiliates or their successors or assigns) and which such other business has a main office, branch office, loan production office or which otherwise solicits business directly or indirectly within the designated Community Reinvestment Act service area. In addition to the foregoing, for a period of two (2) years after such termination, Officer shall not solicit any banking business from any customer of Jefferson or First Federal or their subsidiaries. As used in this Section 7, the term "stockholder" shall not include any investment in a public corporation where Officer owns less than 5% of the stock issued and outstanding. The provisions of this Section 7 shall survive any termination of this Agreement.

     SECTION 8. PROVISIONS RELATING TO THE NON-COMPETE COVENANT. Officer acknowledges and agrees that the restrictions contained in Section 7 are reasonable. In the event, however, that any of such restrictions are considered unreasonable by a court of competent jurisdiction, then the court so holding may effect any change to the restrictions necessary to render the same enforceable by the court. Officer acknowledges that any violation by him of the provisions of Section 7 could cause serious and irreparable harm to Jefferson and First Federal incapable of being measured in money damages. Accordingly, Officer acknowledges and agrees that, in the event of a breach or threatened breach by him of the provisions of Section 7, Jefferson and First Federal, or either of them, shall be entitled to seek, in addition to other rights or remedies, an injunction or restraining order against Officer.

     SECTION 9. CONFIDENTIAL INFORMATION. Officer agrees that he shall not, to the detriment of Jefferson or First Federal (and/or their subsidiaries or affiliates, or their successors or assigns), impart any confidential information or knowledge relative to Jefferson or First Federal (and/or their subsidiaries or affiliates, or their successors or assigns), to any person or entity, corporate or otherwise, without specific prior written permission from Jefferson to do so, and Officer agrees that all such information or knowledge shall be kept strictly confidential. Officer confirms and agrees that such information constitutes the exclusive property of Jefferson and First Federal. The provisions of this Section 9 shall survive any termination of this Agreement.

     SECTION 10.  REGULATORY COMPLIANCE MATTERS.

          (a) If Officer is suspended and/or temporarily prohibited from participating in the conduct of First Federal's affairs as the result of a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, First Federal's obligations hereunder shall be suspended for the period of time Officer is so suspended or temporarily prohibited beginning on the date of service of such notice to First Federal, unless such suspension of Officer is stayed by appropriate proceedings. If the charges in the notice are dismissed, First Federal may in its discretion (i) pay Officer all or part of the compensation withheld while its obligations hereunder were suspended, and (ii) reinstate, in whole or in part, any of such obligations.

          (b) If Officer is removed and/or permanently prohibited from participating in the conduct of First Federal's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of First Federal hereunder shall terminate as of the effective date of the order and First Federal shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, the obligations provided in Section 9 hereof, and any rights of the parties hereunder which have vested as of such effective date, shall not be affected.

          (c) If First Federal is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations of the parties hereunder shall terminate as of the date of the default and First Federal shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, the obligations provided in Section 9 hereof, and any rights of the parties hereunder which have vested as of the date of default, shall not be affected.

          (d) All obligations hereunder shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of First Federal (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of First Federal under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or
(ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of First Federal or when First Federal is determined by the Director to be in an unsafe or unsound condition. In any such event, First Federal shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, any rights of the parties hereunder which have already vested shall not be affected by any action described in this Section 10(d).

     SECTION 11. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or sent by Federal Express or other recognized overnight courier service that provides proof of delivery, and addressed as follows:

     (a)  if to Jefferson:

              Jefferson Savings Bancorp, Inc.
              14915 Manchester Road
              Ballwin, Missouri  63011
              Attention:  Mr. David V. McCay
                          Chairman of the Board and President

with a copy to,

              John K. Pruellage, Esq.
              Lewis, Rice & Fingersh, L.C.
              500 North Broadway, Suite 2000
              St. Louis, Missouri  63102

     (b)  if to First Federal:

              First Federal Savings Bank of North Texas
              116 E. South Street
              Longview, Texas 75606
              Attention:  Mr. David V. McCay
                          Chairman of the Board and President
with a copy to,

               John K. Pruellage, Esq.
               Lewis, Rice & Fingersh, L.C.
               500 North Broadway, Suite 2000
               St. Louis, Missouri  63102

     (c)  if to Officer:

               Mr. C. Glynn Lowe
               341 Azalea
               Sulphur Springs, Texas 75482

with a copy to,

               Richard G. Williams, Esq.
               Shannon, Gracey, Ratliff & Miller, LLP
               1600 Bank One Tower
               500 Throckmorton
               Fort Worth, Texas 76102

or to such other address as notice shall have been given pursuant to the provisions hereof.

     SECTION 12. AMENDMENT AND MODIFICATION. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

     SECTION 13. ASSIGNMENT. No party may assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party hereto.

     SECTION 14. CAPTIONS. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     SECTION 15. COMPLIANCE WITH LAW. None of the terms or provisions of this Agreement require any of the parties to take any action prohibited by, or contrary to, applicable law.

     SECTION 16. COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     SECTION 17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

     SECTION 18. FAILURE OR DELAY. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

     SECTION 19. FURTHER ASSURANCES. The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Agreement.

     SECTION 20. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within Texas, without regard to choice or conflict of laws rules.

     SECTION 21. SUCCESSORS AND ASSIGNS. All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                       JEFFERSON SAVINGS BANCORP, INC.



                                       By: _____________________________________
                                           David V. McCay
                                           Chairman of the Board and President



                                       FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS



                                       By: _____________________________________
                                           David V. McCay
                                           Chairman of the Board and President




                                           _____________________________________
                                           C. GLYNN LOWE

                                                                      APPENDIX B
                                                                      ----------
                            THE BANK ADVISORY GROUP

                 Bank M&A Specialists - Bank Stock Appraisers



                               January 23, 1996



Board of Directors
L & B Financial, Inc.
Sulphur Springs, Texas

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the common shareholders of L & B Financial, Inc., Sulphur Springs, Texas ("L&B"), and its wholly-owned subsidiary, Loan and Building State Savings Bank, Sulphur Springs, Texas ("State Savings Bank"), previously known as Sulphur Springs Loan and Building Association. Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the "Merger") of L&B with and into Jefferson Savings AcquisitionCo, Inc. ("AcquisitionCo"), a wholly-owned subsidiary of Jefferson Savings Bancorp, Inc., Ballwin, Missouri ("Jefferson"). In our role as an independent financial analyst, you have requested our opinion with regard to the fairness -- from the perspective of the common shareholders of L&B -- of the financial terms of the proposed merger pursuant to the provisions of the Agreement and Plan of Merger (the "Agreement") between L&B, Jefferson, AcquisitionCo, dated September 25, 1996.

In conjunction with our review of the Agreement, our understanding is that Jefferson proposes to consummate the Merger pursuant to the following financial terms:

 .    Each issued and outstanding common share of L&B, other than the shares any holders of which have duly exercised and perfected their dissenters' rights under the Texas Business Corporation Act, shall receive a combination of cash and Jefferson common stock having an aggregate value of $18.50 per share, plus L&B's earnings (less cash dividends paid or declared) for the period commencing April 1, 1996 and ending on the last day of the calendar month preceding the effective time of the Merger (the "Per Share Basic Consideration"). For this purpose, L&B's outstanding common shares include all L&B shares which are issued and outstanding, immediately prior to the effective time of the Merger, with the exclusion of the L&B shares held for the Sulphur Springs Loan and Building Association Recognition and Retention Plan and Trust Agreement (the "Retention Plan").


        ONE CIELO CENTER, SUITE 205 - 1250 CAPITAL OF TEXAS HIGHWAY -
                              AUSTIN, TEXAS 78746
              TELEPHONE (512) 327-8748 - FACSIMILE (512) 327-8775

Board of directors
L & B Financial, Inc.
January 23, 1997
Page 2


 .    The Per Share Basic Consideration shall consist of 50% cash and 50%
     Jefferson common stock, with the exchange ratio for Jefferson common shares based upon the average per share closing price of Jefferson common stock, as reported on the Nasdaq Stock Market's National Market ("Nasdaq") for the 20 business days immediately preceding the fifth calendar day prior to the effective time of the Merger. The average per share closing price for Jefferson's common stock shall not exceed $33.60, and shall not be less than $20.00.

 .    No fractional shares of Jefferson's common stock will be issued and, in lieu thereof, holders of shares of L&B common stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Jefferson's common stock on the Nasdaq on the business day immediately preceding the date on which the Merger should become effective.

 .    At the effective time of the Merger, each person who would otherwise be entitled to receive shares of L&B common stock by reason of awards that have been or would have been made as of February 28, 1997 under the Retention Plan shall be entitled to receive an amount equal to the product of: (i) the number of L&B common shares to which such person is or would be entitled as of February 28, 1997 under or by reason of the Retention Plan, without regard to whether such shares have been awarded or earned, times
     (ii) the Per Share Per Share Basic Consideration. However, the aggregate amount payable to participants in the Retention Plan in connection with the Merger shall not exceed $667,400.

 .    At the effective time of the Merger, each person for whom options to purchase L&B common shares have been or would have been granted as of February 28, 1997 under the Sulphur Springs Loan and Building Association 1995 Stock Option Plan adopted by L&B (the "Option Plan") shall be entitled to receive an amount equal to the product of: (i) the number of L&B common shares issuable upon the exercise of unexercised stock options which have been or would have been granted to such person as of February 28, 1997, under the Option Plan, without regard to whether such options have been granted or have become vested or exercisable, times (ii) the difference obtained by subtracting the per share exercise price for such options from the Per Share Basic Consideration. For this purpose, the exercise price for options which would have been granted in 1997 shall be deemed to be $10.50 per share. However, the aggregate amount payable to option holders shall not exceed $1,270,000.

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of financial institutions in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group has not provided financial advisory services to L&B and State Savings Bank, or to Jefferson.

In connection with this opinion and with respect to L&B Financial, Inc., we have reviewed, among other things:

Board of directors
L & B Financial, Inc.
January 23, 1997
Page 3


     1. Audited consolidated financial statements for L&B for the years ended June 30, 1996, 1995, and 1994;

     2. Audited financial statements for Sulphur Springs Loan and Building Association for the years ended June 30, 1995 and 1994;

     3. Reports of Condition and Income for Loan and Building State Savings Bank for the year ended December 31, 1995, and for the nine month period ending September 30, 1996, as filed with Federal bank regulatory agencies;

     4. Thrift Financial Report for Sulphur Springs Loan and Building Association for the 1994 calendar quarters, and for the calendar quarters ended September 30, June 30, and March 31, 1995, as filed with the Office of Thrift Supervision;

     5. The economy in general and, in particular, the local economies in which State Savings Bank operates;

     6. Certain internal financial analyses and forecasts for State Savings Bank prepared by the management of State Savings Bank, including projections of future performance;

     7. Certain other summary materials and analyses with respect to State Savings Bank's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and

     8. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to Jefferson Savings Bancorp, Inc., we have reviewed, among other things:

     1. Audited consolidated financial statements for Jefferson, in Annual Report Form and Form 10-K, for the years ended December 31, 1995, 1994, and 1993;

     2. Quarterly financial statements for Jefferson, in both "press release" and quarterly report format, for the 1995 calendar quarters, and the calendar quarters ended September 30, June 30, and March 31, 1996;

     3. Thrift Financial Report for the Jefferson's subsidiary thrift institutions (Jefferson Savings & Loan Association, Ballwin, Missouri, and First Federal Savings Bank of North Texas,

Board of directors
L & B Financial, Inc.
January 23, 1997
Page 4



          Longview, Texas), for the 1995 calendar quarters, and for the calendar quarters ended September 30, June 30, and March 31, 1996, as filed with the Office of Thrift Supervision;

     4. Equity research reports regarding Jefferson prepared by Stifel, Nicolaus, & Co., St. Louis, Missouri;

     5. The condition of the financial institution industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all Federally-insured financial institutions;

     6. The economy in general and, in particular, the major trade areas in which Jefferson and its subsidiaries operate; and

     7. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we have reviewed, among other things:

     1. The Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both L&B and Jefferson, and representations and warranties of L&B and Jefferson with respect to the proposed Merger;

     2. The Proxy Statement-Prospectus, to which this opinion is appended, that is being furnished to the shareholders of L&B in connection with the proposed Merger;

     3. Jefferson's Form H-(e)3 Application to acquire L&B, as submitted to the Office of Thrift Supervision;

     4. The financial terms and price levels for profitable United States thrift organizations having total assets between $75 million & $250 million -- together with the financial performance and condition of such thrift organizations;

     5. The financial terms and stated price levels of other financial institutions, the proposed acquisition of which has been publicly announced by Jefferson subsequent to January 1, 1994, and prior to the date of this opinion;

     6. The price-to-equity and price-to-earnings multiples of financial institutions based in the mid-western United States which have publicly-traded common stock, together with the financial performance and condition of such financial institutions; and

Board of directors
L & B Financial, Inc.
January 23, 1997
Page 5


     7. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion -- not a certification of value.

We have relied upon the information provided by the management of L&B and Jefferson, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of L&B and Jefferson or their subsidiary institutions. We have also assumed that there has been no material change in the assets, financial conditions, results of operations, or business prospects of L&B and Jefferson since the date of the last financial statements made available to us. We have met with the management of both L&B and Jefferson for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the terms of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of L&B Financial, Inc.

This opinion is available for disclosure to the shareholders of L&B. Accordingly, we hereby consent to the inclusion of our opinion as an exhibit to the applications filed with the appropriate bank regulatory authorities, as an appendix to the Proxy Statement/Prospectus relating to the proposed Merger, and to the reference of our firm in the Proxy Statement/Prospectus.

                                       Respectfully submitted,

                                       THE BANK ADVISORY GROUP, INC.



                                       By /s/ J. Stephen Skaggs
                                          --------------------------

                                                                      APPENDIX C
                                                                      ----------


EXCERPTS OF TEXAS BUSINESS CORPORATION ACT (DISSENTERS' RIGHTS)


     5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.--A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his or her shares any consideration other than
(a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Last amended by Ch. 901 L. '91, eff. 8-26-91.)


     5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.--A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9. 10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)


     5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.--A. Any shareholder who has demanded payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his or her shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Jefferson's directors, officers, employees and agents have certain rights of indemnification provided under Article XVII of Jefferson's Certificate of Incorporation and Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law").

     Section 145 of the Delaware Corporation Law provides that a director, officer, employee or agent of a Delaware corporation who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a) must be indemnified by the corporation for all expenses of such litigation which are actually and reasonably incurred when he is successful on the merits or otherwise in defense of an action; (b) may be indemnified by the corporation for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation (other than a suit by or in the right or the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful); and (c) may be indemnified by the corporation for expenses of a suit by which are actually and reasonably incurred by or in the right of the corporation, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided, that no such indemnification may be made if such person is found liable to the corporation unless a court determines, in view of all the circumstances, that he or she is fairly and reasonably entitled to indemnification.

     Section 145 of the Delaware Corporation Law also empowers a corporation to advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by such person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     The Delaware indemnification statute described above also provides that the indemnification and advancement of expenses provisions of such statute are not exclusive of any rights an individual may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, the corporation retains the power to purchase and maintain liability insurance covering such persons, whether or not the corporation would have the power to indemnify him or her against such liability.

     Article XVII of Jefferson's Certificate of Incorporation contain provisions which are substantially similar to Section 145 of the Delaware Corporation Law described above, but such provisions make mandatory the permissive indemnification and advancement of expenses provisions of the statute. Article XVII further provides that, the indemnification provided by such articles shall be deemed to be a contract between Jefferson and the persons entitled to indemnification thereunder, and any repeal or modification of such Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payments provided for in Article XVII shall continue as to a person who has ceased to hold a position as a director, officer, employee or agent and shall inure to his or her heirs, executors and administrators. Article XVII further provides that if it or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, Jefferson shall nevertheless indemnify each director, officer, employee, and agent of

Jefferson as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of Jefferson to the full extent permitted by any applicable portion of Article XVII that shall not have been invalidated and to the full extent permitted by applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Jefferson pursuant to the foregoing provisions, Jefferson has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  The following exhibits are filed as part of this Registration
Statement:

          (2)* Agreement and Plan of Merger, dated September 25, 1996, by and among Jefferson Savings Bancorp, Inc., Jefferson Savings AcquisitionCo, Inc. and L & B Financial, Inc. (Appendix A to Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request;

          (5)       Opinion of Lewis, Rice & Fingersh, L.C. regarding legality;

          (8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences;

          (23)(a)   Consent of KPMG Peat Marwick LLP;

          (23)(b)   Consent of Oakerson, Arnold, Walker & Co.;

          (23)(c) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

          (23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences);

          (23)(e) Consent of The Bank Advisory Group, Inc. (in Fairness Opinion attached as Appendix B to Proxy
                    Statement/Prospectus);

          (24) *    Powers of Attorney;

          (99)(a)*  Form of Proxy Card for L & B Financial, Inc. Special
                    Meeting;

          (99)(b)* Form of Letter to Shareholders of L & B Financial, Inc. to accompany Proxy Statement/Prospectus;

          (99)(c)*  Form of Notice of L & B Financial, Inc. Special Meeting;

           *        Previously filed.

          (99)(d) Fairness Opinion of The Bank Advisory Group, Inc. (Appendix B to Proxy Statement/Prospectus); and

          (99)(e)* Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Appendix C to Proxy Statement/Prospectus).

          The following exhibits are incorporated herein by reference:

          (3)(a)    Certificate of Incorporation of Jefferson Savings Bancorp,
                    Inc.;

          (3)(b)    Bylaws of Jefferson Savings Bancorp, Inc., as amended; and

          (4) Rights Agreement, dated August 17, 1994, between Jefferson Savings Bancorp, Inc. and Boatmen's Trust Company.

                    Note: No long-term debt instrument issued by Jefferson Savings Bancorp, Inc. exceeds 10% of the consolidated total assets of Jefferson Savings Bancorp, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Jefferson Savings Bancorp, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on January 15, 1997.

                      JEFFERSON SAVINGS BANCORP, INC.


                   /s/ David V. McCay
                By ________________________________
                   David V. McCay
                   Chairman of the Board, President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on January 15, 1997.

          *
_______________________       Chairman of the Board, President and Chief
    David V. McCay            Executive Officer (principal executive officer)

          *
_______________________        Senior Vice President, Treasurer, Chief Financial
    Paul J. Milano             Officer and Senior Accounting Officer (principal
                               financial and accounting officer)
          *
_______________________       Director
    Frank C. Bick

          *
_______________________       Director
 William W. Canfield

          *
_______________________       Director
 Lloyd D. Doerflinger

          *
_______________________       Director
   Dorian D. Magwitz

              *
_____________________________  Director
   Forrest W. Miller, Jr.

              *
_____________________________  Director
      Edward G. Throop

   /s/ David V. McCay
_________________________________________
   *Attorney-in-fact

                               INDEX TO EXHIBITS

Number                              Exhibit
------                              -------

    (2)* Agreement and Plan of Merger, dated September 25, 1996, by and among Jefferson Savings Bancorp, Inc., Jefferson Savings AcquisitionCo, Inc. and L & B Financial, Inc. (Appendix A to the Proxy Statement/Prospectus).

    (3)(a) Certificate of Incorporation of Jefferson Savings Bancorp, Inc. (incorporated herein by reference from Registration Statement on Form S-1 filed December 23, 1992 (File No. 33-56324)).

    (3)(b) Bylaws of Jefferson Savings Bancorp, Inc., as amended, (incorporated herein by reference from Registration Statement on Form S-1 filed December 23, 1992 (File No. 33-56324)).

    (4) Rights Agreement, dated August 17, 1994, between Jefferson Savings Bancorp, Inc. and Boatmen's Trust Company (incorporated herein by reference from Registration Statement on Form 8-A, filed August 19, 1994).

    (5)       Opinion of Lewis, Rice & Fingersh, L.C. regarding legality.

    (8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences.

    (23)(a)   Consent of KPMG Peat Marwick LLP.

    (23)(b)   Consent of Oakerson, Arnold, Walker & Co.

    (23)(c) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality).

    (23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences).

    (23)(e) Consent of The Bank Advisory Group, Inc. (in Fairness Opinion attached as Appendix B to Proxy Statement/Prospectus).

    (24) *    Powers of Attorney.

    (99)(a)*  Form of Proxy Card for L & B Financial, Inc. Special Meeting.

    (99)(b)* Form of Letter to Shareholders of L & B Financial, Inc. to accompany Proxy Statement/Prospectus.

    (99)(c)*  Form of Notice of L & B Financial, Inc. Special Meeting.

    (99)(d) Fairness Opinion of The Bank Advisory Group, Inc. (Appendix B to Proxy Statement/Prospectus).

    (99)(e)* Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Appendix C to Proxy Statement/Prospectus).

*Previously Filed.